As filed with the U.S. Securities and Exchange Commission on June 16, 2006
Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XETHANOL CORPORATION
(Name of small business issuer in its charter)

Delaware	2860	84-1169517
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1185 Avenue of the Americas, 20th Floor, New York, New York 10036
(646) 723-4000
(Address and telephone number of principal executive offices)

1185 Avenue of the Americas, 20th Floor, New York, New York 10036
(646) 723-4000
(Address of principal place of business or intended principal place of business)

Christopher d’Arnaud-Taylor
Chairman, President and Chief Executive Officer
Xethanol Corporation
1185 Avenue of the Americas, 20th Floor
New York, New York 10036
(646) 723-4000
(Name, address and telephone number of agent for service)

Copy to:

Robert F. Mechur, Esq.
Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Tel (585) 232-5300
Fax (585) 232-3528

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount being registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	6,697,827 shares		$8.07	(2)	$54,051,464	$5,784
Common Stock, par value $.001 per share	1,339,605 shares	(3)	$8.07	(4)	$10,810612	$1,157
Common Stock, par value $.001 per share	669,846 shares	(5)	$8.07	(4)	$5,405,657	$578
Common Stock, par value $.001 per share	606,938 shares	(6)	$8.07	(4)	$4,897,990	$524
Total	9,314,216 shares				$75,165,723	$8,043

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(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the registrant’s common stock reported on the OTC Bulletin Board on June 15, 2006.

(3)	Issuable to certain investors upon the exercise of the registrant’s outstanding Series A Warrants.

(4)	Calculated pursuant to Rule 457(g).

(5)	Issuable to certain investors upon the exercise of the registrant’s outstanding Series B Warrants.

(6)	Issuable to placement agents upon the exercise of the registrant’s outstanding Series A Warrants.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2006

XETHANOL CORPORATION

9,314,216 Shares
of
Common Stock

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To be Offered by Holders of Common Stock and Holders
of Series A and Series B Warrants to Purchase Common Stock

This prospectus relates to the sale of up to 6,697,827 shares of the common stock of Xethanol Corporation by certain stockholders and the sale of up to 2,009,451 additional shares of common stock which may be issued by Xethanol Corporation upon the exercise of Series A Warrants and Series B Warrants issued to those stockholders. The shares of common stock, the Series A Warrants and the Series B Warrants were issued to the selling shareholders in a private placement transaction on April 13, 2006. In connection with that private placement transaction, Xethanol Corporation also issued its Series A Warrants to certain placement agents. This prospectus also relates to the sale of up to 606,938 additional shares of common stock which may be issued by Xethanol Corporation upon exercise of the Series A Warrants issued to such placement agents.

These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We are obligated to register the shares held by the selling stockholders listed in this prospectus pursuant to registration rights which have been granted to those selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.  Except with respect to amounts that may be received by us from the selling stockholders upon the exercise of the Series A and/or Series B Warrants, we will not receive proceeds from the sale of shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering.  The selling stockholders will bear all selling and other expenses incurred by them in connection with their sale of shares pursuant to this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol XTHN.OB. The high and low bid prices for shares of our common stock on June 13, 2006, were $8.68 and $8.05 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. On June 12, 2006, we were notified by the American Stock Exchange (the “Exchange”) that our common shares have been approved for listing on the Exchange. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if we are not in compliance with such standards.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the other shares. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

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An investment in these securities involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning on page 14.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is June 16, 2006

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. When considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.

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SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors”, regarding us and the common stock being sold in this offering.

Our History

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to in this prospectus as “Old Xethanol”, commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a “reverse triangular merger”, for the purpose of gaining access to the capital markets. In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado (“Zen”), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware (“Zen Acquisition”). Thereafter, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen. Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc. Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business. More information about these transactions can be found in the section of this prospectus entitled “Description of Business.”

Our Business

We are a producer of ethanol and other biofuel products. On August 8, 2005, President George W. Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act effectively transformed ethanol from a niche gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute under the Energy Policy Act. The Energy Bill sets forth minimum requirements for ethanol and biodiesel usage through 2012. It calls for a minimum of 4 billion gallons of renewable fuels to be used in 2006, increasing to 7.5 billion gallons by 2012.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce harmful emissions.  In 2006, approximately 30% of all U.S. gasoline will be blended with some percentage of ethanol and U.S. ethanol consumption will exceed 4 million gallons, according to the American Coalition for Ethanol, an independent organization of ethanol producers.

Old Xethanol was formed in January 2000 to capitalize on the growing market for ethanol and its co-products. Old Xethanol was a biotechnology-driven company with the primary goal of becoming a leader in the waste-to-ethanol industry. Old Xethanol commenced ethanol production in August 2003 with its first acquisition and plant, Iowa-based Permeate Refining, Inc. (“Permeate”). Permeate has a current production capacity of 1.6 million gallons of ethanol per year. In April 2005, we temporarily ceased operations at Permeate in order to refurbish the facility and to consider alternatives to maximize the strategic use of the facility. In October 2004, Old Xethanol purchased its second facility located in Blairstown, Iowa, which is now operated by our Xethanol BioFuels subsidiary. The plant has a nameplate production capacity of approximately 5.5 million gallons of ethanol per year using corn as its feedstock. At the time of the acquisition, the plant was idled and in bankruptcy. After substantial upgrades and refurbishment, we recommenced production in July 2005. The facility is currently producing at a production rate of approximately 6 million gallons per year. In addition to ethanol production, BioFuels also produces distiller’s wet grains, or DWG, a by-product of the traditional corn-to-ethanol process.

Our alternative fuel growth strategy encompasses a 4-pronged approach which is geared at ultimately increasing production levels and lowering production costs, thereby driving profitability. This approach is summarized as follows:

•	Increase production capacity at our Iowa facilities through the physical expansion of these facilities utilizing cutting-edge engineering design as well as integration of our processing technologies,

•
Employ a regional approach to building new ethanol production by focusing on port sites and coastal urban areas on the Atlantic and Gulf coasts. By creating a regional alliance strategy we will combine Xethanol’s ethanol expertise with local capital, human resources and project development skills to penetrate coastal markets presently being served by “imports” from the Corn Belt,employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we believe we have significant technological advantages; and

•	Manufacture and market products for use with fuels other than ethanol, such as a biodiesel that contains a fuel additive that we have sublicensed and expect to purchase from H2Diesel, Inc.

Recent Developments

Investment in H2Diesel, Inc. Effective April 14, 2006, we entered into an Investment Agreement with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). That agreement was amended on June 15, 2006, effective as of April 14, 2006 (as so amended, the “Amended Agreement”).

Under the terms of the Amended Agreement, the Investors purchased 3,250,000 shares of H2Diesel common stock, H2Diesel issued to us a total of 2,600,000 shares of H2Diesel common stock, H2Diesel granted the Investors the right to purchase an additional 2,000,000 shares of its Common Stock for an aggregate purchase price of $5,000,000 (the “Investor Option”), H2Diesel granted us the right to purchase up to an additional 2,000,000 shares of its common stock at an aggregate purchase price of $3,600,000 (the “Xethanol Option”), and we granted the Investors the right to require us to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of our common stock (the “Put Right”). On April 14, 2006, the Investors exercised their Put Rights, and we purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock in exchange for 500,000 shares of our common stock. We recorded the issuance of the 500,000 shares at a value $5,425,000 based on the closing price of our common stock on April 13, 2006. As of April 30, 2006, we own 5,850,000 shares of H2Diesel Common Stock which represents a 45% ownership interest in H2Diesel.

As a consequence of the Investors’ exercise of the Put Option, if we exercise the Xethanol Option, the Investors may purchase up to 500,000 shares of the 2,000,000 shares of H2Diesel common stock that we are entitled to purchase pursuant to the Xethanol Option and we may purchase the remaining shares. We may purchase any of the shares that the Investors do not exercise their right to purchase.

Also as a consequence of the Investors’ exercise of the Put Option, the right to exercise the Investor Option was transferred to us. The Investors retained the right to purchase up to 500,000 of the shares that are subject to the Investor Option if we exercise the transferred Investor Option. If they do not exercise their right to purchase all of the 500,000 shares of H2Diesel common stock that they are entitled to purchase pursuant to their retained Investor Option rights, then we may purchase those shares.

In connection with the Agreement, we and H2Diesel entered into a Management Agreement and Sublicense Agreement, each of which is dated April 14, 2006. The Sublicense Agreement was amended and restated on June 15, 2006, effective April 14, 2006, in an Amended and Restated Sublicense Agreement (as so amended and restated, the “Amended Sublicense Agreement”). Under the Management Agreement, we will manage the business of H2Diesel. We received 1,300,000 of the 2,600,000 shares of H2Diesel common stock issued to us pursuant to the Amended Agreement as a non-refundable fee for our services under the Management Agreement.

Under the Amended Sublicense Agreement, we were granted an exclusive sublicense to produce in Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida products (“Products”) incorporating a fuel additive (the “Additive”) manufactured by H2Diesel and a non-exclusive license to sell those Products anywhere within North America, Central America and the Caribbean. Additional territories may be added by written agreement of the parties. We believe that the Additive improves the performance of biodiesel fuels and is based upon a formula and certain proprietary technology (the “Technology”) that is licensed to H2Diesel by its inventor.

Under the Amended Sublicense Agreement, H2Diesel must sell us Additive sufficient to meet our requirements for the production of Product at the lower of its actual cost or the price at which it sells Additive to unrelated third parties, or at such other price as we and H2Diesel may agree. We are obligated to pay certain royalties to H2Diesel based on sales of Products by us or our sublicensees. The royalty (the “Royalty”) that we must pay per gallon of Product that we or our distributors sell is the lesser of $.10 per gallon or the lowest per gallon royalty that H2Diesel charges to unrelated entities. The minimum total Royalties that we must pay during the first royalty period, which begins on the date H2Diesel first notifies us that it can produce and deliver Additive in sufficient quantities to meet our requirements, is able to do so and provides us with the technical and engineering specifications necessary for a plant to produce the Products (the “Trigger Date”) and ends 12 months later, is the total Royalties that would be payable based upon sales of 20,000,000 gallons of Product (the “Minimum Sales Amount”). The Minimum Sales Amount increases by 10,000,000 barrels for each succeeding 12 month period during the initial term of the Amended Sublicense Agreement, which ends 10 years from the Trigger Date. If we do not meet the Minimum Sales Amount, or pay the Royalties that would have been payable had we met the Minimum Sales Amount, in any twelve-month period, our rights become non-exclusive. H2Diesel also has the right to terminate the Amended Sublicense Agreement if Royalties based upon the Minimum Sales Amount are not paid for the first three twelve-month periods after the Trigger Date. The Amended Sublicense Agreement automatically renews for successive one year periods provided there is no existing default at the time of renewal.

Also on June 15, 2006, we entered into a Technology Access Agreement with H2Diesel, pursuant to which H2Diesel will deliver to us the formula for the Additive and all know-how in its possession, under its control or available from its licensor of the Technology that relates to the manufacture of the Additive. H2Diesel is required to continue to provide us with information regarding modifications to that formula or know-how. We have no right to use the formula or the know-how so long as H2Diesel is not in default of its obligations under the Amended Sublicense Agreement. After an event of default, we have the right to use the formula and know-how to produce Additive to meet our needs to exercise our right to sell Product under the Amended Sublicense Agreement. We must pay H2Diesel the royalties we would otherwise have paid in connection with sales of Product, but may offset the amount by which the cost we incur in manufacturing the Product ourselves exceeds the price that we would otherwise have paid H2Diesel. We have retained the right to seek damages from H2Diesel for any excess cost of the Additive.

CoastalXethanol, LLC. In April 2006, we entered into a letter of intent with Coastal Energy Development, Inc., a Georgia corporation (“Coastal”), to jointly development plants for the production of ethanol in the State of Georgia and in the South Carolina counties in which the cities of Charleston and Georgetown are located. In April 2006, we formed a subsidiary, CoastalXethanol, LLC (“CoastalXethanol”) for the purpose of implementing the projects contemplated by that letter of intent. On May 30, 2006, we entered into an Organizational Agreement (“Organizational Agreement”) with Coastal, pursuant to which we and Coastal organized CoastalXethanol. On the same date, we and Coastal entered into an Operating Agreement that relates to the operation and management of CoastalXethanol. The purpose for which CoastalXethanol was organized is to develop and operate facilities for the production of ethanol in the State of Georgia and in certain parts of the State of South Carolina. Xethanol has granted CoastalXethanol the exclusive right to use its technology for the development and operation of such facilities in the geographic areas in which CoastalXethanol intends to construct its facilities.

We own 80% of the membership interests in CoastalXethanol and Coastal owns 20% of the membership interests in CoastalXethanol. In connection with those Agreements, we issued to Coastal a warrant to purchase 200,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. We have granted Coastal certain registration rights with respect to the shares underlying such warrants. In the event of a Change of Control of us, Coastal will have the right to exchange its interest in CoastalXethanol for our shares, at an exchange rate that is based upon the appraised value of Coastal’s interest in CoastalXethanol and 95% of our market price of Xethanol Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. We have also agreed to permit Coastal to require us to exchange Coastal’s interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. Coastal has agreed to permit us to require Coastal to exchange its interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if we and Coastal cannot agree, based upon the appraised value of Coastal’s interest in CoastalXethanol and the market price of our Common Stock for the 30 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol.

In May 2006, CoastalXethanol signed a letter of intent with Pfizer, Inc. to purchase Pfizer's pharmaceutical manufacturing complex located in Augusta, Georgia. CoastalXethanol intends to adapt that plant for use in producing ethanol from cellulosic and other biomass waste streams generated by industrial producers in the surrounding areas.

NewEnglandXethanol, LLC. In April 2006, we formed NewEnglandXethanol LLC (“NewEnglandXethanol”). In June 2006, we entered into an Organizational Agreement with Global Energy and Management, LLC (“Global”) and an Operating Agreement with NewEnglandXethanol and Global relating to the operation and management of New England Xethanol. The purpose for which NewEnglandXethanol was formed and organized is to develop and operate ethanol production plants in Connecticut, Massachusetts, Rhode Island, New Hampshire, Maine and Vermont. The parties intend that each of those plants will be owned by a special purpose limited liability company owned by NewEnglandXethanol and third party investors and operated by Global.

The initial manager of NewEnglandXethanol will be Lee R. Tyrol, a principal of Global. Pursuant to the Organizational Agreement, Global will provide those special limited liability companies with certain services that are listed in the Organizational Agreement, and they will pay Global the fees set forth in the Organizational Agreement. We and Global each own 50% of the membership interests in NewEnglandXethanol.

In connection with our agreement with Global, we issued to Global a warrant to purchase 20,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the date of the Organizational Agreement and expires on the fourth anniversary of the date of the Organizational Agreement. We have granted Global certain registration rights with respect to the shares underlying such warrants. In the event of a Change of Control of us, Global will have the right to exchange its interest in NewEnglandXethanol for shares of our Common Stock, at an exchange rate that is based upon the appraised value of Global’s interest in NewEnglandXethanol and 95% of the market price of our Common Stock for the 15 days preceding the completion of the valuation of Global’s interest in NewEnglandXethanol. We have also agreed to permit Global to require us to exchange its interest in NewEnglandXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. The exchange rate will be set by mutual agreement or, if we and Global cannot agree, based upon the appraised value of Global’s interest in NewEnglandXethanol and 90% of the closing price of our Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in NewEnglandXethanol.

Advanced Biomass Gasification Technologies, Inc. Also in June 2006, pursuant to an Agreement and Plan of Acquisition, we purchased all of the shares of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation in exchange for 136,838 shares of our Common Stock. ABGT is the licensee from the Energy & Environmental Research Center (the “Center”) of certain patents and know-how related to lignin and biomass gasification in Imbert gasifiers (the “Gasification Technology”). ABGT is also a party to a Base Research Agreement with the University of North Dakota Energy & Environmental Research Center, which has agreed to perform initial research, development, demonstration, productizing and project implementation work with respect to the Gasification Technology, to provide the results of that work to ABGT, to give ABGT a one-year exclusive right of first negotiation to license inventions, discoveries or computer software developed as a result of that project and to grant ABGT a nonexclusive right to use any such invention, discovery, computer software or improvement internally to ABGT.

The license that the Center granted to ABGT is a worldwide license having a term that is the longer of 20 years or the life of the licensed Gasification Technology. Subject to the satisfaction by ABGT of certain royalty obligations, the license is exclusive in the fields of Lignin and Biomass Feedstock Gasification in Imbert gasifiers of up to 10 megawatt thermal. ABGT has the right to sublicense its rights. ABGT is obligated to pay the Center royalties based upon its sales of equipment that use the licensed technology, the fuel and/or electricity savings of ABGT’s customers and ABGT’s sublicensing income If ABGT does not meet certain minimum royalty thresholds, which apply on a country-by-country basis, its rights in that country become nonexclusive and extend for the term of the license agreement. ABGT also has certain obligations to commercialize the technology based upon milestones that are set forth in the license agreement.

Issuance of Equity Securities to Investors. On April 13, 2006, we concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with 100 investors (the “Investors”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Investor Purchase Agreement”). Those transactions resulted in the sale to the Investors of an aggregate of 6,697,827 shares of our par value common stock at a purchase price of $4.50 per share (the “Shares”), the issuance of our three-year Series A Warrants to purchase up to an aggregate of 1,339,605 shares of our common stock at an exercise price of $4.50 per share, and the issuance of our three-year Series B Warrants to purchase up to 669,846 shares of common stock at an exercise price of $6.85 per share.

In connection with these transactions we received $30,139,951, from the sale of the Shares and the Class A and Class B Warrants. Of that amount, we paid total commissions in the amount of $2,468,397 to certain placement agents. In addition, we issued Class A Warrants to purchase an aggregate of 606, 938 shares of common stock to certain placement agents who provided services to us in connection with the sale of the Shares and the Class A Warrants and the Class B Warrants to the Investors. We may receive up to an additional $6,028,222 over the next three years upon exercise by the Investors of the Series A Warrants, and up to an additional $4,588,445 over the next three years upon exercise by the Investors of the Series B Warrants. Assuming the exercise of all Class A Warrants and all Class B Warrants by the Investors, we may receive an additional amount of $10,616,667 from the Investors. We may also receive up to an additional $2,731,221 over the next three years upon exercise by the placement agents of the Class A Warrants issued to them.

In addition to the Investor Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors whereby we agreed to file a Registration Statement with the Securities and Exchange Commission on Form SB-2 or any other form appropriate for such purpose (the “Registration Statement”) within 30 days of the closing of the sale of the Shares. We are required to use best efforts to have the Registration Statement declared effective within 90 days (or, under certain circumstances, within 120 days) following the closing of the sale of the Shares.

The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by each of the Investors in connection with the transactions. The purchase price paid by the Investors as consideration for the common stock, the warrants, and other transactions contemplated by the Investor Purchase Agreement was determined through arms-length negotiations between the parties.

The Investor Purchase Agreement, the Registration Rights Agreement, the form of Series A Warrant and the form of Series B Warrant have been included as exhibits to the registration statement of which this prospectus is a part. The Series A Warrants and the Series B Warrants that have been issued to each Investor and the Series A Warrants that have been issued to the placement agents are identical to the form of Series A Warrant and Series B Warrant included as exhibits, except as to the number of shares of Common Stock that are covered by such Warrants. Please review these documents for additional information regarding the terms of these agreements.

Issuance of Equity Securities to Goldman Sachs & Co. On April 13, 2006, we also concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with Goldman, Sachs & Co. (“Goldman”) relating to the sale to Goldman of our common stock, and the issuance to Goldman of our Series A Warrants and Series B (“Goldman Purchase Agreement”). We sold 888,889 shares of our value common stock at a purchase price of $4.50 per share to Goldman and issued to Goldman our Series A Warrants to purchase up to 177,778 shares of our common stock at an exercise price of $4.50 per share and our Series B Warrants to purchase up to 88,889 shares of common stock at an exercise price of $6.85 per share. We received $4,000,000 in connection with the purchase by Goldman of our common stock, the Series A Warrants and the Series B Warrants. We can receive up to an additional $800,001 over the next three years upon the exercise by Goldman of the Series A Warrants and up to an additional $608,889 over the next three years upon the exercise by Goldman of the Series B Warrants. Assuming the exercise by Goldman of all of its Series A and Series B Warrants, the total investment by Goldman in our company would be $5,408,890.

The securities issued pursuant to the Goldman Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by Goldman in connection with the transactions. The purchase price paid by Goldman as consideration for the common stock, the warrants, and other transactions contemplated by the Goldman Purchase Agreement was determined through arm's-length negotiations between the parties.

Conversion of Senior Secured Royalty Income Notes. On April 21, 2006, the holders of our $5,000,000 Senior Secured Royalty Income Notes (the “January ‘05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August ‘05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share.

In connection with the conversions, we issued 1,250,000 shares of our common stock and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the January ‘05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the August ‘05 Notes.

Issuance of Shares and Exchange Rights to H2Diesel, Inc. In connection with our Amended Agreement with the investors and H2Diesel, we granted the Investors the right to require us to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of our Common Stock (the “Put Right”). On April 14, 2006, the Investors exercised their Put Rights, and we purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock in exchange for 500,000 shares of our common stock. We recorded the issuance of the 500,000 shares at a value $5,425,000 based on the closing price of our common stock on April 13, 2006. The securities issued to the Investors were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by the Investors in connection with the transactions.

Issuance of Warrant to Coastal Energy Development, Inc. In connection with our Organizational Agreement with Coastal, we issued to Coastal a warrant to purchase 200,000 shares of our Common Stock, par value $.001 per share, at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. We have granted Coastal certain registration rights with respect to the shares underlying such warrants. Exemption from registration of such securities is claimed under Section 4(2) of the Securities Act of 1933, as amended.

Issuance of Warrant to Global Energy and Management, LLC. In connection with our Organizational Agreement with Global, we issued to Global a warrant to purchase 20,000 shares of our Common Stock, par value $.001 per share, at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the Organizational Agreement and is exercisable until the fourth anniversary of the Organizational Agreement. We have granted Global certain registration rights with respect to the shares underlying such warrants. Exemption from registration of such securities is claimed under Section 4(2) of the Securities Act of 1933, as amended.

Acquisition of Advanced Biomass Gasification Technologies, Inc. Pursuant to the Agreement and Plan of Acquisition between us and UTEK Corporation we issued to UTEK 136,838 shares of our Common Stock in exchange for all of the shares of Advanced Biomass Gasification Technologies, Inc. The securities issued pursuant to that Agreement and Plan of Acquisition were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by UTEK in connection with the transactions.

Corporate Information

Our Corporate Headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, and our telephone number is (646) 723-4000. Our website is located at www.xethanol.com. Information on our website is not part of this prospectus.

The Offering

Shares of Common Stock Offered by the Selling Stockholders:

Number of presently outstanding shares being offered by this prospectus	6,697,827 shares	(1)
Number of shares that may be issued and may be offered upon exercise of outstanding Series A and Series B warrants to purchase common stock	2,616,389 shares	(2)
Total number of shares that may be offered by this prospectus	9,314,216 shares
Common stock outstanding	27,285,648 shares	(3)

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock presently outstanding that are being offered hereunder. We will receive the warrant exercise price of any common stock we sell to the selling stockholders upon exercise of warrants for cash, but will not receive any of the proceeds from the sale of those shares of common stock. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes.

OTC Bulletin Board symbol	XTHN.OB

——————
(1)	Includes 6,697,827 shares of common stock issued to Investors in connection with a private placement transaction which occurred on April 3, 2006.

(2)
Reflects 2,009,451 shares of common stock reserved for issuance upon exercise of our outstanding Investor Series A and Series B Warrants and 606,938 shares of common stock reserved for our placement agent Series A Warrants.

(3)	Shares of common stock outstanding as of June 13, 2006. Does not include:

•	3,105,301 shares of common stock reserved for issuance pursuant to purchase by Fusion Capital;

•	2,883,056 shares of common stock that are reserved for issuance pursuant to outstanding Series A and B warrants to purchase common stock;

•	1,575,000 shares of common stock reserved for issuance pursuant to currently outstanding stock options under our 2005 Incentive Compensation Plan;

•	2,134,720 shares of common stock reserved for issuance pursuant to outstanding warrants to purchase common stock; and

•	107,930 shares of common stock reserved for issuance pursuant to additional stock options that may be granted under our 2005 Incentive Compensation Plan.

RISK FACTORS

You should carefully read and consider the risks and uncertainties described below and the other information contained in this prospectus. The risks and uncertainties described below are not the only ones we may face. The following risks, together with the additional risks and uncertainties not currently known to us or that we currently deem immaterial could impair our financial condition and results of operation. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our current operations have a limited operating history and our Blairstown plant only recently commenced operations. An investment in our securities is a speculative investment as a result of these and other factors

Old Xethanol began ethanol production operations in September 2003 with the acquisition of our Permeate Refining plant in Hopkinton, Iowa. In October 2004, Old Xethanol acquired our second plant in Blairstown, Iowa which commenced operations in July 2005. Since the inception of our current business operations, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. Our primary production facility, Xethanol BioFuels, commenced operations in July 2005. Accordingly, we have a limited relevant operating history upon which an evaluation of our performance and future prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies.

We have had a history of net losses. Our biomass-to-ethanol technologies are unproven on a large-scale commercial basis and could fail to perform in a commercial production environment. Our licensed biodiesel fuel additive technology could fail to perform, or to do so in a manner that makes its production commercially feasible. These factors could have a detrimental effect on the possibility for long-term capital appreciation of our stock.

During the period from January 24, 2000 (date of inception) to March 31, 2006, we incurred a net loss of $17,605,967, and may continue to incur additional losses, depending upon our ability to generate material revenues or achieve profitable operations from ethanol production. While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from biomass are still in a development stage. The technologies which we are pursuing for ethanol production from biomass have never been utilized on a large-scale commercial basis. All of the tests which we have conducted to date  with respect to our biomass technologies, have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biomass technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

The technology that we have sublicensed for the production of an additive to biodiesel fuels is currently being tested by us. That technology has never been used in commercial production, and there can be no assurance that it will be commercially feasible to manufacture and distribute products using that additive or that it will not require further research and development, and the additional expense such research and development will require, in order to do so.

Strategic acquisitions could have a dilutive effect on your investment. Failure to make accretive acquisitions and successfully integrate them could adversely affect our future financial results

As part of our growth strategy, we will seek to acquire or invest in complementary (including competitive) businesses, facilities or technologies and enter into co-location joint ventures. Our goal is to make such acquisitions, integrate these acquired assets into our operations and reduce operating expenses. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

We will also seek to enter into joint ventures to construct and operate facilities to manufacture ethanol. Those facilities may be managed by us or by our co-venturers. If those facilities are managed by our co-venturers, we may have little or no control over their success. In any event, the construction and operation of those facilities could entail unforeseen difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any such joint ventures will be realized. The formation and operation of such joint ventures could also require the expenditure of our funds and require us to incur debt and other liabilities, which could materially and adversely affect our operating results or financial position.

Our business employs proprietary technology and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

Our success depends, in part, on our ability to obtain patents, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We currently have patent applications pending and are in the process of filing additional patent applications in the United States. We may, in the future, file foreign patent applications. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We will have a need for financing in order to expand our operations, which may not be available when needed. If we cannot obtain needed funding to expand our operations, we may have to curtail our expansion, sell some of our assets or take actions that may dilute your financial interest.

We have financed our operations to date through the sale of our common stock and warrants in privately-negotiated transactions with accredited investors as well as our senior secured note financings. Based on our current financial position, including the proceeds from the sale of our common stock to the Investors and Goldman, cash forecast and plan of operation, we believe that we have adequate cash resources to sustain our operations. However, future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of our proprietary biomass-to-ethanol technologies, the nature and timing of plant improvements, construction, permitting and acquisitions, capital and operational funding requirements of joint ventures that we may enter and the availability of financing. The expansion of our business may require us to commit significant capital resources in amounts substantially in excess of our current financial resources.

We are dependent upon Christopher d’Arnaud-Taylor, our Chairman, President and Chief Executive Officer, who we need in order to succeed.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of Christopher d’Arnaud-Taylor, our Chairman, President and Chief Executive Officer, due to his contacts in the ethanol and biomass industries and his overall insight into our business direction. Our failure to retain Mr. d’Arnaud-Taylor, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers. See “Management.”

Because we are smaller and have fewer financial resources than many larger ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry.

There is significant competition among existing ethanol producers. Our business faces competition from larger plants, from plants that can produce a wider range of products than we can, and from other plants similar to our existing and proposed ethanol plants. In addition, our business may face competition from new entrants to our intended markets. Our ethanol plants will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. Large ethanol producers are capable of producing a significantly greater amount of ethanol than we can and expect to produce.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability.

Our existing and proposed ethanol plants will also compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

Our profits are impacted by corn supply and feedstock prices, which could impact the value of your investment.

Until we are able to integrate waste starches and sugars and biomass feedstock into our production system, we will be producing ethanol from corn as our feedstock. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, global demand and supply or other factors could result in increased corn costs which would increase our cost to produce ethanol. The significance and relative impact of these factors on the price of corn is difficult to predict. Significant variations in actual growing conditions from normal growing conditions may also adversely affect our ability to procure corn for its plants. Any events that tend to negatively impact the supply of corn will tend to increase prices and harm our business.

Rising corn prices will result in lower profit margins for the production of ethanol and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Substantial increases in the price of corn have in the past caused some ethanol plants to temporarily cease production or lose money. We cannot assure you that we will be able to offset any increase in the price of corn by increasing the price of our products. If we cannot offset increases in the price of corn, our financial performance may be materially and adversely affected.

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

Increased ethanol production in the United States could increase the demand for feedstocks and the resulting price of feedstocks, reducing our profitability.

New ethanol plants are under construction throughout the United States. This increased ethanol production could increase feedstock demand and prices, resulting in higher production costs and lower profits.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material, adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

Risks Related to Government Regulation and Subsidization

Federal regulations concerning tax incentives could expire or change, which could cause an erosion of the current competitive strength of the ethanol industry.

Congress currently provides certain federal tax credits for ethanol producers and marketers. The ethanol industry and our business depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry could have a material adverse impact on our business by making it more costly or difficult for it to produce and sell ethanol. We believe that a decreased demand for ethanol could result from the elimination or curtailment of the federal ethanol tax incentives

Lax enforcement of environmental and energy policy regulations may adversely affect the demand for ethanol.

Our success will depend, in part, on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, our future prospects will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our plants also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Iowa. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

Our existing and proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

Risks Related to an Investment in Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

The market price of our common stock has fluctuated in the past, and may continue to fluctuate significantly in response to factors, some of which are beyond our control. For example, since our reverse merger in February 2005 through June 15, 2006, the high and low bid price for our common stock has been $16.18 and $2.70 per share, respectively. Factors which could affect the market price of our common stock include the following:

•	our inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water,

•	market factors affecting the demand for ethanol such as price, competition and general economic conditions,

•	discontinuation or limitations on state and federal ethanol subsidies,

•	negative public sentiment toward ethanol production and use, and

•	environmental restrictions increasing the costs and liabilities of ethanol production.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of fuel-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be intensified under circumstances where the trading volume of our common stock is low.

We may not be able to attract the attention of major brokerage firms for research and support.

Securities analysts of major brokerage firms may not provide us with coverage since there is no incentive for brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Our common stock may be considered “a penny stock” and may be difficult for you to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. For much of its trading history since February 2005, the market price of our common stock was less than $5.00 per share, although it has been higher than $5.00 per share continuously since February 21, 2006. If the market price falls to less than $5.00 per share, our common stock may be designated as a “penny stock” according to SEC rules. Applicable rules require any broker or dealer selling penny stocks to, among other things, provide the customer with a standardized disclosure document which is designed to explain the risks that are associated with penny stock investments. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

The sale of our common stock in private equity offerings or to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by investors or Fusion Capital could cause the price of our common stock to decline.

The issuance of shares to pursuant to private equity offerings will dilute the percentage interests of existing stockholders and could have an adverse effect on the market price of our common stock.

The purchase price for the common stock to be sold to Fusion Capital pursuant to their common stock purchase agreement will fluctuate based on the market price of our common stock from time to time. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares remaining available for sale under the common stock purchase agreement will be sold to Fusion Capital over a period of up to 25 months from December 28, 2005, the date of the prospectus covering the resale of such shares by Fusion Capital. Depending upon market liquidity at the time, a resale of such shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. The resale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such resales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Up to 30,954,122 shares of our common stock may be offered from time to time in the open market, including the shares offered pursuant to this prospectus. These sales may have a depressive effect on the market for the shares of our common stock. Moreover, additional shares of our common stock, including shares that have been issued in private placements, may be sold from time to time in the open market pursuant to Rule 144. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated at specified intervals.  Subject to satisfaction of a two-year holding requirement, non-affiliates of an issuer may make sales under Rule 144 without regard to the volume limitations and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Sales of our common stock by our affiliates are subject to Rule 144.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, as a consequence of such failure, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed.

Commencing July 15, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. In connection with their audit of our financial statements for the fiscal year ended December 31, 2004, our independent accountants notified us and our board of directors that they had identified significant deficiencies that they considered material weaknesses in our internal controls. The material weaknesses related to the financial reporting process and segregation of duties. We have augmented and continue to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of all other stockholders.

Our officers, directors and principal stockholders control approximately 8.8% of our currently outstanding shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could inhibit a takeover at a premium price.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

DETERMINATION OF OFFERING PRICE

These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We are obligated to register the shares held by the selling stockholders listed in this prospectus pursuant to registration rights which have been granted to those selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can be based only on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. .Actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements under the captions “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business”, as well as other sections in this prospectus. You should be aware that the occurrence of any of the events discussed under these captions and elsewhere in this prospectus could substantially harm our business, the results of our operations and our financial condition. You should also be aware. that, if any of these events occurs, the trading price of our common stock could decline, and you could lose all or part of the value of your shares of our common stock. These events include, but are not limited to, the following:

•	the availability and adequacy of our cash flow to meet our requirements;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of one or more of our plants due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business and growth strategy (including our plant acquisition strategy and regional co-location strategy), capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing us at: Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, Attention: Mr. Lawrence S. Bellone, Chief Financial Officer or telephoning us at: (646) 723-4000.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We may receive up to a maximum, of $13,347,889 upon the exercise of currently outstanding Series A Warrants and Series B Warrants included in this prospectus, over a period of three years. If we receive funds as a result of the exercise of the Series A Warrants and/or the Series B Warrants, we will allocate such proceeds to working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Holders

As of June 15, 2006, there were approximately 7,300 record holders of our common stock and there were 27,285,648 shares of our common stock outstanding.

Market Information

Our shares of common stock are quoted on the OTC Bulletin Board under the trading symbol XTHN.OB. On June 12, 2006, we were notified by the American Stock Exchange (the “Exchange”) that our common shares have been approved for listing on the Exchange. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if we are not in compliance with such standards.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board. These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2004 :

First Quarter	$1.05	$0.80
Second Quarter	1.05	0.80
Third Quarter	1.05	0.80
Fourth Quarter	1.05	0.80

Year Ending December 31, 2005 (1) :

First Quarter (through February 2)	$1.05	$0.80
First Quarter (February 3 to March 31)	5.00	3.00
Second Quarter	4.50	2.70
Third Quarter	7.77	3.25
Fourth Quarter	6.05	3.70

Year Ending December 31, 2006 :

First Quarter	$6.80	$2.30
Second Quarter (through June 13, 2006)	16.18	6.85
_______________________
(1)
First quarter 2005 market information is divided at February 2, 2005, the closing date of our reverse merger transaction. Our shares of common stock became eligible for quotation on the OTC Bulletin Board in 2003, at which time quotations related only to Zen Pottery Equipment, Inc. (under the symbol ZPYE.OB). In April 2005, our symbol was changed to XTHN.OB

Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our articles of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that we may deem relevant.

Equity Compensation Plan Information

At the time of the merger, neither we nor Old Xethanol had any outstanding stock options. On February 2, 2005, following the completion of the merger, the Board of Directors of our company adopted the Xethanol Corporation 2005 Incentive Compensation Plan (the “2005 Plan”), which our stockholders subsequently approved.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards is 2,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. As of June 15, 2006, 317,070 shares of our common stock and stock options to purchase 1,575,000 shares of our common stock have been granted under the 2005 Plan. See “Management - Incentive Compensation Plan” for a detailed description of the plan.

The following table provides information regarding the status of our existing equity compensation plans at June 15, 2006:

Equity Compensation Plan Information

Plan category	Shares of commonstock issued and sharesof common stock to beissued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the previous columns)

Equity compensation plans approved by stockholders (1)	1,892,070	(2)	$6.17	107,930
Equity compensation plans not approved by stockholders	—		—	—
Total	1,892,070	(2)	$6.17	107,930

(1) Represents the 2005 Plan.
(2) Consists of 317,070 shares of issued common stock and stock options to purchase 1,575,000 shares of our common stock with exercise prices ranging from $3.75 to $12.92 per share.

Recent Sales and Issuances of Unregistered Securities

Fiscal 2006

Issuance of Equity Securities to Investors. On April 13, 2006, we concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with 100 investors (the “Investors”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Investor Purchase Agreement”). Those transactions resulted in the sale to the Investors of an aggregate of 6,697,827 shares of our $.001 par value common stock at a purchase price of $4.50 per share (the “Shares”), the issuance of our three-year Series A Warrants to purchase up to an aggregate of 1,339,605 shares of our common stock at an exercise price of $4.50 per share, and the issuance of our three-year Series B Warrants to purchase up to 669,846 shares of common stock at an exercise price of $6.85 per share.

In connection with these transactions we received $30,139,951, from the sale of the Shares and the Class A and Class B Warrants. Of that amount, we paid total commissions in the amount of $2,468,397 to certain placement agents. In addition, we issued Class A Warrants to purchase an aggregate of 606,938 shares of common stock to certain placement agents who provided services to us in connection with the sale of the Shares and the Class A Warrants and the Class B Warrants. As a result of these transactions, we may receive up to an additional $8,759,443 over the next three years upon exercise by Investors and the placement agents of the Series A Warrants and up to an additional $4,588,445 over the next three years upon exercise by Investors of the Series B Warrants. Assuming the exercise of all Class A Warrants and all Class B Warrants by Investors, we may receive an additional amount of $10,616,667 from the Investors. We may also receive up to an additional $2,731,221 over the next three years upon exercise by the placement agents of the Class A Warrants issued to them.

In addition to the Investor Purchase Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, whereby we agreed to file a Registration Statement with the Securities and Exchange Commission on Form SB-2 or any other form appropriate for such purpose (the “Registration Statement”) within 30 days of the closing of the sale of the Shares. We are required to use best efforts to have the Registration Statement declared effective within 90 days (or, under certain circumstances, within 120 days) following the closing of the sale of the Shares.

The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by each of the Investors in connection with the transactions. The purchase price paid by the Investors as consideration for the common stock, the warrants, and other transactions contemplated by the Investor Purchase Agreement was determined through arms-length negotiations between the parties.

The Investor Purchase Agreement, the Registration Rights Agreement, the form of Series A Warrant and the form of Series B Warrant have been included as exhibits to the Registration Statement of which this prospectus is a part. The Series A Warrants and the Series B Warrants that have been or will be issued to each Investor and to the placement agents are identical to the form of Series A Warrant and Series B Warrant included as exhibits, except as to the number of shares of Common Stock that are covered by such Warrants. Please review these documents for additional information regarding the terms of these agreements.

Issuance of Equity Securities to Goldman Sachs & Co. On April 13, 2006, we also concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with Goldman Sachs (“Goldman”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B (“Goldman Purchase Agreement”). These transactions resulted in the sale of 888,889 shares of our $.001 par value common stock at a purchase price of $4.50 per share to Goldman and the issuance of our Series A Warrants to purchase up to 177,778 shares of our common stock at an exercise price of $4.50 per share and the issuance of our Series B Warrants to purchase up to 88,889 shares of common stock at an exercise price of $6.85 per share. We received $4,000,000 in connection with the purchase by Goldman of our common stock, Class A Warrants and Class B Warrants. We can receive up to an additional $800,001 over the next three years upon the exercise by Goldman of the Series A Warrants and up to an additional $608,889 over the next three years upon the exercise by Goldman of the Series B Warrants. Assuming the exercise by Goldman of all of its Series A and Series B Warrants, the total investment by Goldman would be $1,408,890.

The securities issued pursuant to the Goldman Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed based upon, among other things, certain representations made by each of the Goldman in connection with the transactions. The purchase price paid by Goldman as consideration for the common stock, the warrants, and other transactions contemplated by the Goldman Purchase Agreement was determined through arm's-length negotiations between the parties.

Investment in H2Diesel, Inc. Effective April 14, 2006, we entered into an Investment Agreement with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). That agreement was amended on June 15, 2006, effective as of April 14, 2006 (as so amended, the “Amended Agreement”).

Under the terms of the Amended Agreement, the Investors purchased 3,250,000 shares of H2Diesel common stock, H2Diesel issued to us a total of 2,600,000 shares of H2Diesel common stock, H2Diesel granted the Investors the right to purchase an additional 2,000,000 shares of its Common Stock for an aggregate purchase price of $5,000,000 (the “Investor Option”), H2Diesel granted us the right to purchase up to an additional 2,000,000 shares of its common stock at an aggregate purchase price of $3,600,000 (the “Xethanol Option”), and we granted the Investors the right to require us to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of our common stock (the “Put Right”). On April 14, 2006, the Investors exercised their Put Rights, and we purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock in exchange for 500,000 shares of our common stock. We recorded the issuance of the 500,000 shares at a value $5,425,000 based on the closing price of our common stock on April 13, 2006. As of April 30, 2006, we own 5,850,000 shares of H2Diesel Common Stock which represents a 45% ownership interest in H2Diesel.

As a consequence of the Investors’ exercise of the Put Option, if we exercise the Xethanol Option, the Investors may purchase up to 500,000 shares of the 2,000,000 shares of H2Diesel common stock that we are entitled to purchase pursuant to the Xethanol Option and we may purchase the remaining shares. We may purchase any of the shares that the Investors do not exercise their right to purchase.

Also as a consequence of the Investors’ exercise of the Put Option, the right to exercise the Investor Option was transferred to us. The Investors retained the right to purchase up to 500,000 of the shares that are subject to the Investor Option if we exercise the transferred Investor Option. If they do not exercise their right to purchase all of the 500,000 shares of H2Diesel common stock that they are entitled to purchase pursuant to their retained Investor Option rights, then we may purchase those shares.

In connection with the Agreement, we and H2Diesel entered into a Management Agreement and Sublicense Agreement, each of which is dated April 14, 2006. The Sublicense Agreement was amended and restated on June 15, 2006, effective April 14, 2006, in an Amended and Restated Sublicense Agreement (as so amended and restated, the “Amended Sublicense Agreement”). Under the Management Agreement, we will manage the business of H2Diesel. We received 1,300,000 of the 2,600,000 shares of H2Diesel common stock issued to us pursuant to the Amended Agreement as a non-refundable fee for our services under the Management Agreement.

Under the Amended Sublicense Agreement, we were granted an exclusive sublicense to produce in Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida and sell products (“Products”) incorporating a fuel additive (the “Additive”) manufactured by H2Diesel and to sell those Products anywhere within North America, Central America and the Caribbean. Additional territories may be added by written agreement of the parties. We believe that the Additive improves the performance of biodiesel fuels and is based upon a formula and certain proprietary technology (the “Technology”) that is licensed to H2Diesel by its inventor.

Under the Amended Sublicense Agreement, H2Diesel must sell us Additive sufficient to meet our requirements for the production of Product at the lower of its actual cost or the price at which it sells Additive to unrelated third parties, or at such other price as we and H2Diesel may agree. We are obligated to pay certain royalties to H2Diesel based on sales of Products by us or our sublicensees. The royalty (the “Royalty”) that we must pay per gallon of Product that we or our distributors sell is the lesser of $.10 per gallon or the lowest per gallon royalty that H2Diesel charges to unrelated entities. The minimum total Royalties that we must pay during the first royalty period, which begins on the date H2Diesel first notifies us that it can produce and deliver Additive in sufficient quantities to meet our requirements, is able to do so and provides us with the tehnical and engineering specifications necessary for a plant to produce the Products (the “Trigger Date”) and ends 12 months later, is the total Royalties that would be payable based upon sales of 20,000,000 gallons of Product (the “Minimum Sales Amount”). The Minimum Sales Amount increases by 10,000,000 barrels for each succeeding 12-month period during the initial term of the Amended Sublicense Agreement, which ends 10 years from the Trigger Date. If we do not meet the Minimum Sales Amount, or pay the Royalties that would have been payable had we met the Minimum Sales Amount, in any twelve-month period, our rights become non-exclusive. H2Diesel also has the right to terminate the Amended Sublicense Agreement if Royalties based upon the Minimum Sales Amount are not paid for the first three twelve-month periods after the Trigger Date. The Amended Sublicense Agreement automatically renews for successive one year periods provided there is no existing default at the time of renewal.

Also on June 15, 2006, we entered into a Technology Access Agreement with H2Diesel, pursuant to which H2Diesel will deliver to us the formula for the Additive and all know-how in its possession, under its control or available from its licensor of the Technology that relates to the manufacture of the Additive. H2Diesel is required to continue to provide us with information regarding modifications to that formula or know-how. We have no right to use the formula or the know-how so long as H2Diesel is not in default of its obligations under the Amended Sublicense Agreement. After an event of default, we have the right to use the formula and know-how to produce Additive to meet our needs to exercise our right to sell Product under the Amended Sublicense Agreement. We must pay H2Diesel the royalties we would otherwise have paid in connection with sales of Product, but may offset the amount by which the cost we incur in manufacturing the Product ourselves exceeds the price that we would otherwise have paid H2Diesel. We have retained the right to seek damages from H2Diesel for any excess cost of the Additive.

Conversion of Senior Secured Royalty Income Notes. On April 21, 2006, the holders of our $5,000,000 Senior Secured Royalty Income Notes (the “January ‘05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August ‘05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share.

In connection with the conversions, we issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the January ‘05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the August ‘05 Notes.

As part of the acquisition of Permeate Refining, Inc. (“Permeate”) in July 2003, we acquired, through our wholly-owned subsidiary, Xethanol One, LLC, the real estate and certain production facilities associated with Permeate’s operations from Permeate’s former owners, Robert and Carol Lehman (the “Lehmans”) for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full.

Pursuant to a memorandum of agreement entered into on October 18, 2005 by us with the Lehman’s and Master’s Trust which held the mortgage on the real estate, we executed a Mutual General Release on January 23, 2006. Under the terms of the Mutual General Release, the $1,125,000 promissory note was exchanged for a new note issued by us in the amount of $243,395 to the Lehman’s (the “Note”) and 135,000 shares of our common stock were issued to Master’s Trust in exchange for the full release and satisfaction of the mortgage on Permeate’s real estate.

The Note is payable on August 1, 2006. Interest is due monthly on the outstanding principal of the Note at a rate equal to .5% above the prime rate. We make a monthly payment equal to $3,128 allocated between interest and principal based on the current interest rate. As of March 31, 2006, the outstanding balance on the Note was $240,049.

We recorded the issuance of the 135,000 shares at a value $432,000 based on the closing price of our common stock on January 23, 2006.

As a result of the above transactions, we recorded the difference between the values of the Note and shares issued and the $1,125,000 promissory note as an increase in Stockholders’ equity of $449,605 as the holders of the Note are significant owners of our common stock.

Warrants issued in Connection with Organization of CoastalXethanol, LLC. In April 2006, we entered into a letter of intent with Coastal Energy Development, Inc., a Georgia corporation (“Coastal”), to jointly development plants for the production of ethanol in the State of Georgia and in the South Carolina counties in which the cities of Charleston and Georgetown are located. In April 2006, we formed a subsidiary, CoastalXethanol, LLC (“CoastalXethanol”) for the purpose of implementing the projects contemplated by that letter of intent. On May 30, 2006, we entered into an Organizational Agreement (“Organizational Agreement”) with Coastal, pursuant to which we and Coastal organized CoastalXethanol. On the same date, we and Coastal entered into an Operating Agreement that relates to the operation and management of CoastalXethanol. The purpose for which CoastalXethanol was organized is to develop and operate facilities for the production of ethanol in the State of Georgia and in certain parts of the State of South Carolina. Xethanol has granted CoastalXethanol the exclusive right to use its technology for the development and operation of such facilities in the geographic areas in which CoastalXethanol intends to construct its facilities.

We own 80% of the membership interests in CoastalXethanol and Coastal owns 20% of the membership interests in CoastalXethanol. In connection with those Agreements, we issued to Coastal a warrant to purchase 200,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. We have granted Coastal certain registration rights with respect to the shares underlying such warrants. In the event of a Change of Control of us, Coastal will have the right to exchange its interest in CoastalXethanol for our shares, at an exchange rate that is based upon the appraised value of Coastal’s interest in CoastalXethanol and 95% of our market price of Xethanol Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. We have also agreed to permit Coastal to require us to exchange Coastal’s interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. Coastal has agreed to permit us to require Coastal to exchange its interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if we and Coastal cannot agree, based upon the appraised value of Coastal’s interest in CoastalXethanol and the market price of our Common Stock for the 30 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol.

In May 2006, CoastalXethanol signed a letter of intent with Pfizer, Inc. to purchase Pfizer's pharmaceutical manufacturing complex located in Augusta, Georgia. CoastalXethanol intends to adapt that plant for use in producing ethanol from cellulosic and other biomass waste streams generated by industrial producers in the surrounding areas.

Warrants issued in Connection with NewEnglandXethanol, LLC. In April 2006, we formed NewEnglandXethanol LLC (“NewEnglandXethanol”). In June 2006, we entered into an Organizational Agreement with Global Energy and Management, LLC (“Global”) and an Operating Agreement with NewEnglandXethanol and Global relating to the operation and management of New England Xethanol. The purpose for which NewEnglandXethanol was formed and organized is to develop and operate ethanol production plants in Connecticut, Massachusetts, Rhode Island, New Hampshire, Maine and Vermont. The parties intend that each of those plants will be owned by a special purpose limited liability company owned by NewEnglandXethanol and third party investors and operated by Global.

The initial manager of NewEnglandXethanol will be Lee R. Tyrol, a principal of Global. Pursuant to the Organizational Agreement, Global will provide those special limited liability companies with certain services that are listed in the Organizational Agreement, and they will pay Global the fees set forth in the Organizational Agreement. We and Global each own 50% of the membership interests in NewEnglandXethanol.

In connection with our agreement with Global, we issued to Global a warrant to purchase 20,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the date of the Organizational Agreement and expires on the fourth anniversary of the date of the Organizational Agreement. We have granted Global certain registration rights with respect to the shares underlying such warrants. In the event of a Change of Control of us, Global will have the right to exchange its interest in NewEnglandXethanol for shares of our Common Stock, at an exchange rate that is based upon the appraised value of Global’s interest in NewEnglandXethanol and 95% of the market price of our Common Stock for the 15 days preceding the completion of the valuation of Global’s interest in NewEnglandXethanol. We have also agreed to permit Global to require us to exchange its interest in NewEnglandXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. The exchange rate will be set by mutual agreement or, if we and Global cannot agree, based upon the appraised value of Global’s interest in NewEnglandXethanol and 90% of the closing price of our Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in NewEnglandXethanol.

Shares issued in Connection with Acquisition of Advanced Biomass Gasification Technologies, Inc. Pursuant to an Agreement and Plan of Acquisition, we purchased all of the shares of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation in exchange for 136,838 shares of our Common Stock. ABGT is the licensee from the Energy & Environmental Research Center (the “Center”) of certain patents and know-how related to lignin and biomass gasification in Imbert gasifiers (the “Gasification Technology”). ABGT is also a party to a Base Research Agreement with the University of North Dakota Energy & Environmental Research Center, which has agreed to perform initial research, development, demonstration, productizing and project implementation work with respect to the Gasification Technology, to provide the results of that work to ABGT, to give ABGT a one-year exclusive right of first negotiation to license inventions, discoveries or computer software developed as a result of that project and to grant ABGT a nonexclusive right to use any such invention, discovery, computer software or improvement internally to ABGT.

The license that the Center granted to ABGT is a worldwide license having a term that is the longer of 20 years or the life of the licensed Gasification Technology. Subject to the satisfaction by ABGT of certain royalty obligations, the license is exclusive in the fields of Lignin and Biomass Feedstock Gasification in Imbert gasifiers of up to 10 megawatt thermal. ABGT has the right to sublicense its rights. ABGT is obligated to pay the Center royalties based upon its sales of equipment that use the licensed technology, the fuel and/or electricity savings of ABGT’s customers, and ABGT’s sublicensing income. If ABGT does not meet certain minimum royalty thresholds, which apply on a country-by-country basis, its rights in that country become nonexclusive and extend for the term of the license agreement. ABGT also has certain obligations to commercialize the technology based upon milestones that are set forth in the license agreement.

Since December 31, 2005, other than unregistered sales of equity securities previously discussed in this prospectus, we issued 311,428 shares of our common stock pursuant to exercises of stockholder warrants and issued 44,748 shares of our common stock for consulting services.

Fiscal 2004 - 2005

In connection with the reverse merger transaction discussed under the caption “Business—Corporate History and Recent Developments”, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. In our reverse merger transaction, the outstanding warrants of Old Xethanol prior to the transaction were amended to become warrants to purchase shares of our common stock on substantially the same terms as the previous warrants, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the exchange ratio in the merger. At the time of the merger, neither we nor Old Xethanol had any options outstanding. However, following the merger, our board of directors adopted the Xethanol, Inc. 2005 Equity Compensation Plan, which was subsequently approved by our stockholders. Under this plan, we have issued 317,070 shares of restricted common stock and options to purchase an aggregate of 1,575,000 shares of common stock to certain directors, executives and other employees through June 13, 2006.

The issuance and sale of the restricted common stock and options under our equity compensation plan to certain directors, executives and other employees was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. We determined that the issuance of restricted common stock and options under our equity compensation plan to certain directors, executives and other employees are transactions not involving any public offering because such issuances were made to a limited number of our directors, officers and key employees who, at the time of issuance, each represented to us, among other things, that he was acquiring the securities for his own account and not with a view to the public distribution thereof, and that he understood that such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements thereof. Moreover, certificates evidencing such shares of restricted common stock each contain an appropriate restrictive legend stating that the securities have not been registered under the Securities Act and may not be offered or sold absent such registration or an applicable exemption, and appropriate “stop transfer” instructions have been maintained in respect of such shares.

The private offering was made solely to “accredited investors”, as that term is defined in Regulation D under the Securities Act. The shares of our common stock issued to former holders of Old Xethanol common stock in connection with the reverse merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D (Rule 506) promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

National Securities Corporation and Neidiger, Tucker, Bruner Inc. served as co-placement agents and financial advisors in connection with the private offering. The co-placement agents and other advisors received an aggregate of $257,187 in sales commissions and 252,948 shares of our common stock. The net proceeds of the private offering exclude these sales commissions. For a more complete description of the reverse merger transaction and accompanying private offering, see our current report on Form 8-K, dated February 2, 2005 and filed with the SEC on March 15, 2005.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on February 3, 2005, on January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade capacity at the facility to 7.5 million gallons of ethanol per year, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares), which is in excess of the $3.25 purchase price for shares sold in the private offering completed at the same time as the completion of our reverse merger transaction.

In addition, as previously disclosed in our Current Report on Form 8-K filed with the SEC on October 3, 2005, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used for general corporate purposes and to further the development and integration of Xethanol’s technologies. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after August 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 400,000 shares).

The senior secured royalty income notes issued in the on January 19, 2005 and August 8, 2005 were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. We determined that this offering of senior security royalty notes was exempt from registration because at the time of the issuance and sale thereof, the institutional investors each represented to us that it was an accredited investor, was purchasing the senior security royalty notes for its own account and not with a view to public distribution of the notes and had no agreement or understanding to distribute any of these notes. These notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Subsequently, on April 21, 2006, the holders of our $5,000,000 senior secured royalty income notes and $1,600,000 senior secured royalty income notes exercised their rights to convert the notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share. In connection with the conversions, we issued 1,250,000 shares of our common stock and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the $5,000,000 notes and 400,000 shares of our common stock and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the $1,600,000 notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Net Loss. We had a net loss of $2,233,600 for the quarter ended March 31, 2006 versus a net loss of $2,937,038 for the quarter ended March 31, 2005. The difference is due primarily to higher operating expenses during 2005.

Sales. Net sales for the quarter ended March 31, 2006 were $2,538,723 as compared to $98,918 for the quarter ended March 31, 2005. The sales during 2006 relate entirely to the BioFuels facility. The sales during 2005 relate entirely to the Permeate operations. During the first quarter of 2006, BioFuels sold 1,438,485 million gallons of ethanol at prices ranging between $1.52 and $1.71 per gallon. BioFuels also generated revenue of approximately $221,000 from the sales of by-products. During the first quarter ended March 31, 2005, we sold approximately 79,000 gallons of ethanol through its Permeate facility at an average price per gallon of $1.25.

Cost of Sales. Cost of sales for the quarter ended March 31, 2006 were $2,578,412 as compared to $146,543 for the quarter ended March 31, 2005. The cost of sales is comprised of several cost components which are primarily grains, process additives, denaturant, direct labor and factory overhead. Included in factory overhead are energy costs, depreciation and general and administrative. During 2006, high energy costs, as well as other fixed overhead costs, coupled with current production levels with which to absorb these costs, have contributed to the gross loss at the BioFuels facility during the quarter.

Operating Expenses. Operating expenses were $2,040,196 for the quarter ended March 31, 2006 as compared to $2,491,388 for the quarter ended March 31, 2005. The primary components of operating expenses are the expenses of the Xethanol corporate office. Included in operating expenses for the quarter ended in 2005 were pre-opening expenses related to BioFuels of approximately $300,000.

Operating expenses during 2006 are principally comprised of expenses of the 1) Xethanol corporate office of approximately $1,839,000, 2) general, administrative and marketing expenses from BioFuels of approximately $104,000 and 3) expenses related to Permeate of approximately $50,000. Included in corporate office expense is approximately $1,564,000 of compensation expense for management (salaries and bonus) and directors (stock option amortization) and consulting fees for members of our advisory boards and outside advisors and consultants. Approximately $625,000 or 34% of first quarter Xethanol corporate office expense was the result of non-cash payments in the form of warrants and options. Other items included in Xethanol corporate office expense are legal and accounting fees of $116,000, insurance of $25,000, travel expenses of $50,000 and office related expenses, such as rent, telephone and equipment and supplies of $53,700.

Interest Expense. Interest expense increased by $20,351. The increase is the net result of 1) an increase in principal of the senior secured notes outstanding from $5,000,000 to $6,600,000 and 2) a decrease in the outstanding balance due on the Permeate mortgage note from $1,125,000 to $243,395.

Organizational Expenses. In connection with the reverse merger in 2005, we paid $300,000 to the former owners of Zen to repurchase 8,200,000 of their Zen shares which were then cancelled at the closing of the reverse merger. This payment was recorded for accounting purposes as an organizational expense.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Loss. We had net losses of $11,377,075 and $2,570,918 for the years ended December 31, 2005 and 2004, respectively. These losses are not comparable given our significant activity during 2005 as compared to 2004, including the refurbishment and opening of Xethanol BioFuels, the reverse merger, the concurrent private offering and the senior secured notes financing, all of which are described elsewhere in this prospectus, as well as the establishment of a corporate office and organizational infrastructure and the write-off of intangible assets and goodwill. During these periods, operations were financed through various equity and debt private financing transactions.

Sales. Net sales for the year ended December 31, 2005 were $4,342,927 as compared to $465,048 for the year ended December 31, 2004. During 2004, net sales were attributable solely to our Permeate operations. We sold approximately 295,000 gallons of ethanol at an average price of $1.58 per gallon. Sales prices ranged during the year between $1.14 and $1.88. Net sales during 2005 reflect operations at Permeate from January 1, 2005 to March 31, 2005 which generated approximately $99,000 and at BioFuels from July 1, 2005 through December 31, 2005 which generated the balance. BioFuels sold approximately 2.44 million gallons of ethanol at average selling price of $1.60. Sales of DWGs contributed an additional $339,000 to total sales.

Cost of Sales. Cost of sales for the year ended December 31, 2005 were $4,891,230 compared to $507,181 for the year ended December 31, 2004. Higher cost of sales in 2005 relates to the higher level of sales during 2005. The cost of sales during 2005 reflect start-up production inefficiencies at BioFuels, inefficiencies driven by a lack of economies of scale while we slowly increased production to plant capacity and high prices of energy, especially natural gas.

Operating Expenses. Operating expenses were $6,558,308 for the year ended December 31, 2005 as compared to $2,357,190 for the year ended December 31, 2004.

The increase in operating expenses of $4,201,118 is due principally to: (1) increased expenses of approximately $3,295,000, attributable to the creation of our corporate headquarters office; (2) increased expenses of approximately $860,000, related to start-up expenses at the Xethanol BioFuels facility from January 1, 2005 until its opening on July 1, 2005; (3) increase in amortization expense of approximately $137,000 resulting from licenses acquired during 2005: and (4) various expenses including depreciation related to Permeate Refining that are included in operating expenses in 2005, but were included in cost of sales in 2004.

The increase in expenses related to our corporate office is directly related to our growth which has necessitated the development of a corporate infrastructure to support our growth, capital needs and our change in status from a privately held corporation to a public corporation. Accordingly, included in the $3,295,000 increase attributable to our corporate office is: (1) approximately $1,955,000 of compensation expense related to our management team and directors and resulting from the hiring of a new CFO and Vice President of Operations as well as the election of four new independent directors to our Board; (2) approximately $822,000 related to services provided by outside advisors, consultants and agents for services ranging from investor relations, public relations, business development and capital raising; (3) approximately $235,000 related to legal and auditing fees;(4) approximately $151,000 related to offices expense including rent; and (5) $78,000 related to travel and entertainment.

Approximately $2,377,000 or 72% of the total corporate office increase was the result of non-cash compensation in the form of stock, warrants and options.

Write-off on Intangible Assets and Goodwill. At December 31, 2005, we charged $3,635,416 to expense, representing the unamortized cost of acquiring its license agreements, after considering the uncertainties surrounding the timing of their commercialization. We also wrote off the $205,000 in goodwill associated with its acquisition of Permeate. Management continues to believe that its portfolio of technologies as well as its ongoing research and development arrangements with the governmental and academic institutions from which we acquired the licensed technologies is an integral part of our growth strategy.

Interest Expense. Interest expense was $659,030 for the year ended December 31, 2005 as compared to $208,340 for the year ended December 31, 2004. The increase of $450,690 is mainly attributable to senior secured royalty notes issued during 2005 which was partially offset by the bank note payable assumed in October 2004 in connection with the acquisition of BioFuels and subsequently refinanced by the royalty notes in January 2005.

Organizational Expense. In connection with the reverse merger, we paid $300,000 to the former owners of Zen to repurchase 8,200,000 shares of their Zen common stock which were then cancelled at the closing of the reverse merger. This payment was recorded for accounting purposes as an organizational expense.

Other Income. Other income was $255,226 for the year ended December 31, 2005 as compared to $33,385 for the year ended December 31, 2004. Included in Other income during 2005 is $132,000 in cash and stock received from the settlement of the DDS Technologies legal action.

Liquidity and Capital Resources

At June 13, 2006 we had a cash balance of $40,206,662. Since January 1, 2006, through June 13, 2006, we raised net cash proceeds of $9,611,681 from the sale of our shares to Fusion Capital, $945,120 from the exercise of stockholder warrants and net cash proceeds of $31,671,554 from the sale of shares, Class A Warrants and Class B Warrants to the Investors and to Goldman. Based upon our current financial condition, cash forecast and operating plan, management believes that it has adequate cash resources to sustain its operations. . However, our continued existence is dependent upon several factors, including the ability to generate cash flow from the sale of our product through improved margins and expanding sales and obtain financing suitable to meet our capital requirements. Until such time as we can rely on sufficient revenues generated from operations, we will continue to seek additional sources of financing as required through private offerings of our securities. Accordingly, if we cease to have funds sufficient to continue our operations and fail to obtain additional financing or are unable to draw down funds under the Fusion Capital transaction, we will be required to substantially reduce and defer payments of operating expenses. We cannot assure you that we will be successful in obtaining any additional financing.

During the quarter ended March 31, 2006, we used net cash of $675,592 for operating activities. Additional cash of $38,131 was used to purchase property and equipment (investing activity). Cash used for operating and investing activities was more than offset by net cash proceeds of $4,234,477 raised from the issuance of stock (financing activity).

On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00. Fusion may not purchase shares under the Purchase Agreement if Fusion would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion. We filed a registration statement with the SEC to register under the Securities Act the resale of the shares of our common stock which we may issue to Fusion Capital under the common stock purchase agreement, which registration statement was declared effective by the SEC on December 28, 2005. We began selling shares of common stock to Fusion Capital under the common stock purchase agreement on January 3, 2006. As of June 13, 2006, we had sold 1,894,699 shares for total gross proceeds $9,846,016.

On April 13, 2006, we completed the closing of two separate private offerings of our common stock and warrants to purchase our common stock. As a result of these offerings, we raised net proceeds of $31,671,554.

Additionally, as a result of the conversion to common stock of the principal due on our senior secured notes and the restructuring of the mortgage note on our Permeate facility, total outstanding debt of $7,755,338 at December 31, 2005 has been reduced to $236,783 as of June 13, 2006.

We are anticipating significant capital expenditures and investments over the next 18 months related to our growth program including the expansion of the Blairstown facility to a 25 million gallon capacity. Accordingly, our plans to raise additional capital through the future issuance of stock, debt or other forms of traditional asset-backed securities to support the development and expansion of our business.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 2 to our financial statements as included in this prospectus. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted this pronouncement during the first quarter of 2005.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143”, which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS

Historical Overview

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to in this prospectus as “Old Xethanol”, commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a “reverse triangular merger”, for the purpose of gaining access to the capital markets. In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado (“Zen”), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware (“Zen Acquisition”). Thereafter, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen. Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc. Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business. In connection with our name change, we changed our trading symbol to XTHN.OB

The reverse triangular merger was consummated under Delaware law and pursuant to the Merger Agreement, as discussed below. A copy of the Merger Agreement was included as an exhibit to our Current Report on Form 8-K, dated February 2, 2005, which was filed with the SEC on February 3, 2005.

Concurrently with the closing of the merger, we also completed a private offering of shares of our common stock to accredited investors, and received gross proceeds of $3,000,028 at the closing of the private offering. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total gross private offering proceeds of $3,867,877.

Pursuant to the Merger Agreement, at closing, stockholders of Old Xethanol received in the merger approximately .88 of a share of our common stock for each share of Old Xethanol common stock held by such stockholders. As a result, at closing we issued 9,706,781 shares of our common stock to the former stockholders of Old Xethanol, representing 74.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Old Xethanol. The consideration issued in the merger was determined as a result of arms-length negotiations between the parties.

All outstanding warrants issued by Old Xethanol prior to the merger to purchase shares of Old Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Old Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio. Prior to the closing of the merger, all outstanding Old Xethanol warrants were exercisable for 1,465,068 shares of Old Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,370 shares of our common stock. Neither Old Xethanol nor our company had any stock options outstanding as of the closing of the merger.

In connection with the merger, we repurchased a total of 8,200,000 shares of our common stock owned by Zen Zachariah Pool III and Walter C. Nathan for aggregate consideration of $300,000 and then cancelled those shares at the closing of the merger. Immediately following the closing, and as part of the consideration for the repurchase of his shares, we sold to Mr. Pool our pottery kiln operations, and Mr. Pool assumed the historical liabilities of those operations. Giving effect to the cancellation of these stockholders’ shares, there were 1,874,303 shares of our common stock outstanding before giving effect to the stock issuances in the merger and private offering.

The shares of our common stock issued to former holders of Old Xethanol common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions from the registration requirements of the Securities Act.

Expansion of Board of Directors

In accordance with our by-laws for filling newly-created board vacancies, Zen Zachariah Pool III and Walter C. Nathan, our existing pre-merger directors, appointed Christopher d’Arnaud-Taylor and Franz A. Skryanz, previous directors of Old Xethanol, to serve as additional directors of our company effective at the closing of the merger. Susan Pool resigned as a director effective at the closing of the merger. Mark Austin and Jeffrey S. Langberg were also appointed as directors effective February 28, 2005, after our compliance with the provisions of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 promulgated under the Exchange Act. Messrs. Pool and Nathan also resigned as directors following the closing, with their resignations effective on February 28, 2005.

On February 2, 2005, Mr. d’Arnaud-Taylor was named Chairman, President and Chief Executive Officer and Franz A. Skryanz was named Vice President, Secretary and Treasurer. At the same time, Messrs. Pool and Nathan and Ms. Pool resigned as our officers. On April 13, 2005, Lawrence S. Bellone was appointed to be our Chief Financial Officer. On May 27, 2005, Mark Austin resigned as a director, but remains on our advisory board. In December 2005, Mr. Austin entered into a consulting agreement with us to assist us in the development of our technology portfolio and overall technology strategy. On June 2, 2005, Louis B. Bernstein and Richard D. Ditoro were elected to our board of directors. On July 28, 2005, Richard L. Ritchie was elected to our board of directors. On August 10, 2005, Marc S. Goodman was elected to our board of directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board. On June 12, 2006, Jeffrey S. Langberg resigned as a director but remains our advisor.

Accounting Treatment; Change of Control

The merger was accounted for as a recapitalization of Old Xethanol (or a “reverse merger”), since the former stockholders of Old Xethanol now own a majority of the outstanding shares of our common stock as a result of the merger. Old Xethanol was deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that are reflected in our financial statements are those of Old Xethanol and are recorded at the historical cost basis of Old Xethanol. Except as described in the previous paragraphs and in “Certain Relationships and Related Transactions”, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 9,706,781 shares of our common stock to the former stockholders of Old Xethanol, a change in control of our company occurred on the date of the consummation of the merger.

Concurrent Private Offering

In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act.

Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. Placement agents and advisors received an aggregate of 665,834 shares of our common stock in connection with the private offering and merger. After the closing of the merger and the closing of the private offering, we had outstanding 13,437,033 shares of common stock and warrants to purchase 1,293,376 shares of common stock.

Senior Secured Note Financing

On January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade production capacity at the facility, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees.

In addition, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used to repay funds advanced to Xethanol BioFuels by us, and we used those repaid funds for working capital and general corporate purposes.

The senior secured royalty income notes provided for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We had the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest. The holders of the notes had the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,650,000 shares), which was in excess of the $3.25 purchase price for shares sold in our February 2005 private offering.

On April 21, 2006, the holders of our $5,000,000 senior secured royalty income notes and $1,600,000 senior secured royalty income notes exercised their rights to convert the notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share. In connection with the conversions, we issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the $5,000,000 notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the $1,600,000 notes.

Pursuant to a security agreement, Xethanol BioFuels had pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. Upon the conversion of the secured notes into our common stock on April 21, 2006, any security interest in our property of was released.

Fusion Capital Common Stock Purchase Agreement

On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided that we may not increase the daily purchase amount above $40,000 unless our stock price is above $5.25 per share for five consecutive trading days. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock, as set forth below, without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share.

Under the terms of the common stock purchase agreement, we issued 303,556 shares of our common stock to Fusion Capital as a commitment fee. Assuming Fusion Capital purchases all $20.0 million of common stock; we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 5,000,000 shares (excluding 303,556 shares issued to Fusion Capital as a commitment fee). Subject to approval by our board of directors, we have the right, but not the obligation, to sell more than 5,000,000 shares to Fusion Capital. As of June 13, 2006, Fusion Capital had purchased 1,894,699 shares of our common stock for net cash proceeds of $9,611,681.

Under the common stock purchase agreement, the purchase price per share of common stock is equal to the lesser of: (1) the lowest sale price of our common stock on the purchase date, or (2) the average of the three lowest closing sale prices of our common stock during the 12 consecutive trading days prior to the date of a purchase by Fusion Capital. The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.

Under the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the 25-month term of the agreement $40,000 of our common stock or an aggregate purchase of up to $20 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. First, in respect of the daily purchase amount, we have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in the threshold price (as defined below) above $5.00 per share, we have the right to increase the daily purchase amount by up to an additional $4,000 (for example, if the threshold price is $5.50 per share we would have the right to increase the daily purchase amount to an aggregate of $48,000). The “threshold price” is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If, at any time during any trading day the sale price of our common stock is below the threshold price, the applicable increase in the daily purchase amount will be void. We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension.

In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase on any single trading day our shares in an amount up to $250,000, provided that our share price is above $6.00 per share during the ten trading days prior thereto. The price at which such shares would be purchased will be the lesser of (i) the lowest sale price of our common stock on the trading day that notice is received by Fusion Capital to purchase such shares, or (ii) the lowest purchase price (as defined above) during the previous 15 trading days prior to the date that such purchase notice was received by Fusion Capital. We may increase this amount to $500,000 if our share price is above $9.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This amount may also be increased to up to $750,000 if our share price is above $14.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. This aggregate amount may also be increased to up to $1,000,000 if our share price is above $20.00 per share during the ten trading days prior to our delivery of the purchase notice to Fusion Capital. We may deliver multiple purchase notices; however, at least ten trading days must have passed since the most recent non-daily purchase was completed.

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default: (1) the effectiveness of the registration statement covering the common stock to be issued under the purchase agreement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock and such lapse or unavailability continues for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period, (2) suspension by our principal market of our common stock from trading for a period of three consecutive trading days, (3) the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange, (4) our transfer agent’s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement, (5) any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days, (6) any participation or threatened participation in insolvency or bankruptcy proceedings by or against us, or (7) a material adverse change in our business. Neither the foregoing provisions nor any conditions to closing may be waived by Fusion Capital.

We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that all 5,000,000 shares are sold to Fusion Capital under the common stock purchase agreement.

Company Overview

We are a biotechnology-driven company with the primary goal of becoming a leader in the emerging biomass-to-ethanol industry. We produce ethanol and its co-products. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. We plan to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. Our business model involves the deployment of proprietary biotechnologies that will extract and ferment sugars trapped in these biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

Old Xethanol was formed to capitalize on the growing market for ethanol and its co-products. Old Xethanol commenced ethanol production in August 2003 with the acquisition of Iowa-based Permeate Refining, Inc. Permeate had operated for more than a decade, principally using non-corn-based feedstocks such as waste candy sugars sourced from the greater-Chicago candy industry and waste starches sourced from regional wet millers. The Permeate plant has a current production capacity of 1.6 million gallons of ethanol per year. In April 2005, we temporarily ceased operations at the Permeate plant in order to refurbish the facility and to consider various alternatives that would permit us maximize the strategic use of the facility. We are currently evaluating the possibility of adapting the facility to become our first cellulosic biomass refinery and integrating certain of our proprietary technologies.

In October 2004, Old Xethanol purchased a second facility which is located in Blairstown, Iowa and is currently operated by our Xethanol BioFuels subsidiary. The Xethanol BioFuels plant is situated on 25.5 acres with nearby corn and corn stover (biomass) production. The plant has a nameplate production capacity of approximately 5.5 million gallons of ethanol per year using corn as its feedstock. At the time of the acquisition, the plant was idled and in bankruptcy. After substantial upgrades and refurbishment, we recommenced production in July 2005, and the facility is currently producing approximately 6 million gallons per year. In addition to ethanol production, BioFuels also produces distiller’s wet grains, or DWG, a by-product of the traditional corn-to-ethanol process.

A significant aspect of our business model involves the acquisition and development of advanced processing technologies. Through our strategic alliance with UTEK Corporation, a publicly-traded technology transfer company, whereby we outsource our technology search, we have acquired “small footprint” bio-separation and bio-fermentation technologies in an effort to lower production costs and increase profit potential. Under this program, we have acquired a pipeline of diverse technologies and have developed strategic relationships with government and university research labs to further develop and prove out these technologies. Once a new technology has proved out, we intend to move it from the laboratory to the field for commercialization at one of our production facilities. We will also review opportunities to license our technologies to third parties to create royalty income streams.

In April 2006, we entered into a nonexclusive sublicense agreement with H2Diesel, Inc., a Delaware corporation, that permits us to manufacture and sell an additive that enhances the performance of biodiesel fuels. Our sublicense entitles us to use and sell products based upon that technology in the states of Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida, and can be extended by written agreement of the parties. We are currently testing that technology. We intend to continue to explore commercial exploitation of that technology.

Also in April 2006, we entered into a letter of intent with Coastal Energy Development, Inc., a Georgia corporation, to jointly development plants for the production of ethanol in the State of Georgia and in the South Carolina counties in which the cities of Charleston and Georgetown are located. In May 2006, we organized Coastal Xethanol, LLC for the purpose of developing those plants. We own 80% of the interest in CoastalXethanol and Coastal Energy Development owns 20% of the interests in CoastalXethanol.

In May 2006, CoastalXethanol signed a letter of intent with Pfizer, Inc. to purchase Pfizer's pharmaceutical manufacturing complex located in Augusta, Georgia. CoastalXethanol intends to modify that plant and to use it to produce ethanol from cellulosic and other biomass waste streams generated by industrial producers in the surrounding areas.

Also in April 2006, we organized NewEnglandXethanol, LLC to produce ethanol along the Eastern coast of the United States. NewEnglandXethanol will be a strategic alliance between Xethanol and Global Energy Management LLC. Its mission is to develop ethanol production in Connecticut, Massachusetts, Rhode Island, New Hampshire, Maine and Vermont. In June 2006, we organized NewEnglandXethanol, LLC for the purpose of developing those plants. We and Global Energy Management each owns 50% of the interest in CoastalXethanol.

Also in June 2006, we purchased all of the shares of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation. ABGT is the licensee from the Energy & Environmental Research Center (the “Center”) of certain patents and know-how related to lignin and biomass gasification in Imbert gasifiers (the “Gasification Technology”). ABGT is also a party to a Base Research Agreement with the University of North Dakota Energy & Environmental Research Center, which has agreed to perform initial research, development, demonstration, productizing and project implementation work with respect to the Gasification Technology, to provide the results of that work to ABGT, to give ABGT a one-year exclusive right of first negotiation to license inventions, discoveries or computer software developed as a result of that project and to grant ABGT a nonexclusive right to use any such invention, discovery, computer software or improvement internally to ABGT.

Industry Overview

The Ethanol Market. On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard (RFS) increasing use of renewable domestic fuels such as ethanol and biodiesel. The newly approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether), a petroleum-based additive, was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states. Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and mileage extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE other than ethanol.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 30% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Studies published by the Renewable Fuel Association indicate that approximately 4.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

There are approximately 85 ethanol production plants currently operational in the United States, with a further 16 plants under construction. During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to over 4.0 billion gallons per year in 2006. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

The ethanol production industry is fragmented, with one company accounting for approximately 30% of U.S. production and the next largest producer accounting for less than 4% of the same market. The majority of plants are in the 20 million to 40 million gallons per year capacity range, with a number of these plants affiliated to local farmer co-operatives which account for 37% of total U.S. capacity.

In the United States, there are two principal commercial applications for ethanol. The first is as a mandatory oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who can make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 140 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 14 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of 4 million flexible fuel vehicles on the road in the United States, offering further potential for significant growth in ethanol demand.

The Ethanol Production Process. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. It can also be made using industrial food processing wastes, which we are currently processing, and cellulosic biomass feedstocks - woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. Ethanol is produced by extracting, fermenting and distilling the sugars trapped in these diverse feedstocks.

The largest domestic producer of ethanol is Archer Daniels Midland, accounting for approximately one-third of all production. Corn dry mill ethanol production processing can be divided into five basic steps:

•	milling, which physically breaks down the corn kernel using mechanical processes allowing for extraction of the starch portion;

•	liquefaction and saccharification, which applies heat and enzymes to break down the starches into fermentable sugars;

•	fermentation, which converts sugar to carbon dioxide and ethanol through yeast metabolization;

•	distillation and dehydration, which separates ethanol from water through the use of heat and a molecular sieve dehydrator; and

•	by-product recovery, which employs heat and mechanical processes to process non-fermentable corn components into saleable feed products.

By-product recovery is an important contributor to revenues for corn-based plants. The two principal by-products are distiller’s wet grains, or DWG, and distiller’s dry grains, or DDG. DWG and DDG are high protein, high fat products for the animal feed ingredient market. There is a well-established market for DWG and DDG. The vast majority of United States ethanol production relies on mature, proven corn-based technology. Historically and over the longer term, the economics of corn ethanol have favored large scale plants, producing more than 60 million gallons per year, which are located in close proximity to the Corn Belt, and away from the major consuming markets.

Ethanol can also be made using industrial food processing wastes such as waste starches and sugars. Examples of starches and sugars that can be used for ethanol production include brewing waste, candy waste, spoiled soft drinks and other diverse food processing residues as well as restaurant waste. The principal advantage of these feedstocks is that they are often available for low or sometimes negative cost. While corn is a commodity that is almost always available at the prevailing market price, the availability of starch and sugar feedstocks is less predictable and depends on regional opportunities, plant location and processor efficiencies. Production from waste starches and sugars is a mature technology very similar to that from corn, except that the process is simplified in the case of sugars, which are already in a chemical form suitable for fermentation.

Biomass Ethanol Production. In a recent report, “Outlook For Biomass Ethanol Production Demand”, the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

In addition to its lower raw material costs, biomass-to-ethanol production has the following advantages over corn-based production:

•	biomass allows producers to avoid the pressure on margins created by rises in corn prices;

•
key limitation for ethanol is that there are currently no pipelines available for the transportation of ethanol; this may create a potential niche market for biomass ethanol because it can be produced locally with a variety of waste products;

•	biomass generates an additional class of valuable co-products, such as xylitol, which are not derived from corn; and

•	biomass is more energy efficient than its corn counterpart.

There are three basic steps in converting biomass to ethanol: (1) converting biomass to a fermentation feedstock (some form of fermentable sugar) - this can be achieved using a variety of different extraction technologies, (2) fermenting biomass intermediates using biocatalysts (microorganisms including yeast and bacteria) to produce ethanol and (3) processing the fermentation product, which yields fuel-grade ethanol and by-products such as xylitol.

Cellulose and hemicellulose, the two major components of plants and the ones that give plants their structure, are also made of sugars which are linked together in long chains. Advanced bioethanol technology can break those chains down into their component sugars and then ferment them to make ethanol or xylitol. This technology has the potential to turn ordinary low-value plant materials such as corn stalks, sawdust or waste paper into fuel ethanol. In order to compete, we have acquired, and are seeking to expand, a portfolio of technologies for biomass-to-ethanol production. For more information on these technologies, see “Technology Platform” below.

The economics of waste and biomass ethanol are the reverse of corn ethanol. Recovery of ethanol from biomass waste streams with traditional large-scale ethanol production technology is uneconomical. This is because generation of these waste streams is widely distributed and their value is too low to make transportation to a central processing facility viable. Consequently, waste and biomass streams are normally land-filled or otherwise disposed of at the producer’s expense. The economics of biomass ethanol favor small footprint processing plants that can be located close to biomass and waste sources. Immediate proximity to urban ethanol markets reduces freight costs and increases potential margins. See “Business and Growth Strategy” below.

While the sale of DWG improves the economics of corn-to-ethanol production, biomass feedstocks also present opportunities to monetize waste streams beyond revenues derived from ethanol itself. The most valuable co-product derived from biomass-to-ethanol production is xylitol. Xylitol is a natural sweetener that was approved by the FDA in the 1960’s for use in foods and beverages, including chewing gums, candies, toothpastes and diabetic regimens. We plan to focus on its production because of its high price and potential for wider consumer acceptance.

Business and Growth Strategy

Our business and growth strategy encompasses a four-pronged approach which is geared at ultimately increasing production levels and lowering production costs:

•	Increase production capacity at our Iowa facilities through the physical expansion of these facilities utilizing cutting-edge engineering design as well as integration of our processing technologies;

•
Employ a regional approach to building new ethanol production by focusing on port sites and coastal urban areas on the Atlantic and Gulf coasts. By creating a regional alliance strategy we will combine Xethanol’s ethanol expertise with local capital, human resources and project development skills to penetrate coastal markets presently being served by “imports” from the Corn Belt; and

•	Employ a sector strategy to expansion by focusing on the forests products industry, a prolific provider of biomass waste streams and an area where we have significant technological advantages.

We believe that prospective demand for ethanol outstrips current supply. Our projected level of ethanol output is insignificant in terms of overall market size; therefore, we believe that the U.S. market can absorb all of our production for the foreseeable future. Using the technologies we have acquired, we believe we can monetize biomass waste streams and, not only produce ethanol efficiently and with higher margins than traditional production allows, but also generate income from valuable co-products.

First Prong - Iowa Expansion Strategy

Under the first prong of our business and growth strategy, we plan to take advantage of our BioFuels facility. We are formulating a plan to expand the BioFuels facility from approximately 6 million gallons per year up to 25 million gallons per year. Our expansion plan envisions state-of-the-art engineering design and equipment, and the integration of cutting edge processing technologies. We believe this expansion, will enable us to optimize our investment in the facility and significantly increase profitability. Of particular significance in this plan is our ability to continue to operate the plant with minimal disruptions during the expansion phase.

With regard to our Permeate facility, we are currently evaluating a plan to adapt Permeate to become a full production cellulosic biomass to ethanol facility. Under this plan, we would use local industrial biomass waste streams as our feedstock. We believe that he Permeate facility is ideally designed for this project. We anticipate that the facility could quickly ramp up from 1.6 million gallons per year to 4 millions gallons per year. .Among the attractive aspects of this project are: (1) physical plant alteration would be relatively minor; (2) it will be our first cellulosic biomass facility, and (3) .the potential to increase of overall production levels and profitability.

Second Prong - Regional Co-Location Strategy

Under the second prong of our business and growth strategy, we intend to build ethanol production facilities co-located with, or in proximity to, waste feedstock generators in the major ethanol usage areas clustered on the Atlantic and Gulf Coasts. We intend to partner with local entities that have real estate and tanker storage facilities available at these trans-shipment points and use their facilities to build local ethanol production facilities with a lower capital outlay on our part. We intend to implement proprietary bio-separation and bio-fermentation technologies at these coastal facilities. Our aim is to become a low-cost ethanol producer at major coastal trans-shipment points, and thus become the ethanol supplier of choice for large, local users.

The potential advantages of this strategy are as follows:
•	decreased capital outlay, because the targeted sites have useful infrastructure already in place;
•	sharing up-front costs and revenues with other potential biomass-waste-generating partners;
•	commercial biomass waste generators and processors already have an established footprint in targeted urban areas;
•	many commercial biomass waste generators and processors have multiple locations, allowing for rapid expansion of the co-location model;
•	biomass waste material is renewable, accessible, low cost or free of charge, and generally abundant; and
•	biomass waste streams are generated in urban areas where ethanol sells at higher prices and where locally-produced ethanol would make shipping costs (to the market) not material.

Our CoastalXethanol venture is our initial effort to implement this strategy. We anticipate that its first ethanol production facility will be built in Savannah, Georgia, and that additional plants will follow near ports that could service the North Florida and South Carolina markets.

Third Prong - Forest Products Industry Strategy

Wood biomass residuals from the forest products industry are an optimal feedstock for ethanol production in terms of availability, cost and chemical composition. We have also dedicated a significant portion of our technology portfolio, as well as our continuing R&D efforts, on the forest products industry, most notably, our ongoing strategic partnership with the USDA Forest Products Laboratory. (See our acquisition of Xylose Technologies in “Technology Platform” below). Given these factors, we believe a natural strategy to pursue is to form business ventures with forest products companies whereby we would co-locate our facilities, either on or near our plant sites, and enter into off take agreements. Included in our forest products industry strategy would be the development of our xylitol business segment. Xylitol is a significant value-added co-product present in pulping wastes from the paper milling process. We are currently evaluating several initiatives under this strategy for both ethanol and xylitol production.

Fourth Prong -Product Expansion Strategy

We intend to explore the expansion of our business beyond the production of ethanol. To do so, we will develop or and acquire technologies for the production or enhancement of fuels other than ethanol. One example is our acquisition of the rights to technologies for producing a fuel additive for biodiesel fuel that we sublicensed from H2Diesel.

Technology Platform

The major variable costs associated with the production of ethanol are the feedstock (traditionally corn), natural gas for heat generation at various stages of the process, and the disposal of excess water. We are focusing on a number of technologies to reduce these costs. Margin improvements can be achieved by substituting lower cost feedstocks for corn, reducing natural gas intake, increasing the effective capacity of each plant by accelerating the separation and fermentation processes, and reducing the amount of water used in the production cycle.

We believe that the identification, acquisition and development of proprietary technologies are a key driver of our business. We are organized to facilitate this key business activity. Xethanol Corporation, as the parent corporation, works on acquiring and enhancing the technology platforms for all our operations. Our objectives are to access a continual stream of diverse advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. We engage UTEK Corporation, a publicly-traded technology transfer company, to assist us in identifying technologies that may enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass conversion. In April 2004, we formalized this relationship by entering into a strategic alliance agreement with UTEK, which details the research and development activities to be performed by UTEK on our behalf. The term of the agreement is one year, terminable by either party upon 90 days’ notice. In April 2005, we extended this agreement through April 2006. Under this arrangement, we have acquired a portfolio of diverse technologies and developed strategic alliances with government-sponsored research facilities at the National Renewable Energy Laboratory (NREL) and the U.S. Department of Agriculture’s Forest Products Labs, as well as research labs at Queen’s University, Ontario, Canada and the Virginia Polytechnic Institute. Through these strategic alliances, we have been able to outsource our research and development to specialists in the fields of enzyme and fermentation technology.

In August 2005, we acquired the outstanding stock of Xylose Technologies, Inc. from UTEK. Xylose Technologies owns certain rights to commercialize technology based on research done by the U.S. Department of Agriculture’s Forest Products Laboratory, which has developed a genetically-engineered, xylose fermenting yeast strain providing enhanced ethanol production from xylose. Since xylose is present in biomass materials such as agricultural wastes, corn hulls and the like, as well as in pulping wastes and fast-growing hardwoods, which are currently under-exploited, we believe a method to more easily convert xylose to ethanol and value-added co-products such as xylitol will prove to be valuable. The potential benefits of Xylose Technologies’ Xylose Fermenting Yeast Strain technology are that:

•	the process allows more efficient fermentation of biomass feedstock;

•	the process can allow many forestry products to be used to make ethanol; and

•	the process can also be used to make xylitol.

In January 2005, Old Xethanol acquired the outstanding stock of Superior Separation Technologies, Inc. from UTEK. Superior Separation owns the worldwide exclusive rights to patented technology developed by the National Renewable Energy Laboratory (NREL) for the enhanced separation of biomass feedstocks into their constituent fractions to facilitate subsequent conversion into ethanol and xylitol. The potential benefits of the Superior Separation’s Clean Fractionation of Biomass technology are that:

•	the process separates biomass into very pure cellulose, hemicellulose and lignin fractions;

•	the process can be used on a variety of biomass feedstocks;

•	the process reduces water requirement in biomass treatment;

•	the clean fractions allow easier hydrolysis and fermentation; and

•	the solvent is easily recoverable, and economical.

In September 2004, Old Xethanol acquired the outstanding stock of Ethanol Extraction Technologies, Inc. from UTEK. Ethanol Extraction holds the worldwide exclusive license to a patented technology developed by researchers at Queen’s University, Canada to continuously remove and isolate ethanol, an inhibitor of fermentation, during the fermentation process. The technology incorporates a process in which the fermentation reaction and ethanol removal occur simultaneously. When implemented in ethanol plants, whether corn-based or otherwise, this technology is intended to increase plant capacity and reduce energy costs with relatively modest capital expenditures. The potential benefits of the Ethanol Extraction’s Extractive Fermentation for Ethanol Production technology are that:

•	the process allows use of concentrated feeds;

•	the process reduces water requirement;

•	the process reduces requirement for downstream distillation;

•	the process is capable of retrofit into a conventional plant; and

•	the process can reduce ethanol production costs for a new plant.

In June 2004, Old Xethanol acquired the outstanding stock of Advanced Bioethanol Technologies, Inc. from UTEK. Advanced Bioethanol holds the exclusive worldwide license to an innovative biomass extraction and fermentation process developed by researchers at the Virginia Polytechnic Institute. The technology can be used to convert waste biomass to ethanol and other co-products. We believe this technology offers the potential to reduce the volume of feedstocks used and costs associated with their integration into the production process. Advanced Bioethanol’s proprietary biomass-to-ethanol and xylitol technology platform is being scaled-up by researchers at Virginia Tech. We intend to file patent applications in its name with Virginia Tech’s assistance, and the developer of the process has accepted a position on our Advisory Board. The benefits of the Advanced Bioethanol’s Simultaneous Hydrolysis of Biomass and Recycled Paper Sludge technology are that:

•	the process reduces the amount of additives required for healthy fermentation;

•	the process utilizes waste paper sludge as active ingredient and source of cellulose; and

•	the process requires fewer purification steps prior to fermentation.

We have also entered into a strategic research and development alliance with Bio-Process Innovation, Inc. to commercialize certain rapid fermentation yeast technology under a grant from the U.S. Department of Energy. This technology also offers the potential to increase the capacity of existing plants by accelerating the fermentation and ethanol production cycle, and thereby providing additional throughput.

Intellectual Property

On August 4, 2005, we filed an international patent application under the Patent Cooperation Treaty based on U.S. Provisional Patent Application Serial No. 60/598,880 entitled “Method of Converting a Biomass into a Biobased Product.” The application was filed in the United States Receiving Office. A biomass includes material such as straw, corn stalks (stover), bagasse, hardwoods, cotton stalks, kenaf and hemp. The invention uses an “impact” process for cleanly separating, or fractionating, the basic fibrous components that are present in a biomass and from which fermentable sugars are obtained. The fibrous components of the biomass are then uniquely processed into a wide range of environmentally advantageous biobased products such as ethanol, fossil fuel derivatives, biodegradable plastics or edible protein.

We, in conjunction with Virginia Tech Intellectual Properties Inc., intend to file patent applications on an invention for producing bioethanol. The inventive process provides a source of renewable energy from what were formerly considered waste products. This new invention is both environmentally beneficial and socially responsible.

To protect our trade secrets and the unpatented proprietary information in our development activities, our employees, consultants and contractors are required to enter into agreements providing for the confidentiality and our ownership of such trade secrets and other unpatented proprietary information originated by them while in our employ. We also require potential joint venture partners to enter into confidentiality and non-disclosure agreements.

We cannot assure you that any patents will issue on any of the pending patent applications, nor can we assure you that any of our confidentiality and non-disclosure agreements will provide meaningful protection of our confidential or proprietary information in the case of unauthorized use or disclosure. In addition, we cannot assure you that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

Research and Development

In conjunction with the development of our licensed technologies, we incurred research and development costs of $133,420 in 2005 and $106,231 in 2004.

Sales and Marketing

We sell the ethanol from our Xethanol BioFuels plant under an exclusive marketing agreement with Aventine Renewable Energy, Inc. Aventine supplies more than 500 million gallons of U.S. ethanol needs as the second-largest producer and marketer of ethanol in the United States. Aventine purchases all of Xethanol BioFuel’s ethanol production under a renewable three-year off-take agreement. Sales are made at market prices less the costs of transportation and Aventine’s marketing commission. Distiller’s wet grains produced at Xethanol BioFuels are sold into the animal feed market through a marketing agreement with a local agent.

Regulatory Approvals and Environmental Laws

We are subject to environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Iowa. We are also required to obtain a permit issued by the Bureau of Alcohol, Tobacco and Firearms before any of our ethanol facilities can sell ethanol.

Competition

At our current and projected levels of output, our production is insignificant relative to the overall size of the U.S. ethanol market. Most of the ethanol supply in the United States is derived from corn and is produced at approximately 88 facilities, ranging in size from 300,000 to 300 million gallons per year, located predominately in the corn belt in the Midwest. According to the American Coalition for Ethanol, the largest domestic producer of ethanol is Archer Daniels Midland, which owns some of the largest plants in the country. Archer Daniels Midland accounts for approximately one-third of all domestic capacity with more than 1 billion gallons of production. Its larger plants are wet milling, as opposed to dry milling, and each plant produces 150 to 300 million gallons of ethanol per year. These large plants have certain cost advantages and economies of scale.

Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry’s infrastructure is geared toward corn as the principal feedstock. However, in the area of biomass-to-ethanol production, there are few operators and low output characteristics, and production infrastructure is yet to be developed. We believe our long-term growth prospects in biomass-to-ethanol depend on our ability to acquire and commercialize new technologies. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Employees

We had 30 employees as of June 15, 2006. None of these employees are covered by a collective bargaining agreement and our management believes that our relations with our employees are good.

Corporate Information

Our corporate headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036, and our telephone number is (646) 723-4000. Our website is located at www.xethanol.com.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers.

Name	Age	Position
Christopher d’Arnaud-Taylor	60	Chairman, President, Chief Executive Officer and Director
Lawrence S. Bellone	49	Chief Financial Officer
Robin Buller	49	Vice President Operations
Franz A. Skryanz	68	Vice President, Secretary, Treasurer and Director
Louis B. Bernstein	55	Director
Richard D. Ditoro	67	Director
Richard L. Ritchie	59	Director
Marc S. Goodman	56	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Christopher d’Arnaud-Taylor, Chairman, President and Chief Executive Officer, has worked with Old Xethanol since August 2000. He became our Chairman, President and Chief Executive Officer on February 2, 2005. He is an international merchant banker and entrepreneur who gained global senior corporate executive experience with multinationals including Unilever, Reed Elsevier, Northrop Grumman and TKM Trading. He has directed the strategy, operations and financial affairs of companies in the United States, Europe, Africa, the Middle East and Asia and managed the development and execution of corporate turnarounds and entrepreneurial ventures worldwide. Mr. d’Arnaud-Taylor has been a Director and President of a private merchant banking firm, London Manhattan Securities, Inc., for more than the past five years. London Manhattan has worked with entrepreneurs and established companies in forging new enterprises and realizing the potential of established businesses through mergers and acquisitions, joint ventures and strategic alliances. London Manhattan has participated as managing co-venturer in special situations where its direct involvement led to improving the operating results and strategic focus of an underperforming company or new business venture. Mr. d’Arnaud-Taylor also presently serves as a director of Metamorphix Global Inc, a developer of advanced precast concrete technology that emulates the patterns of natural stone, and Xeminex, Inc., an early-stage producer of lead and zinc concentrates. Previously, Mr. d’Arnaud-Taylor served as CEO of several global trading companies operating primarily throughout the developing world trading in forest products, precision equipment and building materials. He has consulted extensively with leading defense contractors in the USA and Europe on countertrade and defense offset performance. Mr. d’Arnaud-Taylor obtained his M.B.A. from the London Business School having completed additional graduate business studies as an exchange scholar in international finance and development economics at the Ecole des Hautes Etudes Commerciales in Paris, France and corporate finance at New York University’s Stern School of Business. He previously studied economics, government and law at the University of Exeter, England.

Lawrence S. Bellone, Chief Financial Officer, became our Chief Financial Officer on April 5, 2005. In March 2005, Mr. Bellone began providing financial consulting services to us, prior to being named our Chief Financial Officer. From October 2003 to February 2005, Mr. Bellone was a managing director with Bentley Associates, a New York-based investment banking boutique/broker-dealer providing mergers and acquisitions, private placement and corporate advisory services primarily to small and midsized companies. From January to September 2003, Mr. Bellone was an independent financial consultant. From 1988 through December 2002, Mr. Bellone was involved in a wide range of projects and activities including lending, leasing, loan syndications, private debt placement, principal investments, derivatives, corporate development and arbitrage while working in the investment banking and capital market areas of Chase Manhattan Bank (later to become JP Morgan Chase). As a Managing Director and senior member of the Structured Capital Group, he was responsible for structuring, originating and executing innovative financing and investment transactions for Fortune 100 companies. He has negotiated and arranged more than $5 billion in transaction value for companies in the oil and gas, retail, chemical, pharmaceutical, consumer and paper industries. Prior to joining Chase in 1988, he worked in various public and private accounting and finance functions at NY Life Insurance, Price Waterhouse and JP Morgan. While at Price Waterhouse, he qualified as a C.P.A. in New York State. Mr. Bellone holds a B.A. degree from Columbia University and an M.B.A. in accounting and finance from Fordham University. He also holds Series 7 and 63 designations from the NASD.

Robin Buller, Vice President Operations, became our Vice President Operations on March 14, 2005. He has extensive experience in plant and machinery sales worldwide and brings an extensive international background to our business. From August 2003 to February 2005, Mr. Buller was CEO of New York-based Cromer Corporation, where he advised companies and institutions on a broad range of issues, from outsourcing and setting up factories in China, to understanding how to do business with China. He created a China contacts program to direct and assist U.S. companies in developing the right relationships and commercial channels. >From November 1998 to July 2003, he represented MAN Ferrostaal, Inc., Germany in the United States as International Sales Manager and handled sales of U.S.-made machinery and equipment into the Commonwealth of Independent States and Asia. Prior to that he held a number of positions with companies that included MAN Ferrostaal Inc., as well as positions with a number of other companies, including those that required several years' residency in the Far East. Mr. Buller is a Co-founder of the Prince of Wales Business Leaders Forum 2000 pilot program in Shanghai, which brought together Chinese CEOs and their foreign counterparts who engaged in extensive dialogue to learn from each other how to develop business using the best aspects from both cultures. He is a member of the Growing Business Roundtable, British American Business Inc., which engaged in business development advice for companies planning to export to the United States, he has been a guest speaker on International Business at Baruch College in New York, and he sat on the China Committee of the British Chamber of Commerce in Hong Kong, which lobbied both Beijing and London on behalf of Hong Kong and British companies. Mr. Buller holds a B.A. from the University of East Anglia in the United Kingdom and a Masters Diploma from The Institute of Export also in the United Kingdom.

Franz A. Skryanz, Vice President, Secretary, Treasurer and Director, had worked with Old Xethanol since August 2000. He became our Vice President, Secretary, Treasurer and a director on February 2, 2005. He has also worked for more than the past five years with London Manhattan Securities, Inc. assisting Mr. d’Arnaud-Taylor in the development of international projects and managing accounting and administration of that company. He is a financial executive with extensive experience in international business gained in senior management positions with diverse business organizations. Presently, Mr. Skryanz provides financial management, corporate secretary and treasury services to early-stage entrepreneurial companies. Concurrent with his association with our company, Mr. Skryanz provides similar professional services to Metamorphix Global Inc. and Xeminex. Prior to joining Old Xethanol, he served as Treasurer and Secretary of NETdigest.com, Inc., Chief Financial Officer of Cam Designs, Inc. and Chief Financial Officer and Treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia. Mr. Skryanz holds an M.B.A. from the University of Vienna, Austria and was an exchange scholar at Cambridge University, England and the University of Valencia, Spain. He currently serves as a director of Metamorphix Global, Inc. and Xeminex.

Louis B. Bernstein, Director, became a member of our board of directors on June 2, 2005. Mr. Bernstein is currently Assistant General Counsel of Pfizer Inc., where he has been an attorney for 29 years. In this capacity, Mr. Bernstein has managed product liability claims and litigation involving prescription pharmaceuticals, orthopedic implants and other medical devices. Mr. Bernstein also provides due diligence, financial modeling, market research, acquisition candidate profiling and strategic partnering advice and assistance to clients in the life sciences and specialty chemical sectors. In addition, Mr. Bernstein has related experience in advertising and labeling review, legislative analysis and consultation regarding new products and investments, food and drug regulatory matters and commercial transactions.

Richard D. Ditoro, Director, became a member of our board of directors on June 2, 2005. Mr. Ditoro is currently a principal in the consulting firm Merestone Development. In this capacity, Mr. Ditoro provides due diligence, financial modeling, market research, acquisition candidate profiling and strategic partnering advice and assistance to clients in the life sciences and specialty chemical sectors. Prior to joining Merestone Development, Mr. Ditoro held numerous senior management positions, including Vice President of Corporate Development with Lonza Group, an international chemical conglomerate based in Basle, Switzerland. Mr. Ditoro holds a B.S. degree from Georgetown University and an M.B.A. from the University of Chicago.

Richard L. Ritchie, Director, became a member of our board of directors on July 28, 2005. Mr. Ritchie has been an independent investor since February 2000. He previously served as the Executive Vice President and Chief Financial Officer of Big Flower Holdings, Inc., an advertising and marketing and information products and services company that was listed on the New York Stock Exchange until February 2000, when it was acquired. Mr. Ritchie, who is a certified public accountant, has more than 25 years of experience in finance and accounting with several major corporations and an accounting firm. Mr. Ritchie received B.A. and M.B.A. degrees from Michigan State University and completed the post-graduate Program for Management Development at the Harvard Business School.

Marc S. Goodman, Director, became a member of our board of directors on August 10, 2005. Mr. Goodman co-founded the Kenmar group of companies in 1983. Kenmar is a fund of funds manager specializing in alternative investments. Mr. Goodman previously worked for Pasternak, Baum and Co., Inc, an international cash commodity firm, from 1973 through 1983, including serving as a Vice President and Director from 1981 through 1983. While at Pasternak, Baum, Mr. Goodman was largely responsible for business development outside of the United States, for investment of its corporate retirement funds, and for selection of trading personnel in the Vegetable Oil Division. Mr. Goodman also created and developed Pasternak, Baum’s Lauric Oils Department. Mr. Goodman has conducted extensive business in South America, Europe, and the Far East; he has been a merchandiser of all major vegetable oils and their by-products, and of various other commodities such as sunflower seeds, frozen poultry, pulses, and potatoes. While at Pasternak, Baum, he was a member of the National Institute of Oilseeds Products and the American Fats and Oils Association (including its Export Rules Committee). Mr. Goodman graduated from the Bernard M. Baruch School of Business of the City University of New York with a B.B.A. in 1969 and an M.B.A. in 1971. He was awarded an Economics and Finance Department Fellowship from September 1969 through June 1971.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Four of our six directors are considered “independent” under the SEC’s independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

Key Employees

James Stewart, Vice President - Plant Operations and General Manager - Xethanol BioFuels (subsidiary of Xethanol BioEnergy, Inc.). Mr. Stewart has more than 23 years of experience in ethanol production in the United States and throughout the world. In addition to extensive consulting experience, Mr. Stewart has been associated with the ethanol plant in Blairstown, Iowa since its inception and throughout its operations, including serving as general manager of the plant during its operation from 2000 through 2002. Mr. Stewart has extensive experience in all aspects of plant operation including regulatory affairs, staffing, engineering, feedstocks and emergency planning. Prior to his work at the Xethanol BioFuels plant, Mr. Stewart worked as a plant manager and in technical advisory roles at more than ten other ethanol production plants.

David Kreitzer, Vice President - Business Development. Mr. Kreitzer became our Vice President - Business Development on April 6, 2005. He was formerly President and Chief Operating Officer of Gopher State Ethanol LLC, a company he joined in 2000. He has worked in every area of ethanol production having started as an operator and he worked his way up via maintenance and production to the post of Plant Manager. He was appointed Chief Operating Officer of Gopher State Ethanol in 2004. Apart from his management experience, Mr. Kreitzer brings to our company considerable expertise in the waste-to-ethanol sector, having introduced the use of industrial food waste as feedstock for ethanol production at Gopher State Ethanol. Mr. Kreitzer focuses on the waste-to-ethanol business at our company and applies his knowledge to developing new feedstock supply lines as well as devising new and improved ways to break down these materials into fermentable sugars.

Family Relationships

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Advisory Board

We have established an advisory board comprised of four members with experience in the ethanol production business or general corporate matters. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

Some of the members of our advisory board may serve as consultants to us under consulting agreements for which they will receive compensation. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

The members of our advisory board and their primary professional affiliations are as follows:

Foster Aryi Agblevor, Ph.D. is known internationally as an expert in thermochemical biomass conversion and rapid characterization of biomass feedstocks. His expertise in the area was recognized with the winning of the Best Paper Awards at the Gordon Conference on Analytical Pyrolysis in 1991 and 1993. He was also awarded the U.S. Department of Energy’s Special Achievement Award for his contribution towards the development of biomass standards. Since 1996, Dr. Agblevor has been an Associate Professor in the Biological Systems Engineering Department at Virginia Tech. From 1990 to 1996, most recently as a Senior Chemical Engineer, Dr. Agblevor was on the staff of the Center for Renewable Chemicals and Materials at the National Renewable Energy Laboratory. Dr. Agblevor is the current Vice Chairman of the E48 Committee on Biotechnology of the American Society of Testing and Materials (ASTM). He has developed eight ASTM standards on biomass analysis. Dr. Agblevor has authored more than 100 publications in peer-reviewed journals and conference proceedings and holds two U.S. patents and three other patents pending concerning biomass for ethanol production. He has been guest lecturer at the Department of Chemical and Petroleum Engineering, Colorado School of Mines, and was an invited speaker at the Department of Chemical and Petroleum Engineering, University of Kansas, and at several International Energy Agency (IEA) meetings throughout the country. Dr. Agblevor has organized and chaired several sessions of the Cellulose Paper and Textile Division of the American Chemical Society and is active in the American Institute of Chemical Engineers. Dr. Agblevor received M.A.Sc. and Ph.D. degrees in Chemical Engineering and Applied Chemistry from the University of Toronto, Canada.

Mark Austin is the Managing Director of Chandler Reed LLC, a strategic growth and venture development consulting firm, where he advises clients in the areas of business strategy and planning, technology development, marketing, finance and strategic alliances. He has lectured on strategic planning in China, business development in Africa, and technology in Latin America. Mr. Austin holds patents issued in the United States, Latin America, Europe and Asia, and has won product design awards in the United States and Asia. He is an advisor to the New York Energy & Environmental Funders’ Forum, a program of the Center for Economic and Environmental Partnership, Inc. In December 2005, Mr. Austin entered into a consulting agreement with us to assist us in the development of our technology portfolio and overall technology strategy.

Jed Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer, since 1985. His company, Windemere Development, has developed over 700 residential properties in the past eight years. He is the Chairman of the Board of Campusfood.com, Inc., a leading company in the online food ordering business. He also currently serves as a director of Advanced BioPhotonics Inc., a publicly-held advanced medical imaging technology company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.

Donald Wilkes is the President and Chief Executive Officer of Blue Pacific Flavors, Inc. and has more than 30 years experience in the food and beverage industry including creative work in innovative food flavor development in the Americas, Asia and Europe. In 1992, Mr. Wilkes started Wilkes & Associates, Inc., a successful food technology/consulting firm that focuses on large Asian food and beverage manufacturers. He continues to consult to the food and beverage industry in Asia. His unique experience and relationships provided the basis for Blue Pacific’s expansion into the lucrative Asia Pacific markets. Founded in 1993, Blue Pacific Flavors has direct sales offices in China, Malaysia and Korea. Blue Pacific is a leading innovative flavor manufacturer known for designing imaginative beverage concepts that combine unique functional ingredients with proprietary engineered flavor systems. Mr. Wilkes is a professional member of the Institute of Food Technologists, American Association of Cereal Chemists and Chemists Club in New York. He sits on the Industry Advisory Board for Food and Science Nutrition at Chapman University and is a member of the Industry Advisory Board for New Hope Media Publication’s Nutraceutical and Functional Food magazine. He has served in the past as Chairman of the West Coast for National Association of Fruits, Flavors and Syrups, Functional Beverage and Wellness Summit 2001, 2002 and 2003, co-chaired Asia Business Forum’s International Conference on Coffee, Tea and Natural Colors, and co-chaired the Nutracon Functional Beverage Conference in Anaheim, California in 2003. Mr. Wilkes is a featured columnist in the quarterly food service culinary magazine “Flavor and the Menu”, in which he writes on food service and retail beverages trends and innovation. He co-authored a chapter on Functional Beverages with six other researchers called “Nutriceuticals and Functional Foods.”

Joseph Grano, Jr. has been one of the financial service industry's leading executives over the past 30 years. He currently heads Centurion Holdings, LLC and formerly served as Chairman of the President's Homeland Security Advisory Council. Previously, Mr. Grano was Chairman and CEO of UBS PaineWebber. Prior to the merger of the two companies, Mr. Grano was President of the PaineWebber Group where he oversaw the acquisition of Kidder, Peabody and J.C. Bradford and was instrumental in the merger of PaineWebber and UBS.

Audit Committee. In July 2005, we established an audit committee of the board of directors, which consists of Richard L. Ritchie, who serves as chairman of the committee, and Richard D. Ditoro, each of whom is an independent director. The board of directors has determined that Mr. Ritchie is a financial expert. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

•	directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

•	approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

•	unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

Compensation Committee. In July 2005, we established a compensation committee of the board of directors, which consists of Marc S. Goodman, who serves as chairman of the committee, and Richard D. Ditoro, each of whom is an independent director. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our incentive compensation plan, and recommends and approves grants of stock options and restricted stock grants under that plan.

Nominations and Governance Committee. All director considerations, selections, and nominations are voted on by a majority of the independent directors. In July 2005, we established a governance committee of the board of directors, which consists of Louis B. Bernstein, who is an independent director and serves as chairman of the committee, and Franz Skryanz, who is a director and our Vice President, Secretary and Treasurer. The purpose of the governance committee is to oversee the selection and composition of committees of our board. The governance committee’s duties, which are specified in our Corporate Governance Committee Charter, include, but are not limited to:

•	committee selection and composition;

•	considering the adequacy of our corporate governance;

•	overseeing and approving management continuity planning process; and

•	reporting regularly to the board with respect to the committee’s duties.

Code of Ethics

Our Board of directors has adopted a code of ethics applicable to all officers, directors and employees, a copy of which is available on our website at http://www.xethanol.com . We will provide a copy of this code to any person, without charge, upon request, by writing to Xethanol, Inc., Attention: Chief Financial Officer, 1185 Avenue of the Americas, New York, New York 10036. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website at the address specified above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to us during the year ended December 31, 2005, and Forms 5 and amendments thereto furnished to us for the year ended December 31, 2005 and certain written representations, no persons who were either a director, officer, or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2005, with the exception that (i) Lawrence Bellone filed a late report on Form 3 on October 31, 2005 and (ii) Robin Buller filed a late report on Form 3 on March 31, 2006.

Copies of the insider trading reports can be found at our corporate website at http://www.xethanol.com on our home page, under “Investor Relations / SEC Filings” or on Yahoo Finance at http://finance.yahoo.com.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
							Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Award(s) ($)	Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Christopher d’Arnaud-Taylor	2005	180,000		—	—		—	—	—	—
Chairman, President and	2004	—		—	244,000	(2)	—	—	—	—
Chief Executive Officer	2003	—		—	193,300	(2)	—	—	—	—

Lawrence Bellone	2005	135,000	(3)	—	—		812,500	100,000	—	—
Chief Financial Officer	2004	—		—	—		—	—	—	—

Robin Buller	2005	62,730	(4)	—	—		146,250	—	—	—
VP, Operations	2004	—		—	—		—	—	—	—
________________________

(1)
Other Annual Compensation does not include the cost to us or Old Xethanol for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer.

(2)
The compensation in the Other Annual Compensation column consists of consulting fees paid by Old Xethanol to London Manhattan Limited, Inc., an entity controlled by Mr. d’Arnaud-Taylor. See “Certain Relationships and Related Transactions - Management and Consulting Services Agreements.”

(3)	Mr. Bellone joined our company in March 2005.
(4)	Mr. Buller joined our company in March 2005.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

Prior to our 2005 Incentive Compensation Plan, we have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time. The effective date of the 2005 Plan is February 2, 2005. As of December 31, 2005, 317,070 shares of our common stock and stock options to purchase 480,000 shares of our common stock were granted under the 2005 Plan.

Individual Option Grants in 2005

Name	Common Shares Underlying Options Granted (#)	Percent of Total Option Granted To Employees	Exercise Price ($/Sh)	Expiration Date
Lawrence Bellone, CFO	100,000	67%	$ 3.75	4/08

Aggregated Option Exercises in 2005 and Year-end Option Values

Name	Number of Common Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options; Exercisable/ Unexercisable (#)	Value of Unexercised In-The-Money Options; Unexercisable/ Exercisable ($)
Lawrence Bellone, CFO	—	—	100,000 / 0	39,000 (1)
________________________

(1)	Based on the closing price of $4.14 per share of our common stock as quoted on the OTC Bulletin Board on December 30, 2005.

Compensation of Directors

Each current independent member of our board of directors has received stock options to purchase 50,000 shares of our common stock, plus the chairman of the audit committee received an additional 50,000 options and the chairmen of the compensation and governance committees received 25,000 additional options. One director not chairing any committee but serving on 2 committees received an additional 30,000 shares. All stock options are exercisable at $4.00 and are exercisable 50% at date of grant and 50% at the end of the first anniversary of service. Total options awarded to our independent directors were 330,000.

Jeffrey S. Langberg, a director from February 2005 until his resignation effective June 12, 2006, provides business advisory services to us under a consulting agreement entered into in February 2005. See “Certain Relationships and Related Transactions - Management and Consulting Services Agreements.” During 2005, we recorded consulting fees to Mr. Langberg of $455,000 and provided health insurance coverage to Mr. Langberg at a cost of $14,014 to us. Under this agreement, we currently pay Mr. Langberg a monthly consulting fee of $15,000 and Mr. Langberg is eligible to receive awards under our 2005 Incentive Compensation Plan. Mr. Langberg does not receive any compensation otherwise payable to him as a director. During the first quarter of 2006, Mr. Langberg received consulting fees of $45,000 and was awarded a performance bonus of $400,000 payable during 2006.

Employment Agreements

In January 2005, Christopher d’Arnaud-Taylor, our Chairman, President and Chief Executive Officer, entered into an employment agreement with us to serve as our Chairman, President and Chief Executive Officer for a term of three years. Under this employment agreement, Mr. d’Arnaud-Taylor will devote substantially all of his business time and efforts to our business.

The employment agreement of Mr. d’Arnaud-Taylor currently provides a fixed base salary at an annual rate of $216,000. We are in the process of preparing a more comprehensive agreement for Mr. d’Arnaud-Taylor which will supercede his current agreement. Under the terms of his agreement, Mr. d’Arnaud-Taylor is eligible to participate in the 2005 Incentive Compensation Plan.

Incentive Compensation Plan

On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan, which was submitted to and approved by our stockholders. The effective date of the 2005 Plan is February 2, 2005 and its term expires February 2, 2015.

The purpose of the 2005 Plan is to provide a means for our company and its subsidiaries and other designated affiliates, which we refer to as Related Entities, to attract key personnel to provide services to our company and the Related Entities, as well as to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of our company and its Related Entities and promoting the mutuality of interests between participants and our stockholders. A further purpose of the 2005 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of our company and its Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of our company and our Related Entities.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan is equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

A committee of our board of directors, which we refer to as the Committee, is to administer the Plan. All Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and independent as defined by NASDAQ or any other national securities exchange on which any securities of our company may be listed for trading in the future. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2005 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our company common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Subject to the requirements of the 2005 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement.

Our board of directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our company common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive awards. Unless earlier terminated by our board of directors, the 2005 Plan will terminate at such time as no shares of our common stock remain available for issuance under the 2005 Plan and we have no further rights or obligations with respect to outstanding awards under the 2005 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of June 13, 2006:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the option holders. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036.

Name and Address of Beneficial Owner	Number of SharesBeneficially Owned (1)		Percentage of Shares Beneficially Owned (2)
Christopher d’Arnaud-Taylor	1,090,022	(3)	4.0%
Lawrence S. Bellone	916,680	(4)	3.3%
Robin Buller	45,000		*
Franz A. Skyranz	86,515		*
Louis B. Bernstein	75,000	(5)	*
Richard D. Ditoro	88,828	(6)	*
Richard L. Ritchie	100,000	(7)	*
Marc S. Goodman	75,000	(8)	*
Directors and executive officers as a group	2,477,045	(9)	8.8%
Lucas Capital Management	2,168,242	(10)	7.9%
________________________
*  Less than 1% of outstanding shares.
(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after June 13, 2006, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 27,285,648 shares of common stock outstanding on June 13, 2006.
(3)
Includes 632,450 shares of common stock held by Mr. d’Arnaud-Taylor’s spouse, 132,422 shares of common stock held by Xtraction Technologies Limited, an entity controlled by Mr. d’Arnaud-Taylor’s spouse, 318,088 shares of common stock held by London Manhattan Securities, Inc., an entity controlled by Mr. d’Arnaud-Taylor.

(4)	Includes 548,780 shares of common stock issuable upon the exercise of currently exercisable warrants and stock options.
(5)	Consists of 75,000 shares of common stock issuable upon the exercise of currently exercisable stock options.
(6)	Includes 80,000 shares of common stock issuable upon the exercise of currently exercisable stock options.
(7)	Consists of 100,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(8)	Consists of 75,000 shares of common stock issuable upon the exercise of currently exercisable stock options.
(9)	Includes 878,780 shares of common stock issuable upon the exercise of currently exercisable warrants and stock options.
(10)
Includes 330,000 shares of common stock issuable upon the exercise of currently exercisable warrants. The address of Lucas Capital Management, LLC is 328 Newman Springs Road, Red Bank, New Jersey 07701.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Permeate Refining

On September 1, 2001, Old Xethanol acquired the ethanol business of Energy Capital & Technology LLC, including, under a letter of intent, the right to acquire Permeate Refining, Inc., an ethanol-producing company in Hopkinton, Iowa. Christopher d’Arnaud-Taylor, the Chairman and Chief Executive Officer of Old Xethanol, and certain other of our stockholders, in the aggregate, were the majority members of Energy Capital. In contemplation of the acquisition of Permeate Refining, in 2001, Old Xethanol issued 1,000,000 shares of its common stock to the owners of Permeate Refining, which included Robert J. Lehman, its then President - Permeate Refining subsidiary, and his spouse. On July 7, 2003, Old Xethanol finalized the acquisition of 100% of the outstanding common stock of Permeate Refining from its stockholders for $750,000 in a cash transaction.

In a separate transaction, through our wholly-owned subsidiary, Xethanol One, LLC, a Delaware limited liability company formed on May 28, 2003 for this purpose, Old Xethanol acquired the real estate and certain production facilities associated with Permeate Refining’s operations from Permeate Refining’s former owners, Robert J. Lehman and his spouse, for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full (the “Note”). Consequently, Xethanol One, LLC was responsible for monthly payments of $10,530, consisting of $8,322 in interest and $2,208 in real estate tax installments.

On October 18, 2005 we entered into a memorandum of agreement with Robert J. Lehman and his spouse and the Master’s Trust, which held the mortgage on the real estate associated with Permeate Refining’s operations. Pursuant to the agreement, we executed a Mutual General Release dated January 23, 2006. Under the terms of the Mutual General Release, the $1,125,000 Note was exchanged for a new note (“New Note”) issued by our company in the amount of $243,395 to the Lehmans and 135,000 shares of our common stock were issued to Master’s Trust in exchange for the full release and satisfaction of the mortgage on the Permeate Refining real estate. The New Note is payable on August 1, 2006. Interest is due monthly on the outstanding principal of the Note at a rate equal to .5% above prime rate. We make a monthly payment equal to $3,128 allocated between interest and principal based on the current interest rate.

Management and Consulting Services Agreements

In September 2001, Old Xethanol entered into a Management Services Agreement with London Manhattan Limited, Inc., a corporation controlled by Christopher d’Arnaud-Taylor, our Chairman and Chief Executive Officer, for the senior corporate management services of Mr. d’Arnaud-Taylor as its President. Pursuant to this agreement, Old Xethanol agreed to pay London Manhattan Limited, Inc. a monthly management fee, an incentive bonus based on the closing of project transactions and a percentage of our earnings before interest, depreciation and amortization. In connection with the reverse merger and private offering, we and London Manhattan Limited, Inc. agreed to terminate the Management Services Agreement, with no further liability or obligation on the part of the parties (except for certain earned, accrued fees), effective as of the closing of such transactions. Mr. d’Arnaud-Taylor entered into an employment agreement directly with us, as described in “Item 10. Executive Compensation - Employment Agreements”.

In January 2003, Old Xethanol entered into a Consulting Services Agreement with Jeffrey Langberg & Associates, pursuant to which Jeffrey S. Langberg, formerly one of our directors, provided business advisory services. Under this agreement, Old Xethanol had agreed to pay Jeffrey Langberg & Associates a monthly consulting fee, an incentive bonus based on the closing of project transactions and a fee for introductions to investors. In connection with the reverse merger and private offering, we and Jeffrey Langberg & Associates agreed to terminate the Consulting Services Agreement, with no further liability or obligation on the part of the parties or of us (except for certain earned, accrued fees), effective as of the closing of such transactions. Under the January 2003 agreement, we recorded consulting fees to Mr. Langberg of $389,025 in 2004 and $246,270 in 2003.

In February 2005, we entered into a Consulting Services Agreement with Mr. Langberg, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, we agreed to pay Mr. Langberg a monthly consulting fee of $15,000 per month and a sign-on bonus of $225,000. Mr. Langberg is also eligible to receive performances bonuses at the discretion of the Board of directors as well as equity-based awards under the 2005 Plan. Mr. Langberg agreed to waive any compensation otherwise payable to him while he was a director of our company. During 2005, we recorded total consulting fees to Mr. Langberg of $455,000.

Office Space

In October 2004, Old Xethanol began sharing office space in New York City with other affiliated companies under a sublease with Xethanol Management Services, LLC (“XMS”) which is a single member LLC controlled by Mr. Langberg. Under this arrangement, we are currently paying approximately $10,400 per month, plus reimbursements of other costs, in sublease payments on a month to month basis. As of December 31, 2005, total payments made were $99,806. No payments were required in 2004. During 2004, Old Xethanol paid a security deposit of $16,336 and made a one-time payment to XMS of approximately $44,000 for furniture, telephone and computer equipment and related software.

SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of June 13, 2006;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the number and percentage of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. nor, to the best of our knowledge, is any of the selling stockholders an affiliate of such a broker-dealer.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after June 13, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)

Alan M. Berman	28,891	28,891	--	*
Andrew Russell	7,000	7,000	--	*
Barry H. Garfinkel	86,668	86,668	--	*
Bernard Korman	14,447	14,447	--	*
Blasucci Corp. - P-S Plan and Trust	14,447	14,447	--	*
Boaz Rahav	23000	23000	--	*
Cantybay Enterprises Limited	14,447	14,447	--	*
Capital Financial Advisors, LLC	32,500	32,500	--	*
Carrier Family Trust	28,892	28,892	--	*
Christina J. Hieber	14,447	14,447	--	*
Civic Capital Fund I, LLC	43,335	43,335	--	*
Crestview Capital Master, LLC	1,155,556	1,155,556	--	*
Daniel Nicholas	5000	5000	--	*
David T.R. Tsiang	12000	12000	--	*
Don Kinder	22,247	22,247	--	*
Donald Valente	5000	5000	--	*
Douglas M. Kerr and Joan Walter	14,447	14,447	--	*
Edmund T. Karam and Barbara Karam	14,447	14,447	--	*
Elaine P. Dine IRA	14,447	14,447	--	*
Enable Growth Partners LP (4)	421,779	421,779	--	*
Enable Opportunity Partners, LP (4)	69,335	69,335	--	*
Eric David Frankel	28,891	28,891	--	*
GBAF Capital, LLC	28,891	28,891	--	*
Gem Holdings, LLC	14,447	14,447	--	*
George A. Davis	14,447	14,447	--	*
Georgeanne S. Eaton	14,447	14,447	--	*
Eugenia T. Bokios	5000	5000	--	*
Growth Ventures, Inc. Pension Plan and Trust	28,891	28,891	--	*
Guarantee & Trust Co. ttee fbo Harris Toibb IRA/RO (5)	86,970	86,970	--	*
H. Joseph Leitch	28,891	28,891	--	*
Hamagen Insurance Company Ltd. (6)	112,668	112,668	--	*
Harry and Theresa Haushalter (7)	33,891	28,891	5,000	*
Harvey B. Jacobson Jr	14,447	14,447	--	*
HLTGT, LLC (5)	28,891	28,891	--	*
Howard Smuckler	22,247	22,247	--	*
HTI Ventures, LLC	28,891	28,891	--	*
Jablow Family Trust 1991 (8)	15,447	14,447	1,000	*
Jack Fishman	57,779	57,779	--	*
Jack L. Willis	14,447	14,447	--	*
Jacob Harris (9)	317,779	57,779	--	*
Jean F. Hieber (10)	29,891	28,891	1,000	*
Jeffrey Ma	57,779	57,779	--	*
Jennifer M. Hieber	14,447	14,447	--	*
Jeremy Harding	28,891	28,891	--	*
John Charles Layfield (11)	57,781	28,891	--	*
John VanSickle	14,447	14,447	--	*
Josephine F. Waine 1992 Trust	14,447	14,447	--	*
JSH Partners (9)	260,000	260,000	--	*
Leslie McCall	22,000	22,000	--	*
Libertyview Funds, LP (12)	57,779	57,779	--	*
Libertyview Special Opportunities Fund, LP (12)	57,779	57,779	--	*
Lorraine DiPaolo (13)	110,668	109,668	1,000	*
Lucas M. A. Wurfbain	14,447	14,447	--	*
Magnetar Capital Master Fund, Ltd	1,155,556	1,155,556	--	*
Malcolm J. Davis	14,447	14,447	--	*
Marie Carlino IRA	14,447	14,447	--	*
Mary A. Susnjara IRA	14,447	14,447	--	*
Maurice Marciano Trust (2005 Restatement)	144,447	144,447	--	*
Maxwell J. Rhee	14,447	14,447	--	*
Meredith Whitney (11)	57,781	28,891	--	*
Michael Bunyaner	57,779	57,779	--	*
Michael Toibb	72,225	72,225	--	*
Migdal Insurance Company Ltd. Subaccount: Migdal Elementar (6)	93,890	93,890	--	*
Migdal Insurance Company Ltd. Subaccount: Migdal OLI (6)	93,890	93,890	--	*

Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)

Migdal Insurance Company Ltd. Subaccount: Migdal PPP (6)	516,390	516,390	--	*
Migdal Management of Provident Funds Ltd. (6)	5,499	5,499	--	*
Mitchell Kessler	43,335	43,335	--	*
Myron S. Gorel (14)	17,447	14,447	3,000	*
New Makefet Pension and Benefit Funds Management LTD (6)	116,558	116,558	--	*
Nite Capital, LP	288,891	288,891	--	*
Northeast Securities, Inc.	50000	50000	--	*
Oliver T.W. Hawkins	14,447	14,447	--	*
O'Malley Family LLC	14,447	14,447	--	*
Opallo Investment Ltd.	433,335	433,335	--	*
Orrie Lee Tawes	194,748	194,748	--	*
Paul S. Davis	14,447	14,447	--	*
Peter S. Rawlings	57,779	57,779	--	*
Pierce Diversified Strategy Master Fund LLC (4)	86,668	86,668	--	*
RHP Master Fund, Ltd. (22)	144,447	144,447	--	*
Richard A. Lippe (15)	50,335	43,335	7,000	*
Richard L. Zorn	80,779	80,779	--	*
Richard R. Davis	14,447	14,447	--	*
Robert A. Bonelli (16)	90,000	40,000	--	*
Robert and Nancy Maerz	14,447	14,447	--	*
Robert Horman Craft III	14,447	14,447	--	*
Robert Hayes (17)	55,000	5,000	--	*
Robert J. Casale (18)	35,891	28,891	7,000	*
Robert Paca	21000	21000	--	*
Roger Lyman Goettsche, MD IRA	14,447	14,447	--	*
Ronald B. Sunderland IRA	34,891	28,891	6,000	*
Ronald E. Gilefsky	7,224	7,224	--	*
Ronald L. Fein Revocable Trust of 2004	28,892	28,892	--	*
Sanford B. Prater	28,891	28,891	--	*
Scott M. and Cheryl L. Hergott Living Trust 2003	57,779	57,779	--	*
Sensus, LLC	57,779	57,779	--	*
Southridge Drive Associates	14,447	14,447	--	*
Spencer Romoff	14,447	14,447	--	*
Stephan H. Kim	26,447	26,447	--	*
Stephen J. Perrone (19)	90,000	40,000	--	*
Steven Eisenberg	28,891	28,891	--	*
Sunrise Equity Partners, LP	288,891	288,891	--	*
Taktikan, Ltd.	43,335	43,335	--	*
The Churchill Fund LP (20)	28,891	28,891	--	*
The Churchill Fund QP,LP (20)	28,891	28,891	--	*
Toibb Investment, LLC (5)	793,681	793,681	--	*
Trust D (12)	57,779	57,779	--	*
William Alexander	28,891	28,891	--	*

Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)

William D. Hyler	28,891	28,891	--	*
William F. Callanan	57,779	57,779	--	*
William Lippe and Micki Lippe	28,891	28,891	--	*
William P. Behrens (21)	113,891	63,891	--	*
William T. Behrens	5000	5000	--	*
Yau Doon Chiang	165,860	165,860	--	*

Selling Stockholders as a Group	9,862,996	9,314,216	31,000	*

________________________________________________
* Represents less than 1% of outstanding shares.

(1)	Beneficial ownership information for the selling stockholders is provided as of June 13, 2006, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Based on 27,285,648 shares of common stock outstanding on June 13, 2006. The shares issuable under stock options and warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after June 13, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4)
Each of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC has as its Managing Member Enable Capital Management, LLC, which has voting and disposition power of the shares owned by each of such entities that are included in this prospectus.

(5)
28,891 shares included in this prospectus are owned by HLTGT, LLC, of which Mr. Toibb is the trustee, as to which Mr. Toibb has sole voting and disposition power; 793,681 shares of common stock included in this Prospectus owned by Toibb Investment, LLC, of which Mr. Toibb is the Manager, at to which Mr. Toibb has sole voting and dispositive power; and. 86,970 shares included in this prospectus are owned by Guarantee & Trust Co ttee fbo Harris Toibb IRA , of which Mr. Toibb is the sole beneficial owner.

(6)
Hamagen Insurance Company, Ltd., Migdal Insurance Company Ltd. Subaccount: Migdal Elementar, Migdal Insurance Company Ltd. Subaccount: Migdal OLI, Migdal Insurance Company Ltd. Subaccount: Migdal PPP, Migdal Management of Provident Funds Ltd., and New Makefet Pension and Benefit Funds Management LTD have a common parent, Migdal Insurance Company, Ltd.

(7)	Includes 5,000 shares of common stock owned by Harry and Theresa Haushalter that are not included in this Prospectus.

(8)
Includes 500 shares of common stock owned by Walter Jablow, a beneficiary of the Jablow Family Trust 1991, and 500 shares of common stock held by Bette Lee Jablow IRA. Mrs. Jablow is a trustee of the Jablow Family Trust 1991. Mr. and Mrs. Jablow, as the trustees of the trust, have voting and disposition power of the shares owned by the trust offered under this prospectus.

(9)
Includes 260,000 shares of common stock included in this prospectus that are owned by JSH Partners. Mr. Harris, as the Manager of JSH Partners, has sole voting and dispositive power of the shares owned by JSH Partners.

(10)
Includes 1,000 shares of common stock owned by Shoemberg Hieber. Jean F Heiber is the controlling partner of Shoemberg Hieber and has sole voting and disposition power of the shares owned by Shoemberg Hieber.

(11)
Includes 28,891 shares of common stock included in this prospectus that are owned by John Charles Layfield and, 28,891 shares of common stock included in this prospectus that are owned by Meredith Whitney, his spouse.

(12)
Libertyview Funds, LP, Libertyview Special Opportunities Fund, LP and Trust D. Mr. Meckler, have a common manager, Richard Meckler, who has voting and disposition power of the shares owned by each of them and included in this prospectus.

(13)
Includes 1,000 shares of common stock owned by the DiPaolo Foundation. Lorraine DiPaolo is the manager of the DiPaolo Foundation and has sole voting and disposition power of the shares owned by the DiPaolo Foundation.

(14)	Includes 3,000 shares of common stock owned by Coventry Manufacturing. Myron Gorel is the President of Coventry Manufacturing and has sole voting and disposition power of the shares owned by it.

(15)	Includes 7,000 shares of common stock owned by Camila Bellick, the spouse of Richard A. Lippe.

(16)	Includes 50,000 shares of common stock included in this prospectus owned by Northeast Securities. Mr. Bonelli is the President of Northeast Securities.

(17)	Includes 50,000 shares of common stock included in this prospectus owned by Northeast Securities. Mr. Hayes is the Chief Financial Officer of Northeast Securities.

(18)	Includes 7,000 shares of common stock owned by Robert J. Casale that are not included in this prospectus.

(19)	Includes 50,000 shares of common stock included in this prospectus owned by Northeast Securities. Mr. Perrone is the Chief Executive Officer of Northeast Securities.

(20)
28,891 shares of common stock included in this prospectus are owned by The Churchill Fund, LP and 28,891 shares of common stock included in this prospectus are owned by The Churchill Fund QP, LP. Cecilia Brancato is the Managing Partner of both funds and has sole voting and disposition power of the shares owned by them.

(21)	Includes 50,000 shares of common stock included in this prospectus owned by Northeast Securities. Mr. Behrens is the Chairman of Northeast Securities.

(22)
RHP Master Fund, LTD is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entitles and individuals disclaim beneficial ownership of the Company’s Common Stock owned by the RHP Master Fund.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be effected at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon .our receipt of written notification by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our receipt of written notification by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to .us that he or she acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Stockholder that he or she may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

We have agreed to pay all fees and expenses incident to the registration of the shares, but the we will not receive any proceeds from the sale of the common stock. We have also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 13, 2006, there were issued and outstanding:

•	27,285,648 shares of common stock;

•	࿠2,134,720shares of common stock reserved for issuance pursuant to outstanding warrants at a weighted average exercise price of $4.91 per share;

•	࿠2,124,321 shares of common stock reserved for issuance pursuant to outstanding Series A Warrants at a purchase price of $4.50 per share;

•	758,735 shares of common stock reserved for issuance pursuant to outstanding Series B Warrants at a purchase price of $6.85 per share;

•	3,105,301 shares of common stock reserved for issuance pursuant to purchase by Fusion Capital;

•	1,575,000 shares of common stock reserved for issuance pursuant to currently outstanding stock options under our 2005 Incentive Compensation Plan; and

•	107,930 shares of common stock reserved for issuance pursuant to additional stock options that may be granted under our 2005 Incentive Compensation Plan.

The following summary of the principal characteristics of our common stock is qualified by reference to the provisions of our certificate of incorporation which is included as an exhibit to this registration statement of which this prospectus is a part.

Common Stock

Dividends. The holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business.

Preemptive Rights. The holders of shares of our common stock do not have preemptive rights.

Voting Rights. The holders are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

Redemption. The warrants may not be redeemed by us.

Transfer, Exchange and Exercise. The warrants may be exercised upon the surrender of the warrant certificate on or prior to the expiration date at the our offices with the form of “Subscription Form” on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of cash, certified check or bank draft payable to the order of our company) of the full exercise price for the number of shares being exercised under the warrant.

Adjustments. The warrants contain provisions that protect the holders of the warrants against dilution by adjustment of the purchase price in certain events, such as stock dividends and stock splits, and for other customary events.

Voting Rights. The warrants do not confer upon holders any voting or any other rights as a stockholder of our company.

Limitations on Transfer of Shares

All shares of our common stock offered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act. Affiliates will be required to effect sales of such shares pursuant to the provisions of Rule 144. Sales effected under Rule 144 are subject to a number of requirements that depend, among other things, upon the status of the seller as an “affiliate” or a “non-affiliate”. Such sales may be subject to volume limitations, manner-of-sale provisions, notice requirements and the availability of current public information about us. .Our transfer agent will require an opinion from legal counsel in connection with sales effected under Rule 144. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

Market Information

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol XTHN.OB. The high and low bid prices for our common stock at the close of business on June 13, 2006, as reported by the OTC Bulletin Board, were $8.68 and $8.05 per share, respectively. On June 12, 2006, we were notified by the American Stock Exchange (the “Exchange”) that our common shares have been approved for listing on the Exchange. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if we are not in compliance with such standards.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. We serve as transfer agent for our warrants.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitations of Liability and Indemnification

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL PROCEEDINGS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by our legal counsel, Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York.

On July 29, 2005, William C. Roll, as trustee for the Hope C. Roll Trust, and Hope C. Roll, as trustee for the William C. Roll Trust (hereinafter, the “Plaintiffs”), commenced an action against our company in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida, Case No. 2005-CA-6351, requesting declaratory judgment declaring that Plaintiffs are entitled to receive 300,000 shares of our common stock and seeking transfer to Plaintiffs of these 300,000 shares of common stock, or, in the alternative, damages for breach of contract, conversion, and breach of fiduciary duty. We filed a notice of removal on August 29, 2005, and the case is now being heard in the United States District Court for the Middle District of Florida, Orlando Division (Case No. 6:05-CV-1263-ORL-28-JGG). On September 8, 2005, we filed our answer and affirmative defenses to Plaintiffs' complaint, asserting that the Rolls do not have any ownership interests in shares of our common stock.

Effective October 19, 2005, we entered into a marketing and licensing agreement with DDS Technologies USA, Inc (“DDS”), under which among other things, we agreed to settle two related legal actions concerning our investment in a joint venture called DDS-Xethanol, LLC. Under the terms of the agreement, we entered into a mutual release with DDS, by which each party discharged the other from all claims and liabilities and jointly filed dismissals with prejudice of all claims in the two legal actions. As part of the agreement, DDS issued 200,000 shares of its stock to us. DDS also granted a license to us to deploy DDS’s patented dry disaggregation technology in our ethanol facilities. DDS also granted to us an exclusive license, with certain exceptions, to market the DDS dry disaggregation technology to the ethanol industry in the United States. We will pay a royalty to DDS for use of the technology equal to 1.25% of ethanol revenues generated from the use of such technology.

EXPERTS

Our financial statements covering our consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, included in this prospectus and in the registration statement, have been audited by Imowitz Koenig & Co., LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended December 31, 2005 and 2004.

On February 8, 2005, we filed with the SEC a Current Report on Form 8-K reporting the resignation on February 2, 2005 of Cordovano and Honeck, P.C., as our independent auditor, and the approval by our board of directors on February 2, 2005 of Imowitz Koenig & Co., LLP as our new independent registered public accounting firm. In connection with the audits of our financial statements for each of the two fiscal years ended June 30, 2004 and 2003, and through February 2, 2005, there were no disagreements with Cordovano and Honeck, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Cordovano and Honeck, P.C., would have caused Cordovano and Honeck, P.C. to make reference to the matter in its reports.

Because Old Xethanol was deemed to be the accounting acquirer in the reverse merger, we have adopted the fiscal year end of December 31 of Old Xethanol, instead of our previous fiscal year end of June 30. On April 20, 2005, we filed a Current Report on Form 8-K/A containing financial statements for the year ended December 31, 2004 to cover the transition period.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

Controls and Procedures

Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. The evaluation process, including the inherent limitations on the effectiveness of such controls and procedures, is more fully discussed below. Based upon our evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, our Chief Executive Officer and Chief Financial Officer have concluded that as of the end of the period covered by this report, notwithstanding the prior existence of certain material weaknesses, our disclosure controls and procedures were effective.

There has been no change in the Company’s internal controls over financial reporting during Fiscal 2006 that has materially affected, or is reasonably likely to materially affect, the Company’s internal controls over financial reporting.

Limitations on the Effectiveness of Controls

We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Our disclosure controls and procedures are designed to provide a reasonable assurance of achieving their objectives and our Chief Executive Officer and Chief Financial Officer have concluded that such controls and procedures are effective at the “reasonable assurance” level.

DESCRIPTION OF PROPERTY

We maintain our principal executive and administrative offices in New York, New York, where we sublease office space under a month-to-month sub-lease for a monthly rental rate of $10,400 from a company in which one of our directors is the managing member. See “Certain Relationships and Related Transactions—Office Space” for a more detailed discussion of this arrangement.

We own our Permeate Refining facility located in Hopkinton, Iowa (near Cedar Rapids, Iowa) which consists of a 25,000 square foot ethanol plant, and we own our Xethanol BioFuels facility located in Blairstown, Iowa which consists of a 24,728 square foot ethanol plant on 25.5 acres of land. Each plant also includes warehouse and distribution facilities, and available space for potential expansion.

FINANCIAL STATEMENTS

XETHANOL CORPORATION

Form 10-KSB
Consolidated Financial Statements
Contents

Consolidated Financial Statements for the years ended December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm	F-2 / 64

Consolidated Balance Sheets	F-3 / 65

Consolidated Statements of Operations	F-4 / 66

Consolidated Statements of Changes in Stockholders’ Equity	F-5 / 67

Consolidated Statements of Cash Flows	F-6 / 68

Notes to Consolidated Financial Statements	F-7 / 69

Form 10-QSB
Consolidated Financial Statements
Contents

Consolidated Financial Statements for the three months ended March 31, 2006 and 2005

Consolidated Balance Sheet	F-23 / 86

Consolidated Statements of Operations	F-24 / 87

Consolidated Statements of Cash Flows	F-25 / 88

Notes to Consolidated Financial Statements	F-26 / 89

Report of Independent Registered Public Accounting Firm

To the Board of directors and Stockholders of
Xethanol Corporation

We have audited the accompanying consolidated balance sheets of Xethanol Corporation (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xethanol Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/Imowitz Koenig & Co., LLP

New York, New York
March 24, 2006

XETHANOL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$802,664	$113,472
Receivables	565,041	55,380
Inventory:
Finished goods	55,343	—
Raw materials	68,169	27,453
Work in process	72,620	10,860
Other assets	172,168	93,455
Total current assets	1,736,005	300,620
Property and equipment, net	6,682,433	6,028,712
Goodwill	—	205,000
License agreements, net	—	834,819
Investments	182,000	100,000
Other assets	504,955	55,429
TOTAL ASSETS	$9,105,393	$7,524,580

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$694,473	$329,620
Accounts payable - related parties	56,080	388,736
Accrued expenses	370,776	222,850
Mortgage payable	1,125,000	—
Total current liabilities	2,246,329	941,206
Mortgages payable	—	4,125,000
Senior secured notes payable	6,600,000	—
Capitalized lease obligation	30,388	—
Total long-term liabilities	6,630,388	4,125,000
Commitment

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000
shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares
authorized; 15,011,219 and 11,546,705 shares issued and
outstanding in 2005 and 2004, respectively	15,011	11,547
Additional paid-in-capital	15,586,032	6,442,119
Accumulated deficit	(15,372,367)	(3,995,292)
Total stockholders' equity	228,676	2,458,374
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,105,393	$7,524,580

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2005	December 31, 2004

Sales	$4,342,927	$465,048

Cost of sales, incl. depreciation of $263,651 and $157,558 for 2005 and 2004	4,891,230	507,181
Gross loss	(548,303)	(42,133)

Operating expenses, incl. depreciation and amortization of $275,280 and $16,483 for 2005 and 2004	6,558,308	2,357,190
Write-off of net intangible assets and goodwill	3,635,416	—
Loss from operations before other income (expense)	(10,742,027)	(2,399,323)

Other income (expense):
Interest income	68,755	3,360
Organization expense	(300,000)	—
Interest expense	(659,030)	(208,340)
Other income	255,227	33,385
Total other income (expense)	(635,048)	(171,595)

Net loss	$(11,377,075)	$(2,570,918)

Basic and diluted net loss per share	$(0.83)	$(0.25)

Weighted average number of shares outstanding	13,683,616	10,194,834

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

	Common Stock		Additional Paid-in-	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2003	9,551,606	$9,552	$2,205,314	$(1,424,374)	$790,492
Shares issued for cash	1,466,065	1,466	3,052,309	—	3,053,775
Shares issued for services	96,647	97	90,640	—	90,737
Shares issued to UTEK Corporation for acquisitions	369,230	369	849,631	—	850,000
Shares issued to UTEK Corporation for services	63,157	63	119,937	—	120,000
Warrants issued for services	—	—	124,288	—	124,288
Net loss	—	—	—	(2,570,918)	(2,570,918)
Balance at December 31, 2004	11,546,705	11,547	6,442,119	(3,995,292)	2,458,374
Adjustment to outstanding shares as a result of recapitalization transaction	(1,854,924)	(1,854)	1,854	—	—
Shares issued to shareholders of company acquired in recapitalization transaction	1,874,303	1,874	(1,874)	—	—
Shares issued for cash	1,190,116	1,190	3,571,627	—	3,572,817
Shares issued for services in connection with sales of shares and recapitalization transaction	665,833	665	(665)	—	—
Shares issued for services	150,000	150	550,450	—	550,600
Shares issued to UTEK Corporation for acquisitions	788,560	789	3,196,711	—	3,197,500
Shares issued to UTEK Corporation for services	30,000	30	119,970	—	120,000
Warrants issued for services	—	—	167,425	—	167,425
Shares granted under 2005 Incentive Compensation Plan	317,070	317	1,030,161	—	1,030,478
Options granted under 2005 Incentive Compensation Plan	—	—	508,557	—	508,557
Shares issued to Fusion Capital	303,556	303	(303)	—	—
Net loss	—	—	—	(11,377,075)	(11,377,075)
Balance at December 31, 2005	15,011,219	$15,011	$15,586,032	$(15,372,367)	$228,676

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS

	December 31, 2005	December 31, 2004
Cash flows from operating activities
Net loss	$(11,377,075)	$(2,570,918)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	538,931	174,041
Issuance of common stock, stock options
and warrants for services rendered	2,377,060	335,025
Impairment loss on investments	—	98,277
Write-off of net intangible assets and goodwill	3,635,416	—
Investment received in settlement of lawsuit	(82,000)	—
Changes in operating assets and liabilities:
Restricted cash	—	(14,592)
Receivables	(509,661)	(30,179)
Inventory	(157,819)	(33,576)
Other assets	(528,239)	(96,508)
Accounts payable	25,012	313,752
Accrued expenses	147,926	98,873
Net cash used in operating activities	(5,930,449)	(1,725,805)
Cash flows from investing activities
Deposit on acquisition	—	(1,000,000)
Purchase of investments	—	(198,277)
Purchase of property and equipment	(999,913)	(61,929)
Cash used in investing activities	(999,913)	(1,260,206)
Cash flows from financing activities
Payment of notes payable	(3,000,000)	(50,000)
Issuance of notes payable	6,600,000	—
Cash received for common stock	3,572,817	3,053,775
Cash received from acquisition	450,000	—
Payment of capitalized lease obligation	(3,263)	—
Net cash provided by financing activities	7,619,554	3,003,775
Net increase in cash and cash equivalents	689,192	17,764
Cash and cash equivalents - beginning of year	113,472	95,708
Cash and cash equivalents - end of year	$802,664	$113,472
Supplemental Disclosures
Interest paid	$659,030	$208,340
Income taxes paid	$8,835	$453
Non-cash activity
License agreements acquired in exchange for
common stock	$2,747,500	$850,000
Property acquired for debt assumed in acquisitions	$—	$3,081,593
Property and equipment obtained by
capitalized lease obligations	$40,835	$—

See Notes to Consolidated Financial Statements

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Xethanol Corporation (the “Company”) is a biotechnology-driven company in the emerging biomass-to-ethanol industry. The Company produces ethanol and its co-products. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. The Company plans to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. The Company’s business model is to deploy proprietary biotechnologies that will extract and ferment sugars trapped in these biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

The Company was originally incorporated on January 24, 2000 in Delaware as Freereal-Timequote.com, Inc. On August 8, 2000, the Company changed its name from Freereal-Timequote.com, Inc. to LondonManhattan.com, Inc. (“LondonManhattan”). On September 19, 2001, LondonManhattan changed its name to Xethanol Corporation, to function as a holding and management company for a series of planned acquisitions and new ventures in the biomass-to-ethanol industry.

Recapitalization Transaction and Private Offering

On February 2, 2005, the Company completed a recapitalization in the form of a “reverse merger” transaction with Zen Pottery Equipment, Inc. (“Zen”), a publicly traded Colorado corporation. As part of the merger, the Company merged into a wholly owned subsidiary of Zen. Zen acquired all the outstanding capital stock of the Company and, in consideration, issued 9,706,781 shares of its common stock to the Company’s shareholders. Zen retired all of its prior existing shares of common stock except for 1,874,303 shares of common stock retained by the original shareholders of Zen.

Concurrent with the closing of the merger, the Company completed the closing of a private offering of a total of 1,190,116 shares of common stock at a price of $3.25 per share to accredited investors (the “Offering”). Total net proceeds from the Offering were $3,572,817.

Placement agents and other advisors received an additional 665,833 shares of common stock for services rendered in connection with the Offering and the merger. After the closing of the Offering and the reverse merger, there were 13,437,033 shares of common stock of the Company issued and outstanding. Also, as result of the merger, warrants to purchase 1,465,068 shares of common stock of the Company were converted to warrants to purchase 1,293,370 shares of the common stock of the Company.

In March 2005, following the merger, Zen reincorporated from the state of Colorado to the state of Delaware and changed its corporate name to Xethanol Corporation. As part of the Company’s reincorporation in Delaware, the authorized capital was amended to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

For financial reporting purposes, the Company is deemed to be the acquirer in the reverse merger transaction. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements are those of the Company and are recorded at the historical cost basis of the Company.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Plan of Operation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Prior to July 1, 2005, the Company had devoted most of its activities to establishing its business, including raising capital and making acquisitions and, accordingly, the Company presented its financial statements as a development stage company as defined in Statement of Financial Accounting Standards No. 7. On July 1, 2005, the Company began operations at its Xethanol BioFuels plant and the plant is now generating significant revenues from the sales of ethanol and other by-products. Accordingly, the accompanying financial statements are not presented as a development stage company. The accompanying consolidated financial statements and related footnotes are presented in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain reclassifications have been made to previously reported amounts to conform to the current presentation, with no effect on our consolidated financial position, results of operations or cash flows.

Based upon the Company’s current financial condition, cash forecast and operating plan, management believes that it has adequate cash resources to sustain its operations through the end of 2006. However, the Company’s continued existence is dependent upon several factors, including the ability to generate cash flow from the sale of its product through improved margins and expanding sales and (2) the ability to continue to draw down under the Fusion Capital transaction (discussed in Note 8) which is contingent on the Company’ s stock price being above $2.00. Until such time as the Company can rely on sufficient revenues generated from operations, the Company will continue to seek additional sources of financing through private offerings of the Company’s securities. Accordingly, if the Company fails to obtain additional financing or is unable to draw down funds under the Fusion Capital transaction, the Company will be required to substantially reduce and defer payments of operating expenses. The Company cannot be assured that it will be successful in obtaining any additional financing.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Significant estimates include the valuation of shares issued for services or in connection with acquisitions and in the valuation of fixed assets and intangibles and their estimated useful lives to calculate depreciation and amortization. The Company evaluates its estimates on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Marketable Securities

The Company accounts for its investments in marketable securities as “available for sale” securities. “Available for sale” securities are stated at fair value with changes in market value recognized in stockholders' equity.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss Per Common Share

Loss per share (“EPS”) is computed based on the weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options, warrants and conversion of the senior secured notes are excluded from the calculation of net loss per share as their effect would be antidilutive. As of December 31, 2005, there were 3,586,026 shares of common stock equivalents that could potentially dilute EPS in the future that were not included in the computation of EPS because to do so would have been antidilutive.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with a major financial institution which is not insured by the Federal Deposit Insurance Corporation.

Costs Associated with Issuance of Stock

Investment banking fees and related costs associated with the sale of stock are charged to stockholders’ equity.

Stock Issued for Non-Cash Consideration

Stock issued for services and in connection with acquisitions has been valued based on the estimated fair value of the shares at the time they were issued.

Receivables

The Company records trade accounts receivable at net realizable value. This value includes an allowance for estimated uncollectible accounts, if necessary, to reflect any loss anticipated on the trade accounts receivable balance. The Company calculates this allowance based upon its historical level of past-due accounts, and its relationships with, and the economic status of, its customers. At December 31, 2005, the Company has determined that an allowance for estimated uncollectible accounts is not necessary.

Investments

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). In December 2003, the FASB modified FIN 46 to make certain technical corrections and to address certain implementation issues that had arisen. A variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that does not have equity investors with voting rights nor has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual returns, or both. As of December 31, 2005, the Company is not a primary beneficiary of any VIE’s.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For investments that are not required to be consolidated the Company follows the guidance provided by ABP 18 “The Equity Method of Accounting for Investments in Common Stock”.

Inventory

Finished goods are carried at the lower of cost using the average cost method or market. Raw materials are carried at average cost. Work in process is based on the amount of average product costs currently in the production pipeline.

Property Plant and Equipment

Property plant and equipment are recorded at cost. Major additions are capitalized and depreciated over their estimated useful lives. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from five to twenty years.

License Agreements

License agreements owned by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount may be impaired. License agreements are amortized using the straight-line method over the shorter of the estimated useful life or legal term of the agreement.

Revenue Recognition

The Company follows a policy of recognizing sales revenue at the time the product is shipped to its customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs were $133,420 and $106,231 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the book and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on changes in the assets and liabilities from period to period. These differences arise primarily from the Company’s net operating loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. Long term debt bears interest at current rates and therefore, the carrying value approximates fair value.

Segment Reporting

The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company adopted this pronouncement during the first quarter of 2005.

In December 2004, the FASB issued SFAS No. 153,   Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143”, which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. The Company adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS

Permeate Refining, Inc .

In September 2001, the Company acquired the rights to acquire Permeate Refining, Inc. (“Permeate”), an ethanol producing company located in Hopkinton, Iowa. In contemplation of the acquisition of Permeate, the Company issued 1,000,000 shares of common stock to the owners of Permeate in 2001.

On July 7, 2003, the Company acquired from the owners of Permeate, its machinery and equipment for an aggregate purchase price of $750,000 in a cash transaction. The Company also acquired for cash, inventory valued at $50,000.

In a separate transaction, through its wholly owned subsidiary Xethanol One, LLC, (a Delaware limited liability company formed on May 28, 2003 for this purpose), the Company acquired the real-estate and certain production facilities associated with Permeate’s operations from their owners, Robert and Carol Lehman (the “Lehmans”), for a total price of $1,250,000, payable as follows: (a) a down payment of $125,000 was made on July 9, 2003; and (b) the balance of $1,125,000, is payable under a promissory note, secured by a mortgage, with a face amount of $1,125,000 and bearing interest at the simple interest rate of 9% per annum with monthly payments of interest due on the first day of each month commencing August 1, 2003 until June 30, 2006, at which time the entire balance owing on the promissory note shall be paid in full. As further discussed in Note 16, the Company restructured the promissory note in January 2006.

In conjunction with the acquisition of Permeate, the Company entered into employment and consulting agreements with its previous owners, Robert and Carol Lehman, to serve as general manager and financial/administrative director, respectively. The employment and consulting agreements with Robert and Carol Lehman were terminated in July 2005. Under these agreements, the Company paid $60,000 in 2005 and $120,000 in 2004.

The following table summarizes the estimated fair values of the assets acquired as of the acquisition date:

Permeate Refining, Inc
Machinery and equipment	$750,000
Inventory	50,000
Total	$800,000

Xethanol One, LLC
Land	$33,700
Buildings	732,600
Machinery & Equipment	483,700
Total	$1,250,000

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2005, the Company temporarily ceased operations at Permeate in order to refurbish the facility and to consider alternatives to maximize the strategic use of the facility. The Company is currently evaluating the possibility of utilizing the facility initially as a pilot plant for commercializing certain of its technologies and ultimately scaling up the facility once the technology proves out.

In connection with the acquisition of Permeate, the Company recognized $205,000 of goodwill. The Company assessed the value of this asset in accordance with the requirements of SFAS No. 142 “Goodwill and Other Intangible Assets”. The evaluation is based on estimates of future revenues, profits, and working capital requirements. Based on these assessments, the Company has determined that the goodwill has been impaired and has written off the $205,000 of goodwill during the fourth quarter of 2005.

Advanced Bioethanol Technologies, Inc.

On June 29, 2004, the Company acquired 100% of the issued and outstanding common stock of Advanced Bioethanol Technologies, Inc. (“ABTI”) from UTEK Corporation in exchange for 200,000 shares of the Company’s common stock at a price of $1.50 for a total consideration of $300,000. ABTI’s principal asset is a license agreement, which has a term of twenty-one years, to a biomass extraction and fermentation process developed at Virginia Polytechnic Institute and State University (“Virginia Tech”). This technology converts waste biomass mixtures to ethanol by exploiting each mixture’s unique properties to solve feedstock-specific processing problems. The license calls for minimum royalty payments of $7,500 in year three, $15,000 in year four and $30,000 in year five and each year thereafter until the end of the license term.

On December 6, 2005, the company entered into a research agreement with Virginia Tech for the further development and eventual commercialization of the licensed technology. Under this agreement, the Company will pay Virginia Tech $75,689 in five payments scheduled over the course of 2006.

Ethanol Extraction Technologies, Inc.

On September 30, 2004 the Company acquired 100% of the issued and outstanding common stock of Ethanol Extraction Technologies, Inc. (“EETI”) from UTEK Corporation in exchange for 169,230 shares of the Company’s common stock at a price of $3.25 for a total consideration of $550,000. EETI holds a license agreement, which has a term of ten years, to a patented, Queens University, Ontario, developed extractive fermentation technology to continually remove and isolate ethanol during the fermentation process, incorporating a strategy in which the fermentation reaction and ethanol removal occur simultaneously, thereby increasing output and reducing energy costs. Under the license agreement, the Company is obligated to pay an annual earned royalty of 1% of net sales of licensed product prior to patent expiration and 0.25% thereafter plus 1% of net sales of equipment that enables the use of the licensed technology, for the term of the agreement. The license also calls for a one-time milestone payment of $2,500 per million gallons of nameplate capacity for each plant set up during the term of the agreement.

Superior Separation Technologies, Inc.

On January 11, 2005 the Company acquired 100% of the issued and outstanding common stock of Superior Separation Technologies, Inc. (“SSTI”) from UTEK Corporation in exchange for 250,000 shares of the Company’s common stock at a price of $3.25 for a total consideration of $812,500. The number of shares issued was subsequently adjusted to 220,702 shares to reflect the effects of the reverse merger. SSTI holds a license agreement, which has a term of twenty years, to a patented technology developed at the U.S.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Department of Energy's National Renewable Energy Laboratory designed to effectively separate lignocellulosic material into lignin, cellulose and dissolved sugars. The license calls for minimum royalty payments of $10,000 in 2007, $25,000 in 2008 and $50,000 in 2009 and each successive year thereafter until the end of the license term.

Xylose Technologies, Inc.

On August 15, 2005 the Company acquired 100% of the issued and outstanding common stock of Xylose Technologies, Inc. (“XTI”) from UTEK Corporation in exchange for 567,857 shares of the Company’s common stock at a price of $4.20 for a total consideration of $2,385,000. XTI holds a license agreement, which has a term of twenty years, to patented technologies based on research done by the U. S. Department of Agriculture’s Forest Products Lab (the “FPL”) designed to convert xylose into ethanol and xylitol. The license calls for a minimum royalty payment of $15,000 in 2008 and $25,000 in 2009 and each successive year thereafter until the end of the license term. At the time of the acquisition, XTI also held cash of $450,000.

On November 30, 2005, XTI entered into a Collaborative Research and Development Agreement (“CRADA”) with the FPL for the purpose of developing genetically engineered yeast strains for the production of xylitol from cellulosic biomass, such as wood chips. Under the CRADA, XTI will fund to FPL $250,000 over the course of 2006. The first payment of $62,500 was made in January 2006.

NOTE 4. WRITE-OFF OF INTANGIBLE ASSETS

The Company charged $3,635,416 to expense during the fourth quarter of 2005, representing the unamortized cost of acquiring its license agreements described in Note 3, after considering the uncertainties surrounding the timing of their commercialization.

NOTE 5. FORMATION OF XETHANOL BIOFUELS, LLC

In October 2004, the Company purchased the assets of 78th Street Ethanol, LLC, a corn-based ethanol plant in Blairstown, Iowa, at a bankruptcy court auction for $4,000,000 from the First National Bank of Omaha (“FNBO”). The purchase was financed with $1,000,000 of cash from the Company and a $3,000,000 secured demand note to FNBO. As described in Note 7, the Company paid off the $3,000,000 note to FNBO in January 2005. On November 1, 2004 the Company formed Xethanol BioFuels, LLC (“BioFuels”), a wholly owned Delaware limited liability company, to manage and operate the Blairstown facility. After a period to repair and refurbish the facility, BioFuels began operating as of July 1, 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		December 31, 2005
Land	$	$ 28,187
Buildings		723,356
Improvements		153,714
Machinery and Equipment		3,176,336
Total	$	$ 4,081,593

Accrued property taxes and accrued interest payable	$	$ 81,953

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2005	December 31, 2004
Land	$61,887	$61,887
Buildings	1,497,588	1,463,246
Machinery and equipment	5,150,729	4,537,303
Land improvements	544,496	158,714
Furniture and fixtures	43,648	36,450
	7,298,348	6,257,600
Less accumulated depreciation and amortization	615,915	228,888
	$6,682,433	$6,028,712
NOTE 7. SENIOR SECURED NOTES

On January 19, 2005, the Company completed a transaction with two institutional investors, primarily to refinance a short-term note issued for the acquisition of its BioFuels facility. At the closing of that transaction, BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000 (the “January Notes”). A portion of the proceeds of the financing were used to satisfy a $3,000,000 demand note held by FNBO. The Company used the remaining proceeds to refurbish and upgrade capacity at the BioFuels facility, fund start-up activities at the facility and related working capital requirements, and pay legal and other professional fees related to the financing. The January Notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, distillers wet grain (“DWG”) and any other co-products, including xylitol, at the BioFuels facility, with the principal becoming due in January 2012. The Company has the right to require the holders of the January Notes, from and after January 2008, to surrender the January Notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the January Notes have the right to convert the January Notes into shares of common stock of the Company at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares of common stock).

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 8, 2005, the Company completed a second transaction with the same two institutional investors and, at the closing of this transaction, BioFuels issued senior secured royalty notes in the aggregate principal amount of $1,600,000 (the “August Notes”). The proceeds from this financing will be used for working capital and general corporate purposes. The terms of this financing provide for interest to be paid semi-annually at the greater of 10% per year or 1.6% of revenues from sales of ethanol, DWG and any other co-products, including xylitol, at the BioFuels facility, with the principal becoming due in August 2012. The Company has the right to require the holders of the August Notes, from and after August 2008, to surrender the August Notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the August Notes have the right to convert the August Notes into shares of common stock of the Company at any time at a conversion price equal to $4.00 per share (equivalent to 400,000 shares of common stock).

Pursuant to a security agreement, Xethanol BioFuels pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. In the event of an uncured default under the notes, the holders are authorized to take possession of, sell or operate the assets of Xethanol BioFuels in order to generate proceeds sufficient to pay the principal and interest of the notes. This could include collecting accounts owed by customers of the facility, operating or subleasing the facility, selling the ethanol and wet distillers grain, selling machinery and equipment relating to the facility, or taking any other lawful action to collect the principal and interest through realization on the assets of the facility. Recourse under the notes is limited to Xethanol BioFuels’ assets and is not guaranteed by us or any of our current or future subsidiaries, assets or facilities.

On December 31, 2005, interest on the January Notes and on the August Notes was due and paid and, accordingly, there is no accrued interest on these notes reported in the Company’s financial statements as of December 31, 2005.

NOTE 8. FUSION CAPITAL TRANSACTION

On October 18, 2005, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion”), pursuant to which Fusion has agreed, under certain conditions, to purchase up to $20 million of Company common stock over a 25-month period, subject to earlier termination at our discretion. Under the terms of the common stock purchase agreement, the Company issued 303,556 shares to Fusion as a commitment fee (the “Commitment Shares”) on October 18, 2005. Pursuant to the terms of a Registration Rights Agreement, dated as of October 18, 2005, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the 303,556 Commitment Shares and 5,000,000 shares which may be issued to Fusion under the Purchase Agreement (the “Purchase Shares”). On December 28, 2005, the Registration Statement was declared effective and the Company has the right to sell to Fusion up to $40,000 of the Company’s common stock, which amount may be increased by the Company under certain conditions, each trading day during the term of the Purchase Agreement. The purchase price of the shares of common stock will be equal to a price based upon the market price of the common stock without any fixed discount to the market price. Fusion does not have the right or the obligation to purchase shares of the Company’s common stock in the event that the price of the common stock is less than $2.00. Fusion may not purchase shares under the Purchase Agreement if Fusion would beneficially own more than 9.9% of the Company’s common stock outstanding at the time of the purchase by Fusion.

The Company engaged several consultants to introduce, arrange and negotiate the financing with Fusion. As compensation for services rendered, the Company agreed to pay 2.38% of the gross funds to be received from Fusion, warrants to purchase 75,000 shares of the Company’s common stock and $25,000 as reimbursement for expenses. The Company issued these warrants in January 2006.

As of December 31, 2005, the Company had not issued any Purchase Shares to Fusion. As of March 24, 2006, the Company has issued 908,465 Purchase Shares to Fusion for total gross proceeds of $3,818,007.

NOTE 9. RESTRICTED CASH

On May 10, 2005, the Company opened up a letter of credit in the amount of $220,000, as required by an insurance company to post a bond in connection with our permit application to the Bureau of Alcohol, Tobacco and Firearms (the “BATF”). In order to obtain the letter of credit, the Company has placed $220,000 in a one year time deposit account with the issuing bank as collateral.

On May 10, 2005, the Company opened up a letter of credit in the amount of $50,000, as required by an agreement with a grain service provider. In order to obtain the letter of credit, the Company has placed $50,000 in a one year time deposit account with the issuing bank as collateral.

In the event the issuing bank is required to make payments under the letters of credit as a result of the Company’s non-compliance with the terms of the BATF bond or grain service provider agreement, the issuing bank would draw against the Company’s cash on deposit with the bank.

The total cash of $270,000 on deposit with the issuing bank is reported in non-current “Other assets”.

NOTE 10. INCENTIVE COMPENSATION PLAN

On February 2, 2005, following the completion of the reverse merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan (the “2005 Plan”), which was subsequently approved by the Company's shareholders on March 29, 2005.

The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan shall be equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

As of December 31, 2005, 317,070 shares of common stock and stock options to purchase 480,000 shares of common stock were granted under the 2005 Plan.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option activity under the 2005 Plan is as follows:

	Shares	WeightedAverageExercise Price
Outstanding as of December 31, 2004	—	—
Options granted	530,000	$3.95
Options exercised	—	—
Options forfeited	50,000	$4.00
Outstanding as of December 31, 2005	480,000	$3.95
Exercisable as of December 31, 2005	315,000	$3.92

A summary of stock options outstanding as of December 31, 2005 is as follows:

				Options Exercisable
Number Outstanding	Exercise Price	Weighted Average Exercise Price	Weighted Remaining Life In Years	Number Exercisable	Weighted Average Exercise Price
100,000	$3.75	$3.75	2.75	100,000	$3.75
380,000	$4.00	$4.00	4.26	215,000	$4.00
480,000		$3.95	3.94	315,000	$3.92

The fair values of the options awarded under the 2005 Plan are estimated at the grant date using the Black-Scholes option pricing model and are recorded as expense over the respective vesting periods. Significant assumptions used in the Black-Scholes model are the U.S. Treasury yield curve rates that corresponds with the maturity of each option, i.e., the risk-free rate and 40% for volatility. The risk-free rates used in the model ranged from 3.50% to 4.39% during 2005. During the year ended December 31, 2005, net compensation expense related to 2005 Plan option activity was $508,557.

As of December 31, 2005, 317,070 shares of common stock were awarded and are outstanding under the 2005 Plan. The fair value of these shares was estimated using the Offering price of $3.25 per share and was recorded as compensation expense. During the year ended December 31, 2005, net compensation expense related to 2005 Plan stock awards was $1,030,478.

During the first quarter of 2006, the Company granted an additional 550,000 options to executive officers and key employees.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. WARRANTS

During 2004, the Company issued 1,084,807 warrants to investors as an inducement to purchase Xethanol shares sold by the Company in private offerings and 173,251 warrants to consultants as compensation for services rendered for a total of 1,258,058 warrants after adjustment for recapitalization. During 2005, the Company granted 197,968 warrants to various consultants and advisors as compensation for services rendered.

The fair values of the warrants granted during 2004 and 2005 were estimated at the grant date using the Black-Scholes option pricing model and recorded as expense over the respective vesting periods. Significant assumptions used in the Black-Scholes model are the current rate of the U.S. Treasury security that corresponds with the maturity of each warrant, i.e., the risk-free rate and 40% for volatility. The risk-free rates used in the model ranged from 3.50% to 4.39% during 2005. During the years ended December 31, 2005 and 2004, net compensation expense related to warrants granted for services was $167,425 and $124,288, respectively.

A summary of stock warrant activity is as follows:

	December 31, 2005		December 31, 2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	1,425,068	$2.28	—	—
Less: Recapitalization adjustment	167,010	—	—	—
Warrants granted	197,968	$4.07	1,425,068	$2.28
Warrants exercised	—	—	—	—
Warrants forfeited	—	—	—	—
Outstanding, end of year	1,456,026	$2.52	1,425,068	$2.28
Exercisable, end of year	1,456,026	$2.52	1,425,068	$2.28

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes warrants information as of December 31, 2005:

Number of Warrants	Exercise Prices	Expiration Dates
390,294	$ 1.90	2007
176,087	$ 2.00	2007
629,881	$ 2.50	2007
61,796	$ 3.25	2007
45,312	$ 3.75	2007
132,656	$ 4.00	2008
20,000	$ 5.25	2010
1,456,026

NOTE 12. INCOME TAXES

As of December 31, 2005 and 2004, the Company had unused net operating loss carryforwards approximating $8,600,000 and $3,800,000, respectively, which may be applied against future taxable income. The net operating loss carryforwards expire in the years 2020 through 2024. At December 31, 2005 and 2004 the deferred tax assets (representing the potential future tax savings) related to the carryforwards were as follows:

	2005	2004

Deferred tax asset	$3,525,000	$1,520,000
Less: Valuation allowance	$3,525,000	$1,520,000
Net deferred tax asset	—	—

As a result of the uncertainty that net operating loss carryforwards will be utilized in the foreseeable future, a 100% valuation allowance had been provided. At December 31, 2005, a wholly owned subsidiary had an unused net operating loss carry forward of approximately $226,000 which may be applied against future taxable income. The net operating loss carry forward expires in 2023. A 100% valuation allowance has been provided for against this amount.

NOTE 13. MAJOR CUSTOMER

Since July 1, 2005, all of the Company’s ethanol sales have been to one customer. The Company has an exclusive marketing agreement with this customer. This customer represented 89% of the Company’s sales for the year ended December 31, 2005.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. RELATED PARTY TRANSACTIONS

On January 1, 2003, the Company renegotiated an existing management services agreement with LondonManhattan Limited, Inc. (“LML”) for the services of Christopher d’Arnaud-Taylor as its President and Chief Executive Officer (the “2003 Agreement”). Mr. d’Arnaud-Taylor is the owner of LML, a significant shareholder of the Company and the Company’s Chairman of the Board of directors. Under this arrangement, the Company agreed to pay LML 1) a management fee of $10,000 per month until the first “Project Transaction”, as defined below, closed, $12,000 per month from such date to the closing of the second Project Transaction, and $15,000 per month, thereafter, 2) an incentive bonus of $50,000 upon closing of the first Project Transaction $100,000 upon closing of each subsequent Project Transaction and 3) $100,000 in full satisfaction for all management and/or other services previously rendered to the Company under previous agreements that remained unpaid and outstanding as of December 31, 2002. The term “Project Transaction” as used above and below means the completion of an acquisition, merger or other new venture. The acquisition of Permeate Refining, Inc., discussed in Note 3 above, represents the first Project Transaction and the acquisition of the assets of 78th Street Ethanol, LLC from FNBO, discussed in Note5 above, represents the second Project Transaction. During 2004, the Company made total payments to Mr. d’Arnaud-Taylor of $216,275.

In January 2005, the Company terminated its arrangement with LML and entered into an employment agreement directly with Mr. d’Arnaud-Taylor as the Company’s President and Chief Executive Officer for a term of three years (the “2005 Agreement”). Under the 2005 Agreement, the Company pays Mr. d’Arnaud-Taylor a monthly fee of $15,000. During 2005, the Company made total payments to Mr. d’Arnaud-Taylor of $281,075.

On January 1, 2003, the Company entered into formal consulting services agreement with Jeffrey Langberg & Associates (“Langberg”). Langberg is a significant shareholder of the Company and became a member of the Board of Directors in 2005, serving until his resignation effective June 12, 2006.. Under this agreement, the Company agreed to pay Langberg 1) consulting fees at the rate of $10,000 per month until such time as the first Project Transaction closes, at the rate of $12,000 per month from such date to the closing of the second Project Transaction, and at the rate of $15,000 per month thereafter, 2) an incentive bonus of $50,000 upon closing of the first Project Transaction and $100,000 upon closing of each subsequent Project Transaction thereafter, and 3) a finder’s fee for the gross proceeds from the sale of securities to investors introduced to the Company and 4) $100,000 in full satisfaction for all consulting and/or other services previously rendered and not paid by the Company. During 2004, the Company made total payments to Langberg of $334,525 including finder’s fees of $145,025 which were recorded as a reduction to Additional paid-in-capital.

In February 2005, the Company re-negotiated its consulting services agreement with Langberg, pursuant to which Mr. Langberg agreed to provide general business advisory services to the Company. Under this agreement, the Company agreed to pay Mr. Langberg a consulting fee of $15,000 per month and a $225,000 sign-on bonus. Mr. Langberg is also eligible to receive performances bonuses at the discretion of the Board of directors. Mr. Langberg agreed to waive any compensation otherwise payable to him as a director of the Company. During 2005, the Company made total payments to Langberg of $649,147.

The Company also recorded consulting fees to other significant shareholders for the years ended December 31, 2005 and 2004 of $77,796 and $144,000, respectively. In December 2005, the Company entered into an arrangement with one of its advisory board members to act as the Company’s chief technology strategist and the Company pays a monthly consulting fee of $8,000. As of December 31, 2005, $8,000 had been paid under this arrangement. During 2004, the Company also issued 44,140 warrants to purchase common stock to a significant shareholder as compensation for consulting services.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts payable to all related parties as of December 31, 2005 and 2004 were $56,080 and $388,736, respectively.

In October 2004, the Company began sharing office space in New York City with other affiliated companies under a sublease with Xethanol Management Services, LLC (“XMS”) which is a single member LLC controlled by Mr. Langberg. Under this arrangement, Xethanol is currently paying approximately $10,400 per month, plus reimbursement of other costs, in sublease payments on a month to month basis. As of December 31, 2005 total payments made were $99,806. No payments were required in 2004. During 2004, the Company paid a security deposit of $16,336 and made a one-time payment to XMS of approximately $44,000 for furniture, telephone and computer equipment and related software. Xethanol management believes the allocation of rent and other office expenditures among affiliates is reasonable and appropriate.

NOTE 15. LEGAL PROCEEDINGS

In the normal course of business, various claims, charges and litigation are asserted or commenced from time to time against the Company. The Company believes that final judgments, if any, which might be rendered against the Company in current litigation are adequately reserved or covered by insurance.

On July 29, 2005, William C. Roll, as trustee for the Hope C. Roll Trust, and Hope C. Roll, as trustee for the William C. Roll Trust (hereinafter, the “Plaintiffs”), commenced an action against Xethanol in the Circuit Court of the Ninth Judicial Circuit, in and for Orange County, Florida, Case No. 2005-CA-6351, requesting declaratory judgment declaring that Plaintiffs are entitled to receive 300,000 shares of Xethanol common stock and seeking transfer to Plaintiffs of these 300,000 shares of Xethanol common stock, or, in the alternative, damages for breach of contract, conversion, and breach of fiduciary duty.  Xethanol filed a notice of removal on August 29, 2005, and the case is now being heard in the United States District Court for the Middle District of Florida, Orlando Division (Case No. 6:05-CV-1263-ORL-28-JGG).  On September 8, 2005, Xethanol filed its answer and affirmative defenses to Plaintiffs' complaint, asserting that the Rolls do not have any ownership interests in the Xethanol shares.

Effective October 19, 2005, the Company entered into a marketing and licensing agreement with DDS Technologies USA, Inc (“DDS”), under which among other things, the Company agreed to settle two related legal actions concerning its investment in the DDS-Xethanol, LLC joint venture. Under the terms of the agreement, we entered into a mutual release with DDS, by which each party discharged the other from all claims and liabilities. As part of the agreement, DDS issued 200,000 shares of its stock to Xethanol. DDS also granted a license to the Company to deploy DDS’s patented dry disaggregation technology in our ethanol facilities. DDS also granted to the Company an exclusive license, with certain exceptions, to market the DDS dry disaggregation technology to the ethanol industry in the United States. The Company will pay a royalty to DDS for use of the technology equal to 1.25% of ethanol revenues generated from the use of such technology. The DDS stock received as part of the settlement has been recorded in Investments with an estimated value of $82,000. This stock has been classified as available for sale securities.

XETHANOL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUBSEQUENT EVENTS

Permeate Refining Refinancing

Pursuant to a memorandum of agreement entered into on October 18, 2005 by the Company with the current holder of a $1,125,000 promissory note issued by Xethanol One, LLC, a wholly-owned subsidiary of the Company, the Company executed a Mutual General Release dated January 23, 2006. Under the terms of the Mutual General Release, the $1,125,000 promissory note was exchanged for a new note issued by the Company in the amount of $243,395 (the “Note”) and 135,000 shares of the Company’s common stock.

The Note is payable on August 1, 2006. Interest is due monthly on the outstanding principal of the Note at a rate equal to .5% above prime rate. The Company makes a monthly payment equal $3,128 allocated between interest and principal based on the current interest rate. As of March 1, 2006, the outstanding balance on the Note is $240,050.

The Company recorded the issuance of the 135,000 shares at a value $432,000 based on the closing price of the Company’s stock on January 23, 2006.

As a result of the above transactions, the Company recorded an increase in Shareholders’ equity of $449,605 as the holders of the Note are significant shareholders in the Company.

XETHANOL CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,318,329	$802,664
Receivables	444,514	565,041
Inventory:
Finished goods	50,399	55,343
Raw materials	81,640	68,169
Work in process	70,805	72,620
Other assets	166,384	172,168
Total current assets	5,132,071	1,736,005

Property and equipment, net	6,567,073	6,682,433
Investments	182,000	182,000
Other assets	562,129	504,955
TOTAL ASSETS	$12,443,273	$9,105,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$588,584	$694,473
Accounts payable - related parties	56,080	56,080
Accrued expenses	1,194,013	370,776
Mortgage payable	240,049	1,125,000
Total current liabilities	2,078,726	2,246,329

Senior secured notes payable	6,600,000	6,600,000
Capitalized lease obligation	28,645	30,388
Total long-term liabilities	6,628,645	6,630,388

Commitment

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000
shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares
authorized; 16,203,802 and 15,011,219 shares issued and
outstanding in 2006 and 2005, respectively	16,203	15,011
Additional paid-in-capital	21,325,666	15,586,032
Accumulated deficit	(17,605,967)	(15,372,367)
Total stockholders' equity	3,735,902	228,676
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,443,273	$9,105,393

See notes to consolidated financial statements

XETHANOL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)

Sales	$2,538,723	$98,918

Cost of sales, including depreciation of $112,800
in 2006 and $39,390 in 2005	2,578,412	146,543
Gross loss	(39,689)	(47,625)

Operating expenses, including depreciation and
and amortization of $40,692 in 2006 and $24,336 in 2005	2,040,196	2,491,388
Loss from operations before other income (expense)	(2,079,885)	(2,539,013)

Other income (expense):
Interest income	9,292	4,299
Organization expense	—	(300,000)
Interest expense	(170,348)	(149,997)
Other income	7,341	47,673
Total other income (expense)	(153,715)	(398,025)

Net loss	$(2,233,600)	$(2,937,038)

Basic and diluted net loss per share	$(0.15)	$(0.23)

Weighted average number of
shares outstanding	15,319,612	12,694,666

See notes to consolidated financial statements

XETHANOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,233,600)	$(2,937,038)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	153,492	63,726
Issuance of common stock, stock options
and warrants for services rendered	624,744	1,383,983
Changes in operating assets and liabilities:
Restricted cash	—	52,376
Receivables	120,527	30,193
Inventory	(6,712)	38,313
Other assets	(51,391)	(375,975)
Accounts payable	(105,889)	(51,285)
Accrued expenses	823,237	(20,625)
Net cash used in operating activities	(675,592)	(1,816,332)

Cash flows from investing activities
Purchase of property and equipment	(38,131)	(696,710)
Cash used in investing activities	(38,131)	(696,710)

Cash flows from financing activities
Payment of mortgage payable	(3,346)	(3,000,000)
Issuance of notes payable	—	5,000,000
Cash received for common stock	4,234,477	3,572,817
Payment of capitalized lease obligation	(1,743)	—
Net cash provided by financing activities	4,229,388	5,572,817

Net increase in cash and cash equivalents	3,515,665	3,059,772
Cash and cash equivalents - beginning of period	802,664	113,472
Cash and cash equivalents - end of period	$4,318,329	$3,173,244

Supplemental Disclosures
Interest paid	$5,348	$24,997
Income taxes paid	$13,059	$—

Non-cash activity
License agreements acquired in exchange for
common stock	$—	$812,500
Issuance of common stock in partial exchange for
mortgage payable	$432,000	$—
Issuance of new mortgage payable in partial exchange
for old mortgage payable	$243,395	$—
Increase in stockholders' equity as a result of the exchange
of mortgage payable with stockholders	$449,605	$—

See notes to consolidated financial statements

XETHANOL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

NOTE 1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Xethanol Corporation (the “Company”) is a biotechnology-driven company in the emerging biomass-to-ethanol industry. The Company produces ethanol and its co-products. Ethanol is a clean burning, renewable fuel and is used as a primary gasoline additive under the Energy Policy Act of 2005. The Company plans to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol or other valuable co-products. The Company’s business model is to deploy proprietary biotechnologies that will extract and ferment sugars trapped in biomass waste concentrations in a cost effective manner by locating ethanol plants closer to biomass sources and in proximity to urbanized high-demand ethanol markets.

The accompanying consolidated financial statements and related footnotes should be read in conjunction with the consolidated financial statements and related footnotes contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission on March 31, 2006.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission related to interim statements. The financial information contained herein is unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results expected for the full year. The balance sheet presented as of December 31, 2005 is derived from audited financial statements. Certain amounts from 2005 have been reclassified to conform to the 2006 presentation.

NOTE 2.  RESTRUCTURING OF PERMEATE REFINING MORTGAGE NOTE

As part of the acquisition of Permeate Refining, Inc. (“Permeate”) in July 2003, the Company, through its wholly-owned subsidiary, Xethanol One, LLC, acquired the real estate and certain production facilities associated with Permeate’s operations from Permeate’s former owners, Robert and Carol Lehman (the “Lehmans”) for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and (ii) a promissory note for the balance of $1,125,000, which bore interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note was to be paid in full.

Pursuant to a memorandum of agreement entered into on October 18, 2005 by the Company with the Lehman’s and Master’s Trust which held the mortgage on the real estate, the Company executed a Mutual General Release on January 23, 2006. Under the terms of the Mutual General Release, the $1,125,000 promissory note was exchanged for a new note issued by the Company in the amount of $243,395 to the Lehman’s (the “Note”) and 135,000 shares of common stock were issued to Master’s Trust in exchange for the full release and satisfaction of the mortgage on Permeate’s real estate.

XETHANOL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

The Note is payable on August 1, 2006. Interest is due monthly on the outstanding principal of the Note at a rate equal to .5% above the prime rate. The Company makes a monthly payment equal to $3,128 allocated between interest and principal based on the current interest rate. As of March 31, 2006, the outstanding balance on the Note is $240,049.

The Company recorded the issuance of the 135,000 shares at a value $432,000 based on the closing price of the Company’s stock on January 23, 2006.

As a result of the above transactions, the Company recorded the difference between the values of the Note and shares issued and the $1,125,000 promissory note as an increase in Stockholders’ equity of $449,605 as the holders of the Note are significant stockholders in the Company.

NOTE 3.  FUSION CAPITAL TRANSACTION

During the current quarter, the Company sold 927,583 shares of common stock to Fusion Capital Fund II, LLC (“Fusion”) for total gross proceeds of $3,922,010. Through April 30, 2006, the Company sold an additional 967,116 shares of common stock to Fusion for total gross proceeds $5,924,006.

In January, the Company issued 75,000 warrants to a group of consultants as fees for introducing, arranging and negotiating the financing with Fusion. The Company also agreed to pay 2.38% of the gross funds received from Fusion to these consultants as additional fees. The amounts related to the warrants and fees paid to these consultants have been recorded as a reduction to additional paid-in-capital.

NOTE 4.  INCENTIVE COMPENSATION PLAN

The terms of the Xethanol Corporation 2005 Incentive Compensation Plan (the “Plan”) provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. Under the Plan, the total number of shares of common stock that may be subject to the granting of awards is 2,000,000 shares, plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The persons eligible to receive awards under the Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

On February 28, 2006, options to purchase 550,000 shares of common stock were awarded to executive officers and key employees. These options vest one year from the date of grant and are exercisable over a five-year period with an exercise price of $5.56 per share. The fair value of these options is $1,998,975 and was determined at the grant date using the Black-Scholes option pricing model and is recorded as expense over the vesting period. Significant assumptions used in the model were 4.61% as the risk-free rate based on U.S. Treasury yield curve for a 5 year maturity and 55% for volatility.

As of March 31, 2006, 317, 070 shares of common stock and stock options to purchase 1,030,000 of common stock have been granted under the Plan. All of the options are currently outstanding. During the first quarter, the Company recorded $234,655 of expense related to the Plan.

XETHANOL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

NOTE 5.  WARRANTS

During the current quarter, the Company granted 170,000 warrants to various consultants and advisors as compensation for services rendered.

The fair values of the warrants granted during the quarter were estimated at the grant date using the Black-Scholes option pricing model and recorded as expense over the respective vesting periods. Significant assumptions used in the Black-Scholes model are the current rate of the U.S. Treasury security that corresponds with the maturity of each warrant, i.e., the risk-free rate and 55% for volatility. The risk-free rates used in the model ranged from 3.50% to 4.39%. During the quarter, operating expense related to warrants was $325,088.

During the quarter, warrants to purchase 110,000 shares were exercised for total cash proceeds of $410,000.

At March 31, 2006, the Company had warrants to purchase 1,516,026 shares of common stock outstanding.

NOTE 6.  RELATED PARTY TRANSACTIONS

In February 2005, the Company entered into a Consulting Services Agreement with Jeffrey S. Langberg, a stockholder and then member of the Company’s Board of Directors, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, the Company pays Mr. Langberg a monthly consulting fee of $15,000 and Mr. Langberg is eligible to receive awards under the Company’s 2005 Incentive Compensation Plan. Mr. Langberg did not receive any compensation otherwise payable to him during his service as a director. During the current quarter, Mr. Langberg received consulting fees of $45,000 and was awarded a performance bonus of $400,000 payable during 2006.

NOTE 7.  SUBSEQUENT EVENTS

Private Offerings of Common Stock

On April 13, 2006, the Company completed the closing of two separate private offerings of the Company’s common stock.

Under the first offering, the Company sold a total of 6,697,827 shares of its common stock at a purchase price of $4.50 per share to purchasers that qualified as accredited investors, as defined in Regulation D promulgated under the Securities Act. Gross proceeds from the offering were $30,139,951. The securities purchase agreement accompanying the offering provided purchasers with 1,339,605 warrants to purchase common stock at a purchase price of $4.50 per share and 669,846 warrants to purchase common stock at $6.85 per share. The warrants have an expiration date of April 4, 2009.

Under the second offering, the Company sold a total of 888,889 shares of its common stock at a purchase price of $4.50 per share to a purchaser that qualified as an accredited investor, as defined in Regulation D promulgated under the Securities Act. Gross proceeds from the offering were $4,000,000. The securities purchase agreement accompanying the offering provided the purchaser with 177,778 warrants to purchase common stock at a purchase price of $4.50 per share and 88,889 warrants to purchase common stock at $6.85 per share. The warrants have an expiration date of April 4, 2009.

XETHANOL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

In connection with these offerings, the Company incurred cash transaction expenses of $2,468,397. The Company also issued, as additional compensation to the placement agent, 606,938 warrants to purchase shares of the Company’s common stock.

Investment in H2Diesel, Inc.

Effective April 14, 2006, the Company entered into an Investment Agreement (the “Agreement”) with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). That agreement was amended on June 15, 2006, effective as of April 14, 2006 (as so amended, the “Amended Agreement”). H2Diesel owns the exclusive license for a proprietary biodiesel conversion technology (the “Technology”) for North America, Central America and the Caribbean.

Under the terms of the Agreement, the Investors purchased 3,250,000 shares of H2Diesel common stock, H2Diesel issued to Xethanol a total of 2,600,000 shares of H2Diesel common stock, H2Diesel granted the Investors the right to purchase an additional 2,000,000 shares of its Common Stock for an aggregate purchase price of $5,000,000, H2Diesel granted Xethanol the right to purchase an additional 2,000,000 shares of its Common Stock at an aggregate purchase price of $3,600,000, and Xethanol granted the Investors the right to require it to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of Xethanol’s Common Stock (the “Put Rights”).

In connection with the Agreement, Xethanol and H2Diesel entered into a Management Agreement and Sublicense Agreement. Under the Management Agreement, Xethanol will manage the business of H2Diesel. Xethanol received 1,300,000 of the 2,600,000 issued to it by H2Diesel as a non-refundable fee for its services under the Management Agreement. Under the Sublicense Agreement, Xethanol was granted a non-exclusive sublicense to the Technology. Xethanol is obligated to pay certain royalties to H2Diesel based on sales of products utilizing the licensed technology, including a minimum royalty for the first 15 months of the term of the license of $2,000,000. The Sublicense Agreement has an initial term of 3 years and can be terminated by Xethanol at any time upon 30 days notice. H2Diesel may terminate at anytime upon 30 days notice, but only for cause. It automatically renews for successive one year periods provided there is no default.

On April 14, 2006, the Investors elected to exercise their Put Rights. Pursuant to the Put Rights, Xethanol purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock for 500,000 shares of Xethanol Common Stock. The Company recorded the issuance of the 500,000 shares at a value $5,425,000 based on the closing price of the Company’s stock on April 13, 2006.

As of April 30, 2006, the Company owns 5,850,000 shares of H2Diesel Common Stock which represents a 45% ownership interest in H2Diesel.

Conversion of Senior Secured Royalty Income Notes

On April 21, 2006, the holders of the Company’s $5,000,000 Senior Secured Royalty Income Notes (the “January ‘05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August ‘05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of common stock of the Company. The principal amounts of the Notes were convertible at a price equal to $4.00 per share.

XETHANOL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

In connection with the conversions, the Company issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of common stock at a purchase price of $12.50 to the holders of the January 05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of common stock at a purchase price of $12.50 to the holders of the August 05 Notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article Ten of our Certificate of Incorporation provides that our Directors and Officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Indemnification is permitted under circumstances where the Director or Officer is involved in a proceeding by reason of his status as a Director or Officer and includes situations in which a Director of Officer who, at our request, is serving or has served in various related capacities.

The indemnification permitted by Article Ten of our Certificate of Incorporation is not exclusive of any other rights permitted by law to which an individual seeking indemnification may otherwise be entitled through by-law provisions, agreements, vote of stockholders or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$8,050.00
Federal Taxes	--
State Taxes	--
Trustee and Transfer Agent Fees	--
Legal Fees and Expenses	85,000.00
Printing and Engraving Expenses	--
Blue Sky Fees	--
Accounting Fees and Expenses	4,000
Listing Fees	79,291.67
Miscellaneous	--
Total	$176,341.70

We will bear all fees and expenses incurred in connection with the registration of shares of our common stock in connection with this offering. The selling stockholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 26. Recent Sales of Unregistered Securities.

2006

Issuance of Equity Securities to Investors. On April 13, 2006, we concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with 100 investors (the “Investors”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Investor Purchase Agreement”). Those transactions resulted in the sale to the Investors of an aggregate of 6,697,827 shares of our $.001 par value common stock at a purchase price of $4.50 per share (the “Shares”), the issuance of our three-year Series A Warrants to purchase up to an aggregate of 1,339,605 shares of our common stock at an exercise price of $4.50 per share, and the issuance of our three-year Series B Warrants to purchase up to 669,846 shares of common stock at an exercise price of $6.85 per share.

In connection with these transactions we received $30,139,951 from the sale of the Shares and the Class A and Class B Warrants. Of that amount, we paid total commissions in the amount of $2,509,396.78 to certain placement agents. In addition, we issued Class A Warrants to purchase an aggregate of 606,938 shares of common stock to certain placement agents who provided services to us in connection with the sale of the Shares and the Class A Warrants and the Class B Warrants.  As a result of these transactions, we may receive up to an additional $8,759,443 over the next three years upon exercise by Investors and the placement agents of the Series A Warrants and up to an additional $4,588,445 over the next three years upon exercise by Investors of the Series B Warrants. .

In addition to the Investor Purchase Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors whereby we agreed to file a Registration Statement with the Securities and Exchange Commission on Form SB-2 or any other form appropriate for such purpose (the “Registration Statement”) within 30 days of the closing of the sale of the Shares. We are required to use best efforts to have the Registration Statement declared effective within 90 days (or, under certain circumstances, within 120 days) following the closing of the sale of the Shares.

The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions. The purchase price paid by the Investors as consideration for the common stock, the warrants, and other transactions contemplated by the Investor Purchase Agreement was determined through arm's-length negotiations between the parties.

The Investor Purchase Agreement, the Registration Rights Agreement, the form of Series A Warrant and the form of Series B Warrant have been included as exhibits to this registration statement. The Series A Warrants and the Series B Warrants that have been or will be issued to each Investor and to the placement agents are identical to the form of Series A Warrant and Series B Warrant included as exhibits, except as to the number of shares of common stock that are covered by such Warrants.

Issuance of Equity Securities to Goldman Sachs & Co. On April 13, 2006, we also concluded the transactions contemplated by a Securities Purchase Agreement dated as of April 3, 2006, with Goldman Sachs (“Goldman”) relating to the sale of our common stock, and the issuance of our Series A Warrants and Series B Warrants (“Goldman Purchase Agreement”). These transactions resulted in the sale of 888,889 shares of our $.001 par value common stock at a purchase price of $4.50 per share to Goldman and the issuance of our Series A Warrants to purchase up to 177,778 shares of our common stock at an exercise price of $4.50 per share and the issuance of our Series B Warrants to purchase up to 88,889 shares of common stock at an exercise price of $6.85 per share. We received $4,000,000 in connection with the purchase by Goldman of our common stock, .Series A Warrants and .Series B Warrants. We can receive up to an additional $800,001 over the next three years upon the exercise by Goldman of the Series A Warrants and up to an additional $608,889 over the next three years upon the exercise by Goldman of the Series B Warrants. Assuming the exercise by Goldman of all of its Series A and Series B Warrants, the total investment by Goldman would be $1,408,890.

The securities issued pursuant to the Goldman Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by Goldman in connection with the transactions. The purchase price paid by Goldman as consideration for the common stock, the warrants, and other transactions contemplated by the Goldman Purchase Agreement was determined through arm's-length negotiations between the parties.

Investment in H2Diesel, Inc. Effective April 14, 2006, we entered into an Investment Agreement with two institutional investors (the “Investors”) and H2Diesel, Inc. (“H2Diesel”). That agreement was amended on June 15, 2006, effective as of April 14, 2006 (as so amended, the “Amended Agreement”).  Under the terms of the Amended Agreement, among other things, the Investors purchased 3,250,000 shares of H2Diesel common stock and we granted the Investors the right to require us to purchase the shares of H2Diesel Common Stock owned by them in exchange for 500,000 shares of our common stock (the “Put Right”). On April 14, 2006, the Investors exercised their Put Rights, and we purchased the Investors’ 3,250,000 shares of H2Diesel Common Stock in exchange for 500,000 shares of our common stock. The securities issued pursuant to the Amended Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions

Conversion of Senior Secured Royalty Income Notes. On April 21, 2006, the holders of our $5,000,000 Senior Secured Royalty Income Notes (the “January ‘05 Notes”) and $1,600,000 Senior Secured Royalty Income Notes (the “August ‘05 Notes”) (together, the “Notes”) exercised their rights to convert the Notes into shares of our common stock. The principal amounts of the Notes were convertible at a price equal to $4.00 per share. In connection with the conversions, we issued 1,250,000 shares of common and a three-year warrant to purchase 250,000 shares of our common stock at a purchase price of $12.50 to the holders of the January ‘05 Notes and 400,000 shares and a three-year warrant to purchase 80,000 shares of our common stock at a purchase price of $12.50 to the holders of the August ‘05 Notes. The securities issued pursuant to the Investor Purchase Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act.

Warrants issued in Connection with Organization of CoastalXethanol, LLC. On May 30, 2006, we entered into an Organizational Agreement (“Organizational Agreement”) with Coastal Energy Development, Inc., pursuant to which, among other things, we issued to Coastal a warrant to purchase 200,000 shares of our Common Stock, par value $.001 per share, at a purchase price of $6.85 per share that is first exercisable on May 30, 2007 and is exercisable until May 30, 2010. We have granted Coastal certain registration rights with respect to the shares underlying that warrant.

In addition, in the event of a Change of Control of us, Coastal will have the right to exchange its interest in CoastalXethanol for our shares, at an exchange rate that is based upon the appraised value of Coastal’s interest in CoastalXethanol and 95% of our market price of Xethanol Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. We have also agreed to permit Coastal to require us to exchange Coastal’s interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. Coastal has agreed to permit us to require Coastal to exchange its interest in CoastalXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. In each case, the exchange rate will be set by mutual agreement or, if we and Coastal cannot agree, based upon the appraised value of Coastal’s interest in CoastalXethanol and the market price of our Common Stock for the 30 days preceding the completion of the valuation of Coastal’s interest in CoastalXethanol. The securities issued pursuant to the Organizational Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act .

Warrants issued in Connection with NewEnglandXethanol, LLC. On June 12, 2006, we entered into an Organizational Agreement with Global Energy and Management, LLC (“Global”) pursuant to which, among other things, we issued to Global a warrant to purchase 20,000 shares of our Common Stock at a purchase price of $6.85 per share that is first exercisable on the first anniversary of the date of the Organizational Agreement and expires on the fourth anniversary of the date of the Organizational Agreement. We have granted Global certain registration rights with respect to the shares underlying such warrants. In the event of a Change of Control of us, Global will have the right to exchange its interest in NewEnglandXethanol for shares of our Common Stock, at an exchange rate that is based upon the appraised value of Global’s interest in NewEnglandXethanol and 95% of the market price of our Common Stock for the 15 days preceding the completion of the valuation of Global’s interest in NewEnglandXethanol. We have also agreed to permit Global to require us to exchange its interest in NewEnglandXethanol for shares of our Common Stock after three years from the date of the Organizational Agreement. The exchange rate will be set by mutual agreement or, if we and Global cannot agree, based upon the appraised value of Global’s interest in NewEnglandXethanol and 90% of the closing price of our Common Stock for the 15 days preceding the completion of the valuation of Coastal’s interest in NewEnglandXethanol. The securities issued pursuant to the Organizational Agreement were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act

Shares issued in Connection with Acquisition of Advanced Biomass Gasification Technologies, Inc. Pursuant to an Agreement and Plan of Acquisition dated June 13, 2006, we purchased all of the shares of Advanced Biomass Gasification Technologies, Inc. (“ABGT”) from UTEK Corporation in exchange for 136,838 shares of our Common Stock. The securities issued pursuant to the Agreement and Plan of Acquisition were issued in reliance on the exemptions from the registration requirements of the Securities Act of 1933 (“Act”) provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The exemptions are claimed upon, among other things, certain representations made by each of the Investors in connection with the transactions

2004 - 2005

Our organizational history is important to an understanding of the description below of our issuance of securities during 2004-2005.

Xethanol Corporation, a corporation organized under the laws of the State of Delaware and referred to herein as “Old Xethanol,” commenced operations as a producer of ethanol and its co-products in 2000. In 2005, Old Xethanol structured a series of transactions, which are collectively referred to as a “reverse triangular merger”, for the purpose of gaining access to the capital markets.  In connection with these transactions, Zen Pottery Equipment, Inc., a publicly traded corporation organized under the laws of Colorado (“Zen”), organized Zen Acquisition Corp. as a wholly owned subsidiary under the laws of the State of Delaware (“Zen Acquisition”).  Thereafter, Zen Acquisition merged with and into Old Xethanol, which then became a wholly owned subsidiary of Zen.  Following an exchange of shares between the stockholders of Old Xethanol and Zen, Old Xethanol changed its name to Xethanol BioEnergy, Inc.  Zen then discontinued its previous business activities, reincorporated under the laws of the State of Delaware, changed its name to Xethanol Corporation, and succeeded to the business of Old Xethanol as its sole line of business.

In connection with the transaction described above, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,849 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,877. In our reverse merger transaction, the outstanding warrants of Old Xethanol prior to the transaction were amended to become warrants to purchase shares of our common stock on substantially the same terms as the previous warrants, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the exchange ratio in the merger. At the time of the merger, neither we nor Old Xethanol had any options outstanding.

The private offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The shares of our common stock issued to former holders of Old Xethanol common stock in connection with the reverse merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D (Rule 506) promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

National Securities Corporation and Neidiger, Tucker, Bruner Inc. served as co-placement agents and financial advisors in connection with the private offering. The co-placement agents and other advisors received an aggregate of $257,187 in sales commissions and 252,948 shares of our common stock. The net proceeds of the private offering exclude these sales commissions. For a more complete description of the reverse merger transaction and accompanying private offering, see our current report on Form 8-K, dated February 2, 2005 and filed with the SEC on March 15, 2005.

Following the reverse triangular merger, our Board of Directors adopted the Xethanol, Inc. 2005 Equity Compensation Plan, which was subsequently approved by our stockholders. Under this plan, we have issued 317,070 shares of restricted common stock and options to purchase an aggregate of 480,000 shares of common stock to certain directors, executives and other employees.

The transactions involving the issuance and sale of the restricted common stock and options under our equity compensation plan to certain directors, executives and other employees were structured in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereunder. We determined that the issuance of restricted common stock and options under our equity compensation plan to certain directors, executives and other employees are transactions not involving any public offering because such issuances were made to a limited number of our directors, officers and key employees who, at the time of issuance, each represented to us, among other things, that he was acquiring the securities for his own account and not with a view to the public distribution thereof, and that he understood that such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements thereof. Moreover, certificates evidencing such shares of restricted common stock each contain an appropriate restrictive legend stating that the securities have not been registered under the Securities Act and may not be offered or sold absent such registration or an applicable exemption, and appropriate “stop transfer” instructions have been maintained in respect of such shares.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on February 3, 2005, on January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade capacity at the facility to 7.5 million gallons of ethanol per year, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of Xethanol common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares), which is in excess of the $3.25 purchase price for shares sold in the private offering completed at the same time as the completion of our reverse merger transaction.

In addition, as previously disclosed in our Current Report on Form 8-K filed with the SEC on October 3, 2005, on August 8, 2005, we completed another transaction with the same two institutional investors and, at the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $1,600,000. The proceeds of the financing were used for general corporate purposes and to further the development and integration of Xethanol’s technologies. The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after August 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest thereon. The holders of the notes have the right to convert their notes into shares of Xethanol common stock at any time at a conversion price equal to $4.00 per share (equivalent to 400,000 shares).

The senior secured royalty income notes issued on January 19, 2005 and August 8, 2005, respectively, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. We determined that this offering of senior security royalty notes was exempt from registration because at the time of the issuance and sale thereof, the institutional investors each represented to us that it was an accredited investor, was purchasing the senior security royalty notes for its own account and not with a view to public distribution of the notes and had no agreement or understanding to distribute any of these notes. These notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

On October 18, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $40,000 of our common stock up to an aggregate of $20 million over a 25-month period, subject to earlier termination at our discretion. We may also, in our discretion, elect to sell more of our common stock to Fusion Capital than the minimum daily amount. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $2.00 per share. Under the terms of the common stock purchase agreement, we issued 303,556 shares of our common stock to Fusion Capital as a commitment fee and have agreed to reserve out of our authorized and unissued common stock, 5,000,000 shares solely for the purpose of effecting purchases of shares of our common stock by Fusion Capital. As of June 13, 2006, we had sold 1,894,699 shares for total gross proceeds $9,846,016 under that common stock purchase agreement.

This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering. We determined that this offering to Fusion Capital was exempt from registration because at the time of execution, Fusion Capital represented to us that it was an accredited investor, was entering into the common stock purchase agreement for its own account and not with a view to public distribution of the shares and had no agreement or understanding to distribute any of these shares. Also, in the common stock purchase agreement, we represented to Fusion Capital that the shares were not being registered under the Securities Act and could not be resold without prior registration.

Subsequent to the execution of the common stock purchase agreement with Fusion Capital, we filed a registration statement on Form SB-2 with the SEC to, among other things, register the resale of all of the shares of our common stock issuable under the Fusion Capital common stock purchase agreement under the Securities Act, including the 303,556 shares of our common stock issued to Fusion Capital as a commitment fee. This registration statement was declared effective by the SEC on December 28, 2005.

Item 27. Exhibits.

The following Exhibits are filed herewith:

Exhibit No.	Description of Exhibit

5.1	Opinion of Boylan, Brown, Code, Vigdor & Wilson, LLP as to the legality of the Shares of Common Stock.

23.1	Consent of Imowitz Koenig & Co., LLP.

23.2	Consent of Boylan, Brown, Code, Vigdor & Wilson, LLP (included in Exhibit 5.1).

The following Exhibits have been previously filed and are incorporated herein by reference to such filings:

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

3.2	By-Laws, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

4.1	Form of Senior Secured Royalty Income Notes issued by XethanolBioFuels, LLC, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

4.2	Specimen Common Stock Certificate, filed with our Prospectus Supplement No. 1 dated April 7, 2006 to Prospectus declared effective on December 28, 2005.

4.3	Form of Series A Warrants, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

4.4	Form of Series B Warrants, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

4.5	Certificate of Incorporation, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

4.6	By-Laws, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

10.1
Fund Warrant dated April 21, 2006 issued to Lucas Energy Total Return Master Fund by Xethanol Corporation, filed with our Current Report on Form 8-K, dated April 7, 2006, and filed with the SEC on April 26, 2006.

Exhibit No.	Description of Exhibit

10.2
Partners Warrant dated April 21, 2006 issued to Lucas Energy Total Return Partners, LTD by Xethanol Corporation, filed with our Current Report on Form 8-K, dated April 7, 2006, and filed with the SEC on April 26, 2006.

10.3
Investment Agreement, dated as of April 14, 2006, by and among Xethanol Corporation, a Delaware corporation, H2Diesel, Inc., a Delaware corporation, and the Investors, filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.4
Registration Rights Agreement dated as of April 14, 2006, by and among Xethanol Corporation and the Investors, filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.5
Management Agreement, dated as of April 14, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.6
Sublicense Agreement, dated as of April 14, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated April 14, 2006, and filed with the SEC on April 20, 2006.

10.7
Purchase Agreement, dated April 3, 2006, by and among Xethanol Corporation, a Delaware corporation, and the Investors, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.8
Registration Rights Agreement dated April 3, 2006 by and among Xethanol Corporation and the Investors, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.9	Form of Series A Warrant to be issued by Xethanol Corporation to the Investors and to Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.10	Form of Series B Warrant to be issued by Xethanol Corporation to the Investors and to Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.11
Purchase Agreement, dated April 3, 2006, by and among Xethanol Corporation, a Delaware corporation, and Goldman, filed with our Current Report on Form 8-K, dated April 3, 2006, and filed with the SEC on April 7, 2006.

10.12
Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master Fund, Ltd. and Lucas Energy Total Return Partners, LLC, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

10.13	Xethanol Corporation 2005 Incentive Compensation Plan, filed with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

10.14
Employment Agreement, dated as of February 2, 2005, between Christopher d’Arnaud-Taylor and Xethanol Corporation, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 11, 2005.

10.15
Employment Agreement, dated as of February 2, 2005, between Frank A Skryanz and Xethanol Corporation, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 11, 2005.

Exhibit No.	Description of Exhibit

10.16	Form of Private Placement Subscription Agreement, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on March 15, 2005.

10.17
Common Stock Purchase Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation, filed with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

10.18
Registration Rights Agreement, dated October 18, 2005, by and between the Fusion Capital Fund II, LLC and Xethanol Corporation, filed with our Current Report on Form 8-K, dated October 18, 2005, and filed with the SEC on October 19, 2005.

10.19
First Amendment to Investment Agreement, dated as of June 15, 2006, by and among Xethanol Corporation, a Delaware corporation, H2Diesel, Inc., a Delaware corporation, and the Investors, filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.20
Amended and Restated Sublicense Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.21
Technology Access Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.22
Agreement and Plan of Acquisition, dated as of June 13, 2006 by and between Advanced Biomass Gasification Technologies, Inc., UTEK Corporation and Xethanol Corporation., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.23
Base Research Agreement, dated as of May 24, 2006 between the University of North Dakota Energy and Environmental Research Center and Advanced Biomass Gasification Technologies, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

10.24
Exclusive Patent and Know-How Final License Agreement dated as of May 24, 2006 between the Energy and Environmental Research Center Foundation and Advanced Biomass Gasification Technologies, Inc., filed with our Current Report on Form 8-K, dated June 12, 2006, and filed with the SEC on June 16, 2006.

16.1	Letter on change in certifying accountant, filed with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 8, 2005.

21.1	Subsidiaries of the small business issuer, filed as Schedule 3.1(a) with the Prospectus Supplement No. 1 dated April 7, 2006 to Prospectus declared effective on December 28, 2005.

24.1	Power of Attorney, filed on the signature page of Annual Report on Form 10-KSB filed with the SEC on March 31, 2006.

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 16, 2006.

XETHANOL CORPORATION

Date: June 16, 2006	By:	/s/ Christopher d’Arnaud-Taylor
Christopher d’Arnaud-Taylor,
Chairman, President and Chief Executive Officer (principal executive officer)

Date: June 16, 2006	By:	/s/ Lawrence S. Bellone
Lawrence S. Bellone,
Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher d’Arnaud-Taylor* Christopher d’Arnaud-Taylor	Chairman, President and Chief Executive Officer	June 16, 2006

/s/ Lawrence S. Bellone Lawrence S. Bellone	Chief Financial Officer	June 16, 2006

/s/ Franz A. Skryanz* Franz A. Skryanz	Director, Vice President, Secretary and Treasurer	June 16, 2006

/s/ Louis B. Bernstein* Louis B. Bernstein	Director	June 16, 2006

/s/ Richard D. Ditoro * Richard D. Ditoro	Director	June 16, 2006

/s/ Richard L. Ritchie * Richard L. Ritchie	Director	June 16, 2006

/s/ Marc S. Goodman * Marc S. Goodman	Director	June 16, 2006

*By:/s/ Lawrence S. Bellone
Lawrence S. Bellone As Attorney-in-fact	Attorney-in-fact	June 16, 2006